Exhibit 99.2

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

SUPPLEMENT DATED NOVEMBER 18, 2019

(To Joint Proxy Statement/Prospectus dated October 9, 2019)

Dear Shareholders of Callon Petroleum Company and Carrizo Oil & Gas, Inc.:

On or about October 11, 2019, Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), mailed to you a joint proxy statement/prospectus dated October 9, 2019 (the “joint proxy statement/prospectus”) relating to special meetings of Callon’s and Carrizo’s respective shareholders (respectively, the “Callon special meeting” and “Carrizo special meeting” and together, the “special meetings”), originally scheduled to be held on November 14, 2019, to consider and vote on matters relating to the Agreement and Plan of Merger, dated as of July 14, 2019 (as previously amended by Amendment No. 1 to the Agreement and Plan of Merger, the “original merger agreement”), by and between Callon and Carrizo, providing for Callon’s acquisition of Carrizo pursuant to a merger between Callon and Carrizo, with Callon as the surviving corporation (the “merger”).

On November 13, 2019, Callon and Carrizo entered into Amendment No. 2 to the Agreement and Plan of Merger (the “amendment”) primarily to:

•	revise the exchange ratio from 2.05 to 1.75 (the “exchange ratio”),

•	eliminate the expense reimbursement and reduce the termination fee payable by Carrizo to Callon in connection with the termination of the merger agreement under specified circumstances,

•	increase the expense reimbursement payable by Callon to Carrizo in connection with the termination of the merger agreement under specified circumstances, and

•	reduce the total number of authorized shares of Callon common stock for which approval by Callon’s shareholders is being sought from 750 million shares to 525 million shares.

We refer to the original merger agreement, as amended, as the “merger agreement.”

In addition, on November 13, 2019, to remove any potential for confusion or uncertainty with its shareholders, the Callon Severance Pay Plan was amended (the “Callon severance plan amendment”) to, among other things, provide that executive officers are not eligible for severance benefits thereunder. As a result of this amendment, there is no compensation payable to Callon’s executive officers that is based on or otherwise relates to the merger. Accordingly, the non-binding advisory vote on executive compensation will no longer be held at the Callon special meeting.

On November 14, 2019, each of Callon and Carrizo convened and then adjourned, before conducting any business, their respective special meetings to provide their respective shareholders with time to consider and evaluate the merger in light of recent developments, including the amendment and the Callon severance plan amendment.

The Callon special meeting is scheduled to be reconvened and then adjourned, before conducting any business, on December 13, 2019, and reconvened to consider and vote on matters relating to the merger agreement on December 20, 2019, at 9:00 a.m. Central Time, in the Advice & Counsel meeting room of the Hotel ZaZa, 9787 Katy Freeway, Houston, Texas 77024. The record date of October 7, 2019 (the “Callon record date”), for determining the Callon shareholders entitled to notice of and to vote at the Callon special meeting on December 20, 2019, has not changed.

The Carrizo special meeting is scheduled to be reconvened to consider and vote on matters relating to the merger agreement on December 20, 2019, at 9:00 a.m. Central Time, at Two Allen Center, The Forum, 1200 Smith Street, 12th Floor, Houston, Texas 77002. The record date for determining the holders of Carrizo common stock entitled to notice of and to vote at the Carrizo special meeting on December 20, 2019 will be November 29, 2019 (the “Carrizo record date”).

The board of directors of Callon (the “Callon board”) has unanimously approved the merger agreement and has determined that the merger is appropriate, advisable and in the best interests of Callon and its shareholders. The Callon board continues to unanimously recommend that you vote “FOR” the Callon merger proposal, “FOR” the share issuance proposal, “FOR” the charter amendment proposal, and “FOR” the Callon adjournment proposal, each as described in this supplement, which we refer to collectively as the “Callon shareholder proposals.”

The board of directors of Carrizo (the “Carrizo board”) has unanimously approved the merger agreement and the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated hereby, including the merger. The Carrizo board continues to unanimously recommend that you vote “FOR” the Carrizo merger proposal, “FOR” the Carrizo compensation proposal, and “FOR” the Carrizo adjournment proposal, each as described in this supplement and in the joint proxy statement/prospectus, which we refer to collectively as the “Carrizo shareholder proposals.”

Your vote is very important. The merger agreement provides that the requisite shareholder approval of certain of the Callon shareholder proposals and Carrizo shareholder proposals is a condition to closing the merger, as more fully described in the joint proxy statement/prospectus under the section entitled “The Merger Agreement—Conditions to Completion of the Merger.” Since certain of the Callon shareholder proposals and Carrizo shareholder proposals require a majority of all outstanding shares or at least two-thirds of the outstanding shares of the respective company’s common stock entitled to vote as of the Callon record date and Carrizo record date, respectively, to vote for such proposals in order to be approved, a failure to vote has the same effect as a vote against certain of the Callon shareholder proposals and Carrizo shareholder proposals.

The proxy card or voting instruction form previously distributed to Callon shareholders remains valid. Votes of Callon shareholders previously submitted with respect to the Callon shareholder proposals will continue to be counted, unless such Callon shareholders revoke their proxy or change their voting instructions. Due to the Callon severance plan amendment, Callon shareholders will no longer be asked to approve, on a non-binding basis, the compensation that may be paid or become payable to Callon’s named executive officers that is based on or otherwise relates to the merger. Any votes previously submitted with respect to such proposal will be discarded and will have no effect. If you previously submitted a proxy card and desire to change your vote, we urge you to cast your vote as instructed on your proxy card or cast your vote in person or by delivering your proxy via telephone or via the Internet using the instructions on the proxy card, which will revoke any earlier dated proxy card that you submitted.

VOTES OF THE HOLDERS OF CARRIZO COMMON STOCK PREVIOUSLY SUBMITTED WITH RESPECT TO THE CARRIZO SHAREHOLDER PROPOSALS IN CONNECTION WITH THE MERGER WILL NOT BE COUNTED. YOU MUST SUBMIT A NEW PROXY (OR PROXIES) IN ORDER FOR YOUR VOTE TO BE COUNTED. A NEW CARRIZO PROXY CARD IS SUPPLIED WITH THIS SUPPLEMENT AND MAY BE USED TO APPOINT A PROXY TO VOTE AT THE CARRIZO SPECIAL MEETING. PLEASE COMPLETE, SIGN, DATE, AND RETURN THE NEW CARRIZO PROXY CARD PROMPTLY, OR CAST YOUR VOTE IN PERSON OR BY DELIVERING YOUR PROXY VIA TELEPHONE OR VIA THE INTERNET USING THE INSTRUCTIONS ON THE NEW CARRIZO PROXY CARD. Although the holders of Carrizo common stock who previously submitted proxies voted overwhelmingly in favor of the proposed merger, Carrizo is re-soliciting proxies in light of the decrease in exchange ratio. CARRIZO URGES YOU TO DISCARD ANY PROXY CARDS ORIGINALLY SENT TO YOU. ONLY VOTES RECEIVED USING THE NEW CARRIZO PROXY CARD WILL BE COUNTED.

Whether or not you plan to attend the Callon special meeting or Carrizo special meeting, as applicable, please read the joint proxy statement/prospectus and this supplement, and then cast your vote as promptly as possible. Please refer to the instructions on your proxy card for the deadlines for voting by phone, Internet or mail for your vote to be counted. Even if you plan to attend the Callon special meeting or Carrizo special meeting, as applicable, in person, we encourage you to vote before such date, so that your shares will be represented and voted at the Callon special meeting or Carrizo special meeting, as applicable, even if your plans change.

Attached you will find further information about the merger in light of the amendment and other recent developments. The information provided in the joint proxy statement/prospectus continues to apply, except as described in this supplement. To the extent information in this supplement differs from, updates or conflicts with information contained in the joint proxy statement/prospectus, the information in this supplement is the more current information and will supersede the information in the joint proxy statement/prospectus. We urge you to carefully read this supplement and the joint proxy statement/prospectus in their entirety, including the annexes and information incorporated by reference and the matters discussed in the joint proxy statement/prospectus under the section entitled “Risk Factors” and this supplement under the section entitled “Update to Risk Factors.” You may also find more information about Callon and Carrizo in documents filed with the Securities and Exchange Commission (the “SEC”) as described in this supplement under the section entitled “Where You Can Find More Information.”

Sincerely,

Joseph C. Gatto, Jr. President, Chief Executive Officer and Director Callon Petroleum Company	S.P. Johnson IV President, Chief Executive Officer and Director Carrizo Oil & Gas, Inc.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger described in the joint proxy statement/prospectus or this supplement or determined if the joint proxy statement/prospectus or this supplement is accurate or complete. Any representation to the contrary is a criminal offense.

CALLON PETROLEUM COMPANY

2000 W. Sam Houston Parkway S., Suite 2000

Houston, Texas 77042

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE RECONVENED ON DECEMBER 13, 2019 AND ON DECEMBER 20, 2019

Dear Shareholder:

You are cordially invited to attend the special meeting (the “Callon special meeting”) of Callon Petroleum Company (“Callon”), which was convened and adjourned, without conducting any business, on November 14, 2019, will be reconvened and adjourned, without conducting any business, on December 13, 2019, and then will be reconvened on December 20, 2019, at 9:00 a.m. Central Time, in the Advice & Counsel meeting room of the Hotel ZaZa, 9787 Katy Freeway, Houston, Texas 77024, for the following purposes:

•

Approve and adopt the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended by Amendment No. 1 to the Agreement and Plan of Merger and Amendment No. 2 to the Agreement and Plan of Merger, as it may be further amended from time to time, the “merger agreement”), by and between Callon and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”) (the “Callon merger proposal”);

•

Approve the issuance of shares of Callon common stock to holders of Carrizo common stock in connection with the merger contemplated by the merger agreement (the “share issuance” and such proposal, the “share issuance proposal”);

•

Approve and adopt an amendment to Callon’s certificate of incorporation to increase Callon’s authorized shares of common stock from 300 million shares to 525 million shares (the “charter amendment proposal”); and

•

Approve any motion to adjourn the Callon special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Callon merger proposal, the share issuance proposal, or the charter amendment proposal (the “Callon adjournment proposal” and together with the Callon merger proposal, the share issuance proposal, and the charter amendment proposal, the “Callon shareholder proposals”).

Callon will transact no other business at the Callon special meeting, except such business as may properly be brought before the Callon special meeting or any adjournments or postponements thereof by or at the direction of the Callon board of directors (the “Callon board”) in accordance with Callon’s bylaws. The joint proxy statement/prospectus dated as of October 9, 2019, which we mailed to you on or about October 11, 2019, and the accompanying supplement to the joint proxy statement/prospectus (the “supplement”) describe the proposals listed above in more detail. Please refer to the joint proxy statement/prospectus and the supplement, including the merger agreement and all other annexes and any documents incorporated by reference in each, for further information with respect to the business to be transacted at the Callon special meeting. You are encouraged to read each entire document carefully before voting. In particular, please see the section of the supplement entitled “Update to the Merger” and the section of the joint proxy statement/prospectus entitled “The Merger” for a description of the transactions contemplated by the merger agreement, including the share issuance, and the section of the joint proxy statement/prospectus entitled “Risk Factors” and the section of the supplement entitled “Update to Risk Factors” for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement, including the share issuance.

Approval of the Callon merger proposal and approval of the charter amendment proposal by the affirmative vote of the holders of a majority of the issued and outstanding shares of Callon common stock entitled to vote at the Callon special meeting, and approval of the share issuance proposal by the affirmative vote of a majority of votes cast by the holders of shares of Callon common stock entitled to vote thereon and present or represented by proxy at the Callon special meeting, are required to complete the merger, as contemplated under the merger agreement (the “merger”). Holders of Callon common stock (the “Callon shareholders”) will also be asked to approve the Callon adjournment proposal.

The Callon board has fixed the close of business on October 7, 2019 as the record date for the determination of the Callon shareholders entitled to receive notice of, and to vote at, the Callon special meeting or any adjournments or postponements thereof, and remains the record date for determining the Callon shareholders entitled to vote at the reconvened special meeting. Only Callon shareholders of record on the record date are entitled to receive notice of, and to vote at, the Callon special meeting or any adjournments or postponements thereof, so long as such shares remain outstanding on the date of the Callon special meeting. For additional information regarding the Callon special meeting, please see “Callon Special Meeting” of the accompanying supplement.

If you previously submitted a proxy for the special meeting, convened and adjourned on November 14, 2019, and your proxy has not subsequently been revoked, your proxy will be voted at the reconvened special meeting in the manner specified. If you have not previously voted or if you wish to revoke or change your vote, we urge you to complete, sign, date and promptly mail your enclosed proxy card or cast your vote in person or by delivering your proxy via telephone or via the Internet using the instructions on the proxy card.

The Callon board has (i) unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including the merger and the share issuance, are in the best interests of Callon, (ii) unanimously approved the execution, delivery, and performance by Callon of the merger agreement, the performance by Callon of its covenants and agreements contained therein and the consummation of the transactions contemplated by the merger agreement, including the merger and the share issuance, upon the terms and subject to the conditions therein, and (iii) unanimously directed that the approval and adoption of the merger agreement, approval of the share issuance, approval of the charter amendment proposal, and approval of the Callon adjournment proposal be submitted to Callon shareholders at the Callon special meeting. The Callon board continues to unanimously recommend that Callon shareholders vote “FOR” the Callon merger proposal, “FOR” the share issuance proposal, “FOR” the charter amendment proposal, and “FOR” the Callon adjournment proposal.

As a Callon shareholder, you play an important role in our company by considering and taking action on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

Please vote as promptly as possible, whether or not you plan to attend the Callon special meeting. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card, or (iii) signing and returning your proxy card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible Callon shareholder who is present at the Callon special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Callon special meeting in the manner described in the accompanying supplement.

Only Callon shareholders of record and beneficial owners of shares of Callon common stock on the Callon record date, holders of valid proxies for the Callon special meeting, and invited guests of Callon may attend the Callon special meeting. To attend the meeting in person, you will need to bring a valid government-issued photo identification, such as a driver’s license or passport. In addition, if you are a beneficial owner of shares of Callon stock on the Callon record date (October 7, 2019), you will need to bring proof of beneficial ownership of Callon common stock as of such date (such as an account statement from your broker showing shares held for your benefit as of October 7, 2019). If you are a proxy holder for a Callon shareholder who owned shares of Callon common stock as of the record date, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the shareholder who owned shares of Callon common stock as of the Callon record date.

If you have any questions concerning the Callon shareholder proposals, the merger, the joint proxy statement/prospectus, or the accompanying supplement, would like additional copies, or need help voting your shares of Callon common stock, please contact Callon’s proxy solicitors:

Innisfree M&A Incorporated

501 Madison Ave, 20th Floor

New York, New York 10022

Shareholders may call toll-free: (888) 750-5834

Banks and Brokers may call collect: (212) 750-5833

Your vote is very important. The merger between Callon and Carrizo cannot be completed without the approval of the Callon merger proposal and the charter amendment proposal by the affirmative vote of the holders of a majority of the issued and outstanding shares of Callon common stock entitled to vote at the Callon special meeting, and approval of the share issuance proposal by the affirmative vote of a majority of votes cast by Callon shareholders entitled to vote thereon and present or represented by proxy at the Callon special meeting. Abstentions, broker non-votes, and failures to submit a proxy or vote in person at the Callon special meeting will have the same effect as a vote “AGAINST” the Callon merger proposal and the charter amendment proposal. Abstentions will have the same effect as a vote “AGAINST” the share issuance proposal, and broker non-votes and failures to submit a proxy or vote in person at the Callon special meeting will have no effect on the share issuance proposal.

By order of the Board of Directors,

Michol L. Ecklund

Senior Vice President, General Counsel and Corporate Secretary

CARRIZO OIL & GAS, INC.

500 Dallas Street, Suite 2300

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE RECONVENED ON DECEMBER 20, 2019

Dear Shareholder:

You are cordially invited to attend the special meeting of shareholders (the “Carrizo special meeting”) of Carrizo Oil & Gas, Inc. (“Carrizo”), which was convened and adjourned, without conducting any business, on November 14, 2019, and will be reconvened on December 20, 2019, at 9:00 a.m. Central Time, at Two Allen Center, The Forum, 1200 Smith Street, 12th Floor, Houston, Texas 77002, for the following purposes:

•

Approve the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended by Amendment No. 1 to the Agreement and Plan of Merger and Amendment No. 2 to the Agreement and Plan of Merger, as it may be further amended from time to time, the “merger agreement”), by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo (the “Carrizo merger proposal”);

•

Approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Carrizo’s named executive officers that is based on or otherwise relates to the merger (as defined below) (the “Carrizo compensation proposal”); and

•

Approve any motion to adjourn the special meeting, if necessary to solicit additional proxies if there are not sufficient votes of holders of our common stock to approve the Carrizo merger proposal at the time of the Carrizo special meeting (the “Carrizo adjournment proposal”).

Carrizo will transact no other business at the Carrizo special meeting, except such business as may properly be brought before the Carrizo special meeting or any adjournments or postponements thereof by or at the direction of the Carrizo board of directors (the “Carrizo board”) in accordance with Carrizo’s bylaws. The joint proxy statement/prospectus dated as of October 9, 2019, which we mailed to you on or about October 11, 2019, and the accompanying supplement to the joint proxy statement/prospectus (the “supplement”) describe the proposals listed above in more detail. Please refer to the original merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus, and the amendment, a copy of which is attached as Annex A to the supplement, and all other annexes and any documents incorporated by reference in each, for further information with respect to the business to be transacted at the Carrizo special meeting. You are encouraged to read each entire document carefully before voting. In particular, please see the section of the supplement entitled “Update to the Merger” and the section of the joint proxy statement/prospectus entitled “The Merger” for a description of the transactions contemplated by the merger agreement and the section of the joint proxy statement/prospectus entitled “Risk Factors” and the section of the supplement entitled “Update to Risk Factors” for an explanation of the risks associated with the merger and the other transactions contemplated by the merger agreement.

Approval of the Carrizo merger proposal by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Carrizo common stock entitled to vote on the proposal is required to complete the merger between Carrizo and Callon, as contemplated under the merger agreement (the “merger”). Holders of Carrizo common stock will also be asked to approve the Carrizo compensation proposal and the Carrizo adjournment proposal.

The Carrizo board has fixed the close of business on November 29, 2019 as the record date for the determination of the holders of Carrizo common stock entitled to receive notice of, and to vote at, the reconvened Carrizo special meeting or any adjournments or postponements thereof. The holders of record of Carrizo common stock on the record date are the only Carrizo shareholders that are entitled to receive notice of, and to vote at, the Carrizo special meeting or any adjournments or postponements thereof, so long as such shares remain outstanding on the date of the Carrizo special meeting. For additional information regarding the Carrizo special meeting, please see “Carrizo Special Meeting” of the joint proxy statement/prospectus and of the accompanying supplement.

If you previously submitted a Carrizo proxy with respect to the proposals for the special meeting, convened and adjourned on November 14, 2019, your proxy will not be counted. You must submit a new proxy (or proxies) in order for your vote to be counted. A new Carrizo proxy card (the “New Carrizo Proxy Card”) is supplied with the supplement, which may be used to appoint a proxy to vote at the Carrizo special meeting. Please complete, sign, date and return the New Carrizo Proxy Card promptly or cast your vote in person or by delivering your proxy via telephone or via the Internet using the instructions on the New Carrizo Proxy Card. Although the holders of Carrizo common stock who previously submitted proxies voted overwhelmingly in favor of the proposed merger, Carrizo is re-soliciting proxies in light of the decrease in exchange ratio.

The Carrizo board has (i) unanimously approved the merger agreement and the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated hereby, including the merger, (ii) resolved to submit the merger agreement to a vote of Carrizo’s shareholders, and (iii) recommended approval of the merger agreement by the holders of Carrizo common stock. The Carrizo board continues to unanimously recommend that the holders of Carrizo common stock vote “FOR” the Carrizo merger proposal, “FOR” the Carrizo compensation proposal, and “FOR” the Carrizo adjournment proposal.

As a holder of Carrizo common stock, you play an important role in our company by considering and taking action on these matters. We appreciate the time and attention you invest in making thoughtful decisions.

Please vote as promptly as possible, whether or not you plan to attend the Carrizo special meeting. If your shares are held in the name of a broker, bank, or other nominee, please vote by following the instructions on the new voting instruction form furnished by the broker, bank, or other nominee. If you hold your shares in your own name, submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the New Carrizo Proxy Card, (ii) calling the toll-free number listed on the New Carrizo Proxy Card, or (iii) submitting your New Carrizo Proxy Card by mail by using the provided self-addressed, stamped envelope. Submitting a proxy will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of Carrizo common stock who is present at the Carrizo special meeting may vote in person, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the Carrizo special meeting in the manner described in the joint proxy statement/prospectus and the supplement or if you complete, sign, date and promptly mail your enclosed proxy card or by delivering your proxy via telephone or via the Internet using the instructions on the proxy card, which must be received prior to 11:59 p.m. Eastern Time, on December 19, 2019 (in which case only the new proxy is counted and the earlier proxy is revoked).

If you have any questions concerning the merger, the joint proxy statement/prospectus, or the accompanying supplement, would like additional copies, or need help voting your shares of Carrizo common stock, please contact Carrizo’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Carrizo@mackenziepartners.com

(212) 929-5500

Toll-Free: (800) 322-2885

Your vote is very important. Approval of the Carrizo merger proposal by holders of Carrizo common stock is a condition to the merger and requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Carrizo common stock entitled to vote on the proposal. Abstentions, broker non-votes, and failures to submit a proxy or vote in person at the Carrizo special meeting will have the same effect as a vote “AGAINST” the Carrizo merger proposal.

By Order of the Board of Directors,

L. Michael Kennington

Corporate Secretary

TABLE OF CONTENTS

INTRODUCTION

On July 14, 2019, Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to the Agreement and Plan of Merger, the “original merger agreement”), providing for Callon’s acquisition of Carrizo, pursuant to a merger between Callon and Carrizo, with Callon as the surviving corporation (the “merger”).

On or about October 11, 2019, Callon mailed to holders of record of Callon common stock, and Carrizo mailed to holders of record of Carrizo common stock, a joint proxy statement/prospectus for the solicitation of proxies in connection with the special meeting of Callon’s shareholders (the “Callon special meeting”) and the special meeting of Carrizo’s shareholders (the “Carrizo special meeting” and, together with the Callon special meeting, the “special meetings”) to vote upon, among other things, matters necessary to complete the merger (the “joint proxy statement/prospectus”).

On November 13, 2019, Callon and Carrizo entered into Amendment No. 2 to the Agreement and Plan of Merger (the “amendment”). Pursuant to the amendment, among other things, (i) at the effective time of the merger (the “effective time”), each outstanding share of Carrizo common stock, par value $0.01 per share (the “Carrizo common stock”), will be converted into the right to receive 1.75 shares of Callon common stock, par value $0.01 per share (the “Callon common stock”), instead of 2.05 shares of Callon common stock as provided in the original merger agreement, and (ii) in connection with the consummation of the merger, Callon will file a Certificate of Amendment with the Delaware Secretary of State to increase the number of authorized shares of Callon common stock from 300 million shares to 525 million shares, instead of the 750 million authorized shares of Callon common stock as provided under the original merger agreement. The amendment also reduces the termination fee and eliminates the expense reimbursement payable by Carrizo to Callon in connection with the termination of the merger agreement under specified circumstances and increases the expense reimbursement payable by Callon to Carrizo in connection with the termination of the merger agreement under specified circumstances. Please see “Update to the Merger Agreement” and Annex A for additional information about the terms of the amendment.

In addition, on November 13, 2019, to remove any potential for confusion or uncertainty with its shareholders, the Callon Severance Pay Plan was amended (the “Callon severance plan amendment”) to, among other things, provide that executive officers are not eligible for severance benefits thereunder. Prior to this amendment, as disclosed in the joint proxy statement/prospectus, all full-time regular employees of Callon (including its executive officers) were eligible for severance benefits thereunder. As a result of this amendment, there is no compensation payable to Callon’s executive officers that is based on or otherwise relates to the merger. Accordingly, the non-binding advisory vote on executive compensation will no longer be held at the Callon special meeting.

In connection with the merger, each share of 8.875% redeemable preferred stock of Carrizo, par value $0.01 per share (“Carrizo preferred stock”), is expected to be redeemed prior to the consummation of the merger (the “preferred stock redemption”). Callon and Carrizo expect that Carrizo will give notice to the holders of the Carrizo preferred stock of its election to redeem all of the preferred stock for cash on the closing date of the merger prior to the effective time. As previously disclosed in the Joint Proxy Statement/Prospectus, Callon is expected to incur additional indebtedness under its existing credit facility to fund the redemption. The redemption of the preferred stock is subject to a prescribed formula, which is detailed on page 184 of the Joint Proxy Statement/Prospectus.

The Callon special meeting and the Carrizo special meeting were both convened on November 14, 2019, as scheduled, and adjourned to provide the Callon and Carrizo shareholders with time to consider and evaluate the merger in light of recent developments, including the amendment and the Callon severance plan amendment. This supplement is being provided to you to update and supplement the joint proxy statement/prospectus to reflect, among other things, such recent developments.

The information provided in the joint proxy statement/prospectus continues to apply, except as described in this supplement. To the extent information in this supplement differs from, updates or conflicts with information contained in the joint proxy statement/prospectus, the information in this supplement is the more current information and will supersede the information in the joint proxy statement/prospectus. We urge you to carefully read the joint proxy statement/prospectus and this supplement in their entirety, including the annexes and information incorporated by reference and the matters discussed in the joint proxy statement/prospectus under the section entitled “Risk Factors.” You may also find more information about Callon and Carrizo in documents filed with the Securities and Exchange Commission (the “SEC”) as described in this supplement under the section entitled “Where You Can Find More Information.” Each term used but not defined in this supplement shall have the meaning given to such term in the joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This supplement and the documents to which Callon and Carrizo refer you or incorporate by reference into this supplement, as well as oral statements made or to be made by Callon and Carrizo, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act, and the United States Private Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this supplement, including those that address activities, events, or developments that Callon or Carrizo expects, believes, or anticipates will or may occur in the future, are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the merger, the expected timetable for completing the merger, pro forma descriptions of the combined company and its operations, integration and transition plans, synergies, opportunities, and anticipated future performance and any other statements regarding Carrizo’s or Callon’s future expectations, beliefs, plans, objectives, financial conditions, assumptions, or future events or performance that are not historical facts. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “should,” “could,” “would,” “may,” “might,” “foresee,” “plan,” “will,” “guidance,” “outlook,” “future,” “assume,” “forecast,” “focus,” “target,” “continue,” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking.

Callon and Carrizo caution investors that any forward-looking statements are subject to known and unknown risks and uncertainties, many of which are outside Callon’s and Carrizo’s control, and which may cause actual results and future trends to differ materially from those matters expressed in, or implied or projected by, such forward-looking statements, which speak only as of the date on which they were made. Investors are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties that could cause actual results to differ from those described in forward-looking statements include the following:

•	the merger agreement may be terminated in accordance with its terms and the merger may not be completed;

•	holders of Callon common stock (“Callon shareholders”) may not approve the Callon merger proposal, the share issuance proposal, or the charter amendment proposal (each, as defined below);

•	holders of Carrizo common stock (“Carrizo shareholders”) may not approve the Carrizo merger proposal (as defined below);

•

the Carrizo preferred stock may not be redeemed; if the holders thereof approve the merger, each share of Carrizo preferred stock would instead be converted automatically into and shall represent one share of 8.875% redeemable preferred stock, par value $0.01 per share, of Callon, as described in the joint proxy statement/prospectus;

•	the parties may not be able to satisfy the conditions to the completion of the merger in a timely manner or at all;

•	the merger may not be accretive, and may be dilutive, to Callon’s earnings per share, which may negatively affect the market price of Callon common stock;

•	Callon and Carrizo may incur significant transaction and other costs in connection with the merger in excess of those anticipated by Callon or Carrizo;

•	the combined company may fail to realize anticipated synergies or other benefits expected from the merger in the timeframe expected or at all;

•	the ultimate timing, outcome, and results of integrating the operations of Carrizo and Callon;

•	the merger and its announcement and/or completion could have an adverse effect on business or employee relationships;

•	the risk related to disruption of management time from ongoing business operations due to the merger;

•	the merger may disrupt current plans and operations that may harm Callon’s or Carrizo’s respective businesses;

•	the effects of the business combination of Carrizo and Callon, including the combined company’s future financial condition, results of operations, strategy, and plans;

•	changes in capital markets and the ability of the combined company to finance operations in the manner expected;

•	regulatory approval of the transaction;

•	any litigation relating to the merger; and

•	risks to Callon’s and Carrizo’s operating results and businesses generally, including the volatility of oil and natural gas prices and the uncertainty of estimates of oil and natural gas reserves.

The foregoing list of factors is not exhaustive. For further discussion of these and other risks, contingencies, and uncertainties applicable to Callon and Carrizo, please see “Risk Factors” in the joint proxy statement/prospectus and “Update to Risk Factors” in this supplement, “Item 1A. Risk Factors” in Callon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and “Item 1A. Risk Factors” in Carrizo’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as Callon’s and Carrizo’s other filings with the SEC incorporated herein by reference. Please see “Where You Can Find More Information” for more information about the SEC filings incorporated by reference into this supplement.

All subsequent written or oral forward-looking statements attributable to Callon, Carrizo, or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained in this section. Neither Callon nor Carrizo is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise, except as may be required by law.

ADDITIONAL QUESTIONS AND ANSWERS

The section of the joint proxy statement/prospectus entitled “Questions and Answers” is hereby supplemented as follows:

The following are some questions that you may have regarding the amendment, the merger, the issuance of shares of Callon common stock to Carrizo shareholders in connection with the merger, and other matters being considered at the Callon special meeting and Carrizo special meeting and the answers to those questions. Callon and Carrizo urge you to carefully read the entirety of this supplement and the joint proxy statement/prospectus, including the annexes hereto and thereto and the information incorporated therein, because the information in this section does not provide all the information that might be important to you with respect to the merger, the issuance of shares of Callon common stock in connection with the merger, and the other matters being considered at the Callon special meeting and the Carrizo special meeting.

Q:	Why am I receiving this supplement?

A:

This supplement is being furnished because, on November 13, 2019, Callon and Carrizo entered into the amendment, which, among other things, provides that at the effective time, each outstanding share of Carrizo common stock will be converted into the right to receive 1.75 shares of Callon common stock, instead of 2.05 shares of Callon common stock as provided in the original merger agreement. This supplement contains information about the amendment, the merger in light of the amendment, the Callon special meeting and the Carrizo special meeting and updates the joint proxy statement/prospectus, which was previously mailed to you on or about October 11, 2019.

In addition to the amendment, on November 13, 2019, to remove any potential for confusion or uncertainty with its shareholders, the Callon Severance Pay Plan was amended to, among other things, provide that executive officers are not eligible for severance benefits thereunder. Prior to this amendment, as disclosed in the joint proxy statement/prospectus, all full-time regular employees of Callon (including its executive officers) were eligible for severance benefits thereunder. As a result of this amendment, there is no compensation payable to Callon’s executive officers that is based on or otherwise relates to the merger. Accordingly, the non-binding advisory vote on executive compensation will no longer be held at the Callon special meeting.

Q:	What is the effect of the amendment?

A:

The amendment revises the merger consideration payable to Carrizo shareholders. Pursuant to the amendment, each outstanding share of Carrizo common stock will be converted into the right to receive 1.75 shares of Callon common stock, instead of 2.05 shares of Callon common stock as provided in the original merger agreement.

In addition, the amendment will similarly modify what the holders of Carrizo equity awards receive in the merger. For additional information regarding the treatment of Carrizo equity awards, please see “The Merger—Treatment of Carrizo Equity Awards in the Merger” in the joint proxy statement/prospectus.

The amendment also reduces the termination fee and eliminates the expense reimbursement payable by Carrizo to Callon in connection with the termination of the merger agreement under specified circumstances and increases the amount payable by Callon to Carrizo in connection with the termination of the merger agreement if Callon shareholders do not approve the merger. In addition, Callon agreed to convene its special meeting to consider the transactions contemplated by the merger agreement on November 14, 2019, and to immediately adjourn such meeting until December 13, 2019, which meeting shall also be convened and immediately adjourned to December 20, 2019. Carrizo agreed to convene its special meeting to consider the transactions contemplated by the merger agreement on November 14, 2019, and to immediately adjourn such meeting until December 20, 2019. See Annex A to this supplement for the complete terms of the amendment.

Q:	Have the terms of the merger otherwise changed?

A:	No. Other than as set forth in the amendment, the terms of the merger have not changed since the mailing of the joint proxy statement/prospectus.

Q:	Who will own Callon immediately following the merger?

A:

Callon and Carrizo estimate that, upon completion of the merger, Callon shareholders as of immediately prior to the merger will hold approximately 57.9% and Carrizo shareholders as of immediately prior to the merger will hold approximately 42.1% of the outstanding shares of Callon common stock (without giving effect to any shares of Callon common stock held by Carrizo shareholders prior to the merger). The exact equity stake of Carrizo shareholders in Callon immediately following the effective time will depend on the number of shares of Callon common stock and shares of Carrizo common stock issued and outstanding immediately prior to the effective time.

Q:	What will holders of Carrizo preferred stock receive?

A:

In connection with the merger, each issued and outstanding share of Carrizo preferred stock is expected to be redeemed prior to the consummation of the merger. The redemption of the Carrizo preferred stock is subject to a prescribed formula, which is summarized on page 184 of the joint proxy statement/prospectus.

Q:	Why were the special meetings that were convened on November 14, 2019, adjourned without conducting any business and scheduled to reconvene on December 20, 2019?

A:

The special meetings were adjourned without conducting any business to allow Callon and Carrizo to provide information regarding the amendment and other recent developments to their respective shareholders and to provide Callon and Carrizo shareholders with time to consider and evaluate such information.

Q:	When and where will the Callon special meeting be held?

A:

The Callon special meeting was convened on November 14, 2019, at 9:00 a.m. Central Time and immediately adjourned to provide Callon shareholders with time to consider and evaluate the merger in light of recent developments, including the amendment. The Callon special meeting will be reconvened and adjourned, without conducting any business, on December 13, 2019, and then will be reconvened on December 20, 2019, at 9:00 a.m. Central Time, in the Advice & Counsel meeting room of the Hotel ZaZa, 9787 Katy Freeway, Houston, Texas 77024.

Q:	When and where will the Carrizo special meeting be held?

A:

The Carrizo special meeting was convened on November 14, 2019, at 9:00 a.m. Central Time and immediately adjourned to provide Carrizo shareholders with time to consider and evaluate the merger in light of recent developments, including the amendment. The Carrizo special meeting will be reconvened on December 20, 2019, at 9:00 a.m. Central Time, at Two Allen Center, The Forum, 1200 Smith Street, 12th Floor, Houston, Texas 77002.

Q:	What is the purpose of the Callon special meeting?

A:	The purpose of the Callon special meeting is to vote upon the following proposals:

•	Approve and adopt the merger agreement (the “Callon merger proposal”);

•	Approve the issuance of shares of Callon common stock to Carrizo shareholders in connection with the merger (the “share issuance” and such proposal, the “share issuance proposal”);

•

Approve and adopt an amendment to Callon’s certificate of incorporation to increase Callon’s authorized shares of common stock from 300 million shares to 525 million shares (the “charter amendment proposal”); and

•

Approve any motion to adjourn the Callon special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the Callon merger proposal, the share issuance proposal, or the charter amendment proposal at the time of the Callon special meeting (the “Callon adjournment proposal” and, together with the Callon merger proposal, the share issuance proposal, and the charter amendment proposal, the “Callon shareholder proposals”).

On November 13, 2019, to remove any potential for confusion or uncertainty with its shareholders, the Callon Severance Pay Plan was amended to, among other things, provide that executive officers are not eligible for severance benefits thereunder. Prior to the Callon severance plan amendment, as disclosed in the joint proxy statement/prospectus, all full-time regular employees of Callon (including its executive officers) were eligible for severance benefits thereunder. As a result of this amendment, there is no compensation payable to Callon’s executive officers that is based on or otherwise relates to the merger. Accordingly, the non-binding advisory vote on executive compensation will no longer be held at the Callon special meeting.

Q:	What is the purpose of the Carrizo special meeting?

A:	The purpose of the Carrizo special meeting is to vote upon the following proposals:

•	Approve the merger agreement (the “Carrizo merger proposal”);

•

Approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Carrizo’s named executive officers that is based on or otherwise relates to the merger (the “Carrizo compensation proposal”); and

•

Approve any motion to adjourn the Carrizo special meeting, if necessary to solicit additional proxies if there are not sufficient votes to approve the Carrizo merger proposal at the time of the Carrizo special meeting (the “Carrizo adjournment proposal” and, together with the Carrizo merger proposal and the Carrizo compensation proposal, the “Carrizo shareholder proposals”).

Q:	How important is my vote?

A:

Your vote “FOR” each proposal presented at the Callon special meeting and Carrizo special meeting is very important and you are encouraged to submit a proxy as soon as possible. The merger cannot be completed without, among other things, the (i) approval of the Callon merger proposal and charter amendment proposal by the affirmative vote of the holders of a majority of the issued and outstanding shares of Callon common stock entitled to vote at the Callon special meeting, (ii) approval of the share issuance proposal by the affirmative vote of a majority of votes cast by Callon shareholders entitled to vote thereon and present or represented by proxy at the Callon special meeting, and (iii) approval of the Carrizo merger proposal by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Carrizo common stock entitled to vote on the proposal.

Callon. Approval of each of the Callon merger proposal and charter amendment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Callon common stock entitled to vote at the Callon special meeting. Accordingly, a Callon shareholder’s abstention from voting, a broker non-vote, or the failure of a Callon shareholder to vote will have the same effect as a vote “against” the Callon merger proposal and charter amendment proposal. Approval of the share issuance proposal requires the affirmative vote of a majority of votes cast by Callon shareholders entitled to vote thereon and present or represented by proxy at the Callon special meeting, and approval of the Callon adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Callon common stock entitled to vote thereon and present or represented by proxy at the Callon special meeting. Accordingly, a Callon shareholder’s abstention from voting will have the same effect as a vote “against” the share issuance proposal and the Callon adjournment proposal, while a broker non-vote or the failure of a Callon shareholder to vote will have no effect on the outcome of the share issuance proposal or the Callon adjournment proposal.

Carrizo. Approval of the Carrizo merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Carrizo common stock entitled to vote on the proposal. Accordingly, a Carrizo shareholder’s abstention from voting, a broker non-vote, or the failure of a Carrizo shareholder to vote will have the same effect as a vote “against” the Carrizo merger proposal. Approval of the Carrizo compensation proposal requires the affirmative vote of the holders of a majority of the shares of Carrizo common stock entitled to vote on such proposal and that voted for or against or expressly abstained with respect to such proposal. Accordingly, abstentions will have the same effect as a vote “against” the Carrizo compensation proposal, while a broker non-vote or the failure of a Carrizo shareholder to vote will have no effect on the Carrizo compensation proposal. The Carrizo adjournment proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Carrizo common stock entitled to vote on such proposal and that voted for or against or expressly abstained with respect to such proposal at the Carrizo special meeting. Accordingly, a Carrizo shareholder’s abstention from voting will have the same effect as a vote “against” the Carrizo adjournment proposal, while a broker non-vote or the failure of a Carrizo shareholder to vote will have no effect on the outcome of the Carrizo adjournment proposal.

Q:	How do the Callon board and the Carrizo board recommend that I vote?

A:	The board of directors of Callon (the “Callon board”) and the board of directors of Carrizo (the “Carrizo board”) have not changed their recommendations on how you should vote.

The Callon board continues to unanimously recommend that Callon shareholders vote “FOR” the Callon merger proposal, “FOR” the share issuance proposal, “FOR” the charter amendment proposal, and “FOR” the Callon adjournment proposal. For additional information regarding how the Callon board recommends that Callon shareholders vote, see the section entitled “Update to the Merger—Recommendation of the Callon Board of Directors and Reasons for the Merger” in this supplement and in the section of the joint proxy statement/prospectus entitled “The Merger—Recommendation of the Callon Board of Directors and Reasons for the Merger.”

The Carrizo board continues to unanimously recommend that Carrizo shareholders vote “FOR” the Carrizo merger proposal, “FOR” the Carrizo compensation proposal, and “FOR” the Carrizo adjournment proposal. For additional information regarding how the Carrizo board recommends that Carrizo shareholders vote, see “Update to the Merger—Recommendation of the Carrizo Board and Reasons for the Merger” in this supplement.

Q:	When do Callon and Carrizo expect to complete the merger?

A:	Callon and Carrizo currently expect to complete the merger in the fourth quarter of 2019. However, neither Callon nor Carrizo can predict the actual date on which the merger will be completed, nor can the parties ensure that the merger will be completed, because completion is subject to conditions beyond the control of either company. Please see “The Merger Agreement—Conditions to Completion of the Merger” in the joint proxy statement/prospectus.

Q:	Who can vote at, and what are the record dates of, each of the Callon special meeting and the Carrizo special meeting?

A:

All Callon shareholders who hold shares of Callon common stock of record at the close of business on October 7, 2019, the record date for the Callon special meeting (the “Callon record date”), are entitled to receive notice of and to vote at the Callon special meeting.

All Carrizo shareholders who hold shares of Carrizo common stock of record at the close of business on November 29, 2019, the record date for the Carrizo special meeting (the “Carrizo record date”), are entitled to receive notice of and to vote at the Carrizo special meeting.

Q:	What do I need to do now?

A:

After you have carefully read and considered the information contained in or incorporated by reference into the joint proxy statement/prospectus and this supplement, please submit your proxy via the internet or by telephone in accordance with the instructions set forth on the applicable enclosed proxy card, or complete, sign, date, and return the applicable enclosed proxy card in the postage-prepaid envelope provided as soon as possible so that your shares will be represented and voted at the Callon special meeting and/or the Carrizo special meeting, as applicable.

For additional information on voting procedures, please see “Callon Special Meeting” and “Carrizo Special Meeting” in the joint proxy statement/prospectus and in this supplement.

Q:	What should I do if I have already voted using the Callon proxy card you sent me earlier or online? Does my prior vote count? How can I change or revoke my vote?

A:	Valid proxies that have already been submitted will continue to be valid unless properly changed or revoked prior to the vote being taken at the Callon special meeting.

If you have already submitted a proxy and wish to change your vote, you may change or revoke your proxy at any time prior to the vote on the matters at the Callon special meeting or, if the Callon special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting.

If you have previously voted against any of the Callon shareholder proposals, Callon encourages you to reconsider your vote and to vote “FOR” the Callon shareholder proposals.

Callon shareholders may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the internet or by telephone, or by delivering written notice of revocation of the proxy to Callon’s corporate secretary at Callon’s principal executive offices in Houston, Texas before the beginning of the Callon special meeting. Callon shareholders may also revoke their proxies by attending the Callon special meeting and voting in person, although attendance at the Callon special meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If a Callon shareholder holds shares through a broker, bank, or other nominee, such shareholder must contact that nominee to revoke any prior voting instructions. Callon shareholders also may revoke any prior voting instructions by voting in person at the meeting if they obtain a “legal proxy” as described in the joint proxy statement/prospectus. For additional information, please see “Callon Special Meeting” in the joint proxy statement/prospectus and this supplement.

Q:	What should I do if I have already voted using the Carrizo proxy card you sent me earlier or online? Does my prior vote count? How can I change or revoke my vote?

A:

First, carefully read this supplement and the joint proxy statement/prospectus. It is necessary that you submit a new Carrizo proxy card (the “New Carrizo Proxy Card”) or new voting instruction form as to how your shares of Carrizo common stock should be voted at the Carrizo special meeting before the applicable deadline set forth below. ANY PREVIOUSLY SUBMITTED CARRIZO PROXY CARD OR VOTING INSTRUCTIONS IS INVALID, SO YOU MUST SUBMIT A NEW PROXY (OR PROXIES) OR NEW CARRIZO VOTING INSTRUCTION FORM IN ORDER FOR YOUR VOTE TO BE COUNTED.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE CARRIZO SPECIAL MEETING IN PERSON.

If you have previously voted against any of the Carrizo shareholder proposals, Carrizo encourages you to reconsider your vote and to vote “FOR” the Carrizo shareholder proposals.

Q:

Who can answer any questions I may have about the Callon special meeting, the Carrizo special meeting, the merger, or the transactions contemplated by the merger agreement, including the share issuance?

A:

If you have any questions about the Callon special meeting, the Carrizo special meeting, the merger, the share issuance proposal, the charter amendment proposal, or how to submit your proxy, or if you need additional copies of this supplement, the joint proxy statement/prospectus or documents incorporated by reference therein, the enclosed proxy card or voting instructions, you should contact:

For Callon shareholders:

Callon Petroleum Company
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042
Attention: Investor Relations
(281) 589-5200
IR@callon.com

Innisfree M&A Incorporated
501 Madison Ave, 20th Floor
New York, New York 10022
Shareholders may call toll-free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

For Carrizo shareholders:

Carrizo Oil & Gas, Inc.
500 Dallas Street, Suite 2300
Houston, Texas 77002
Attention: Investor Relations
(713) 328-1055
IR@carrizo.com

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Carrizo@mackenziepartners.com
(212) 929-5500
Toll-Free: (800) 322-2885

UPDATE TO RISK FACTORS

The section of the joint proxy statement/prospectus entitled “Risk Factors” is hereby supplemented as follows:

In addition to the other information contained in or incorporated by reference into this supplement and the joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements,” Callon shareholders should carefully consider the following risk factors and the risk factors contained in the joint proxy statement/prospectus before deciding whether to vote for the Callon shareholder proposals, and Carrizo shareholders should carefully consider the following risk factors and the risk factors contained in the joint proxy statement/prospectus before deciding whether to vote for the Carrizo shareholder proposals.

Because the exchange ratio is fixed and because the market price of Callon common stock may fluctuate, the value of the shares of Callon common stock that Carrizo shareholders will receive in the merger is uncertain.

At the effective time, each share of Carrizo common stock will be cancelled and converted into the right to receive 1.75 shares of Callon common stock, with cash paid in lieu of the issuance of fractional shares, if any. If applicable, the exchange ratio will be adjusted appropriately to fully reflect the effect of any stock dividend, subdivision, reorganization, reclassification, stock split, or other similar change with respect to the shares of Callon common stock or Carrizo common stock prior to the completion of the merger. The exchange ratio will not, however, be adjusted for changes in the market price of either Callon or Carrizo common stock between the date on which the amendment was signed and the effective time of the merger. The market value of Callon common stock has fluctuated in the past, and may fluctuate during and after such period, as a result of a variety of factors, including general market and economic conditions, changes in Callon’s business, operations, prospects, financial condition, and regulatory considerations. Such factors are difficult to predict and, in many cases, may be beyond Callon’s control. Consequently, at the time Carrizo shareholders must decide whether to approve the Carrizo merger proposal and at the time Callon shareholders must decide whether to approve the Callon shareholder proposals, they will not know, or be able to determine, the actual market value of the shares of Callon common stock that Carrizo shareholders will receive when the merger is completed. The actual value of such shares at the completion of the merger will depend on the market value of the shares of Callon common stock at that time. This market value may differ, possibly materially, from the market value of such shares at the time the amendment was entered into or at the time of the Callon special meeting or Carrizo special meeting. Callon and Carrizo shareholders should obtain current stock quotations for Callon and Carrizo common stock before voting on the Callon shareholder proposals and the Carrizo merger proposal, respectively.

The merger agreement contains provisions that limit Callon’s and Carrizo’s abilities to pursue alternatives to the merger, could discourage a potential competing acquiror of Callon or Carrizo from making a favorable alternative transaction proposal and, in specified circumstances, Callon may be required to pay Carrizo a termination fee of $57.0 million, or Carrizo may be required to pay Callon a termination fee of $47.4 million or in some circumstances, $20.0 million.

The merger agreement contains certain provisions that restrict Callon’s and Carrizo’s ability to solicit, initiate, or knowingly facilitate or knowingly encourage, among other things, any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a takeover proposal, engage in, continue, or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information regarding Callon or Carrizo, as applicable, in connection with or for the purpose of encouraging or facilitating, a takeover proposal. Further, even if the Callon board or Carrizo board changes its recommendation with respect to the Callon shareholder proposals or the Carrizo merger proposal, respectively, unless the merger agreement has been terminated in accordance with its terms, Callon and Carrizo will still be required to submit the Callon shareholder proposals and the Carrizo merger proposal, respectively, to a vote at its special meeting. In addition, the other party generally has an opportunity to offer to modify the terms of the merger in response to any takeover proposal before a party’s board of directors may change its recommendation with respect to such proposals.

If the merger agreement is terminated under certain specified circumstances, including the following, Callon would be required to pay Carrizo a termination fee of $57.0 million: (i) the Callon board changes its recommendation with respect to the transactions contemplated by the merger agreement, or Callon willfully breaches its non-solicitation obligations under the merger agreement, or (ii) Callon enters into a definitive agreement for a takeover proposal or consummates such transaction within 12 months after termination of the merger agreement and prior to that either (a) the Callon shareholder approval was not obtained, (b) Callon breached or failed to perform any of its representations, warranties, covenants, or other agreements in the merger agreement that could not be or was not cured in accordance with the terms of the merger agreement and such breach or failure to perform would cause applicable closing conditions not to be satisfied, or (c) the merger was not consummated by February 14, 2020 (with a possible extension to April 14, 2020 if all of the conditions to closing other than certain specified conditions have been satisfied). If the merger agreement is terminated under certain specified circumstances, including the following, Carrizo would be required to pay Callon a reduced termination fee of $20.0 million: (i) the Carrizo board changes its recommendation with respect to the transactions contemplated by the merger agreement or (ii) Carrizo enters into a definitive agreement for a takeover proposal or consummates such transaction within 12 months after termination of the merger agreement, in each case when a takeover proposal was announced and not withdrawn either five business days prior to the termination of the merger agreement or the special meeting of Carrizo’s shareholders to approve the merger, as applicable, and prior to that either (A) the Carrizo shareholder approval was not obtained, (B) Carrizo breached or failed to perform any of its representations, warranties, covenants, or other agreements in the merger agreement that could not be or was not cured in accordance with the terms of the merger agreement and such breach or failure to perform would cause applicable closing conditions not to be satisfied, or (C) the merger was not consummated by February 14, 2020 (with a possible extension to April 14, 2020 if all of the conditions to closing other than certain specified conditions have been satisfied). In circumstances where a termination fee is payable by Carrizo as a result of Carrizo willfully breaching its non-solicitation obligations under the merger agreement, Carrizo would be required to pay Callon a termination fee of $47.4 million.

If the merger agreement is terminated because Callon shareholders do not approve the merger, Callon would be required to pay Carrizo $10.0 million. In addition, the amendment eliminates the expense reimbursement payable by Carrizo to Callon in connection with the termination of the merger agreement following a failure to obtain the approval of Carrizo shareholders in situations where a termination fee would not otherwise be payable. Please see “The Merger Agreement—No Solicitation of Alternative Proposals,” “The Merger Agreement—Termination of the Merger Agreement,” and “The Merger Agreement—Expenses and Termination Fees Relating to the Termination of the Merger Agreement” in the joint proxy statement/prospectus.

These provisions could discourage a potential third-party acquiror or merger partner that might have an interest in acquiring all or a significant portion of Callon or Carrizo in pursuing an alternative transaction with either from considering or proposing such a transaction, even if, in the case of an acquisition of Carrizo, it were prepared to pay consideration with a higher per share price than the per share price proposed to be received in the merger or might result in a potential third-party acquiror or merger partner proposing to pay a lower price to the Callon or Carrizo shareholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

Current Callon shareholders and current Carrizo shareholders will have reduced ownership in the combined company.

Based on the number of issued and outstanding shares of Carrizo common stock as of November 13, 2019, and the number of outstanding Carrizo equity awards currently estimated to be payable in shares of Callon common stock in connection with the merger, Callon anticipates issuing up to approximately 168.3 million shares of Callon common stock pursuant to the merger agreement. The actual number of shares of Callon common stock to be issued pursuant to the merger agreement will be determined at the completion of the merger based on the number of shares of Carrizo common stock outstanding immediately prior to such time. The issuance of these new shares could have the effect of depressing the market price of Callon common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Callon’s earnings per share could cause the price of Callon common stock to decline or increase at a reduced rate.

Immediately after the completion of the merger, it is expected that current Callon shareholders will own approximately 57.9%, and Carrizo shareholders will own approximately 42.1%, of the combined company’s outstanding common stock. As a result, Callon’s current shareholders and Carrizo’s current shareholders will have less influence on the policies of the combined company than they currently have on the policies of Callon and Carrizo, respectively.

The opinions rendered to Callon and Carrizo from their respective financial advisors will not reflect changes in circumstances between the dates of such opinions and the completion of the merger.

On November 13, 2019, at a meeting of the Callon board, J.P. Morgan rendered its oral opinion to the Callon board, subsequently confirmed by delivery of a written opinion dated the same date, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Callon. On November 13, 2019, at a meeting of the Carrizo board, RBC Capital Markets, LLC (“RBCCM”) rendered its oral opinion to the Carrizo board, subsequently confirmed by delivery of a written opinion dated the same date, that, as of such date and based upon and subject to the assumptions, qualifications, limitations, and other matters set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Carrizo common stock. On November 13, 2019, at a meeting of the Carrizo board, Lazard Frères & Co. LLC (“Lazard”) rendered its oral opinion to the Carrizo board, subsequently confirmed in writing by delivery of Lazard’s opinion letter dated November 13, 2019, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications, and limitations set forth in Lazard’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Carrizo common stock (other than holders of excluded shares).

Neither Callon nor Carrizo has obtained or plans to obtain, updated opinions regarding the fairness, from a financial point of view, of the exchange ratio as of the date of this supplement or prior to the completion of the merger from J.P. Morgan, RBCCM, or Lazard. None of J.P. Morgan, RBCCM, and Lazard assumed any obligation to update, revise, or reaffirm their respective opinions. Each of J.P. Morgan’s opinion, RBCCM’s opinion, and Lazard’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to each of J.P. Morgan, RBCCM, and Lazard, as applicable, only as of the dates of the respective opinions of J.P. Morgan, RBCCM, and Lazard and does not address the fairness of the exchange ratio, from a financial point of view, at the time the merger is completed. Changes in the business, operations, prospects, or financial condition of Callon or Carrizo, general economic, monetary, market, and other conditions, commodity prices, and other factors that may be beyond the control of Callon and Carrizo, and on which J.P. Morgan’s opinion, RBCCM’s opinion, and Lazard’s opinion were based, may alter the value of Carrizo or Callon or the prices of shares of Callon or Carrizo common stock by the time the merger is completed. The opinions of J.P. Morgan, RBCCM, and Lazard do not speak as of any date other than the respective dates of such opinions. For a description of the opinions that each of the Callon board and the Carrizo board received from their respective financial advisors, please see “Update to the Merger—Opinion of Callon’s Financial Advisor” and “Update to the Merger—Opinions of Carrizo’s Financial Advisors” in this supplement.

UPDATE TO THE MERGER

The section of the joint proxy statement/prospectus entitled “The Merger” is hereby supplemented as follows:

Background of the Transaction

The joint proxy statement/prospectus describes the background of the transaction up to and including July 15, 2019, the date the merger agreement was announced in a joint press release of the parties. The discussion below supplements that description up to and including the date of this supplement.

Since July 15, 2019, members of the executive management teams of Callon and Carrizo and their respective proxy solicitors have engaged in numerous discussions with various shareholders of Callon and Carrizo as well as investment research analysts regarding the terms of the merger and the expected benefits of the transaction. During this time, members of the executive management teams of Callon and Carrizo evaluated changing commodity prices, market concerns regarding macroeconomic demand expectations, the potential of over-supply, perceived investor appetite for SMID-cap investments in the upstream sector, declining access to capital for exploration and production companies, and the fact that two low-premium business combination transactions for similarly situated exploration and production companies were announced following the execution of the merger agreement. Representatives of each of Callon and Carrizo periodically updated their respective counterparts on the status of discussions with their shareholders and shared preliminary voting results from time to time ahead of each company’s scheduled special meeting.

During the week of July 15, 2019, Callon engaged an integration advisory firm to begin formalizing plans for combining the two companies. Since that time, a cross-functional team led by a steering committee of four senior executives from each of Callon and Carrizo has been planning for the integration of the organizations, operations and systems upon closing of the transaction. The integration effort has also developed more specific and actionable plans for the combined company to capture G&A and operational synergies.

On September 4, 2019, representatives of Callon met with representatives of Paulson & Co. Inc. (“Paulson”) to discuss, among other things, Callon’s continued belief in the merits of the transaction. Representatives of Paulson asked several questions regarding the merits of the transaction, including with respect to Carrizo’s assets in the Eagle Ford basin and plans for additional disclosure as a pro forma company. Representatives of Callon indicated that Callon would endeavor to expand on those details, among others, in its proxy solicitation materials, and address additional questions from Paulson moving forward.

On September 9, 2019, Paulson filed a Schedule 13D announcing that it had acquired 9.5% of Callon’s outstanding common stock, which was accumulated between July 15 and August 14, 2019, after the announcement of the transaction. The Schedule 13D included as an exhibit an accompanying letter stating, among other things, that it intended to vote against the transaction in part due to its view that the premium paid for Carrizo was “unwarranted.”

On September 15, 2019, the Callon board held a teleconference to discuss, among other things, Callon’s response to Paulson’s letter and its ongoing shareholder engagement efforts. The Callon board also considered management’s recommendation to engage Goldman, Sachs & Co. (“Goldman”) for advice with respect to the transaction after assessing several potential financial advisors. Later that week, Callon engaged Goldman.

On October 1, 2019, Messrs. Gatto and Johnson met in person to discuss feedback from their respective meetings with shareholders of Callon and Carrizo as well as upcoming events and shareholder outreach initiatives in advance of Callon’s and Carrizo’s respective special meetings of the shareholders to consider the transaction. Each agreed to share the information with their respective boards for further consideration.

On October 7, 2019, the Callon board convened telephonically for a board update and to discuss, among other things, general market conditions, proxy solicitation matters, integration planning efforts with respect to the merger, and preparations regarding Callon’s upcoming meetings with Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), two of the leading independent U.S. proxy advisory firms.

On October 10, 2019, together with the filing of the definitive joint proxy statement/prospectus, Callon issued a press release reiterating the strategic merits of the transaction and naming the three directors from the Carrizo board that would join the Callon board after consummation of the transaction.

On October 22, 2019, Callon received a letter from Paulson, which Paulson disclosed through an amended Schedule 13D stating, among other things, that Paulson persisted in its belief that the transaction is not in Callon’s best interests.

Later that same day, Messrs. L. Richard Flury, Larry D. McVay, Joseph C. Gatto, Jr., and James P. Ulm, together with certain of Callon’s advisors, met with representatives of ISS to discuss the transaction. The parties in attendance referenced the press release and accompanying investor presentation Callon had issued that same day. The next day, representatives of Glass Lewis discussed the transaction with Messrs. Flury, Gatto, and Ulm.

On October 23, 2019, Callon issued a press release correcting certain statements contained in the materials Paulson issued the day prior.

On October 25, 2019, certain representatives of Callon convened telephonically with representatives of ISS to discuss matters arising out of their meeting earlier that week.

On November 1, 2019, ISS recommended that Callon shareholders vote against the proposals. Also on November 1, 2019, the Callon board held a teleconference to discuss the ISS recommendation, upcoming earnings releases, and the anticipated challenges of Callon obtaining shareholder approval.

On the morning of November 4, 2019, Callon issued a press release in response to the ISS recommendation, urging shareholders to vote “for” the transaction. Later that day, Mr. Gatto called Mr. Johnson to provide an update on the Callon proxy solicitation efforts. Mr. Gatto explained that Callon remained committed to supporting the transaction, but that following the negative ISS recommendation he did not believe that Callon shareholders would approve the merger. He indicated that Callon would continue to solicit proxies and hoped that Glass Lewis would issue a favorable voting recommendation. Mr. Gatto said that Callon was willing, however, to negotiate a reduction in the common stock exchange ratio in an attempt to successfully obtain the required approval by Callon’s shareholders. Mr. Johnson explained that he did not know if his board of directors would consider renegotiating the exchange ratio in order to proceed with the merger.

Later, on November 4, 2019, the Carrizo board met, together with members of Carrizo management, and representatives of each of Baker Botts and MacKenzie Partners, Inc. (“MacKenzie”), Carrizo’s proxy solicitors. Mr. Johnson provided an update on the status of the transaction and the proxy solicitation efforts by both Callon and Carrizo. He then discussed Callon’s expression of interest in negotiating an amendment to the common stock exchange ratio in the merger. A representative from MacKenzie discussed the most recent preliminary voting results from both Callon and Carrizo, the steps required to obtain the vote and the challenges for Callon to achieve its required shareholder approval. The Carrizo board determined that it was premature to enter into any discussions regarding renegotiation of the exchange ratio prior to the release of the voting recommendation of Glass Lewis and prior to the receipt of an actual proposal from Callon. The Carrizo board directed Mr. Johnson to continue discussions with Callon to understand and evaluate any revised terms and to report back to the Carrizo board.

On November 5, 2019, Glass Lewis recommended that Callon shareholders vote against the proposals.

On November 5 through 7, 2019, the Callon board convened a regularly scheduled meeting and was joined at various times by representatives of each of J.P. Morgan, Goldman and Kirkland. Among other matters, the Callon board discussed the current macroeconomic landscape, dynamics unique to exploration and production and SMID cap companies, and shareholder feedback Callon had received to date regarding the transaction. The Strategic Planning Committee, comprised of all the independent members of the Callon board, separately convened to discuss the status of the transaction and the potential outlook for Callon as a standalone company. After discussion and input from its advisors, the Callon board resolved to reiterate its support of the transaction and the underlying commercial rationale. In light of the shareholder feedback received by Callon to date and projected voting results, the Callon board also authorized Messrs. Flury and Gatto to engage with certain members of the Carrizo board regarding a revision to the terms of the transaction.

On November 6, 2019, Paulson filed a further amended Schedule 13D announcing that Paulson voted all of its beneficially owned shares against the transaction

On November 7, 2019, Mr. Flury proposed to Mr. Webster that the parties meet to discuss the transaction. That same day, Messrs. Flury, Gatto, Webster and Johnson met in person. During this meeting, Messrs. Flury and Gatto conveyed Callon’s latest preliminary voting results, which indicated that Callon’s shareholders would not approve the merger. The Callon representatives stated their belief that Callon shareholders would likely approve the merger at an exchange ratio that was in line with then-current market trading levels, which were indicating an exchange ratio around 1.70 shares of Callon common stock for each share of Carrizo common stock. Messrs. Flury and Gatto proposed using a new exchange ratio of 1.70 and requested that any revised agreement be concluded before Monday, November 11, 2019. Messrs. Webster and Johnson said that they would relay this offer to the rest of the Carrizo board. The parties discussed the possibility of amending the merger agreement to revise the exchange ratio and adjourning the special meetings of Callon and Carrizo to a later date. The parties did not make any decisions at that time, other than to discuss more at a later date.

Later that day, representatives of each of Baker Botts and Kirkland held a telephonic meeting to discuss logistical and technical matters regarding the timing of holding each party’s special meeting in the event of a renegotiated exchange ratio.

On November 8, 2019, the Carrizo board met, together with members of Carrizo management and representatives of each of RBCCM, Lazard, Baker Botts and MacKenzie, to discuss the proposal by Callon to amend the exchange ratio to 1.70 shares of Callon common stock for each share of Carrizo stock. The Carrizo board first discussed the current merger and acquisition market, including the trend towards lower premium deals in the exploration and production industry. The Carrizo board reviewed updated information that had been prepared by representatives of RBCCM reflecting various potential exchange ratios, the implied premiums for such exchange ratios, and the resulting implied Carrizo shareholder ownership of the combined company. The Carrizo board also discussed the process for adjourning the special meetings scheduled on November 14, 2019 in order to allow shareholders time to consider recent developments regarding the merger. A representative of MacKenzie discussed Callon’s and Carrizo’s most recent preliminary voting results and the effect and role played by ISS and Glass Lewis in the voting process. The Carrizo board considered the widening spread between the agreed merger consideration and the differences in the trading values of the two company’s shares, implying increasing investor sentiment that the transaction would not close under the existing terms. The Carrizo board directed Carrizo’s financial advisors to begin updating their respective analyses of the transaction if the exchange ratio were to be revised lower and to be prepared to discuss the results at a meeting on November 12. Carrizo’s management was also asked to continue to work toward updating its analysis of Callon, Carrizo and the transaction. The Carrizo board also discussed other possible terms of an amended merger agreement, including a “go-shop” provision for Carrizo’s benefit that would permit Carrizo to seek an alternative transaction for a period following announcement of the amendment, revised termination fees and revised expense reimbursement provisions. The Carrizo board authorized Messrs. Webster and Johnson to continue to discuss the exchange ratio and other potential terms of an amendment to the merger agreement with Callon.

On November 9, 2019, Messrs. Flury, Gatto, Webster and Johnson continued their discussion regarding the transaction telephonically, specifically with respect to Callon’s proposal for a revised exchange ratio, premiums that had been paid in recent transactions involving publicly traded oil and gas companies, and modification of certain other provisions in the merger agreement, as well as a potential timeline for reaching agreement. Mr. Johnson suggested a go-shop provision for Carrizo in connection with a renegotiation of the exchange ratio. Mr. Gatto responded that a go-shop was not appropriate following the thorough process that Carrizo had conducted with multiple interested parties, but Callon was open to other modifications to the merger agreement that would provide Carrizo’s shareholders improved insight into potential bona fide interest from third parties under a revised exchange ratio scenario. He also suggested that any such provision be reciprocal to both parties, which was opposed by Mr. Johnson. The parties did not come to any resolution on a revised exchange ratio or other terms in the merger agreement.

The next day, members of Carrizo’s management and financial and legal advisors met to discuss the advantages, and disadvantages, of unilateral and mutual go-shop provisions, as well as the impact of reducing Carrizo’s termination fee. Later that day, Messrs. Gatto, Johnson and Morton and Ms. Ecklund, together with representatives of Kirkland and Baker Botts, convened telephonically to discuss, among other things, the procedural mechanics of a supplement to the joint proxy statement/prospectus and holding each party’s special meetings in the event that the terms of the transaction were amended.

That same week and at the request of the Callon board, representatives of J.P. Morgan refreshed their net asset value analysis, public trading multiple analysis, and other financial metrics in preparation for a potential Callon board meeting later that week.

On November 11, 2019, Messrs. Gatto and Johnson discussed telephonically certain matters with respect to the proposed amendment. They discussed their respective perceptions of market sentiment regarding an acceptable exchange ratio but did not come to any resolution on a revised exchange ratio. Mr. Johnson and Mr. Gatto also discussed the potential for allowing Carrizo a unilateral go-shop right in connection with any amendment. Mr. Gatto continued to oppose a unilateral go-shop provision in favor of Carrizo but offered to consider a reduced termination fee to be paid by Carrizo. Mr. Johnson also requested that Carrizo be paid $10 million dollars in lieu of the prior $7.5 million expense reimbursement in the event that Callon shareholders did not approve the merger in a “naked no-vote” situation not involving an alternative offer or other specified circumstances and that Carrizo also be paid a $7.5 million fee in the event of a “naked no-vote” by Carrizo shareholders. Mr. Johnson also requested changes to the consent requirements for covenants related to material agreements. Mr. Gatto and Mr. Johnson also discussed whether they expected the Callon board and Carrizo board to reach an agreement prior to the previously scheduled meetings of the Callon shareholders and Carrizo shareholders originally set for November 14.

That same day, Kirkland sent a proposed draft of an amendment to the merger agreement (the “amendment”) that contemplated, among other things: (i) amending the exchange ratio to a value to be determined by the parties, (ii) reducing the termination fee payable by Carrizo in certain circumstances, from $47 million to $23.7 million, (iii) reducing the expense reimbursement payable by Carrizo under certain circumstances if Carrizo’s common shareholders did not approve the merger, from $7.5 million to $3.25 million, and (iv) increasing the expense reimbursement payable by Callon under certain circumstances if Callon’s shareholders did not approve the merger, from $7.5 million to $10 million. The draft also changed the consent requirements for covenants related to material agreements and set forth a schedule for mailing a proxy supplement and holding reconvened meetings. Baker Botts returned a marked draft of the amendment to Callon and Kirkland that evening that, among other things, (i) expanded the circumstances where a lower termination fee would be payable by Carrizo and further reduced that fee to $20 million, (ii) provided that Callon would pay to Carrizo an amount equal to $10 million if Callon’s shareholders did not approve the amendment, and (iii) provided that Callon would pay to Carrizo an amount equal to $7.5 million if Carrizo’s common shareholders did not approve the amendment.

On November 12, 2019, the Callon board met telephonically, together with representatives of Callon’s executive management team, Kirkland, J.P. Morgan and Goldman, to discuss the status of negotiations regarding the amendment and the current draft thereof. At the conclusion of the meeting, the Callon board authorized Mr. Gatto to continue negotiations with Carrizo on an amendment to the merger agreement, including a revised exchange ratio within a specified range.

Also on November 12, 2019, Messrs. Gatto and Johnson met telephonically to continue discussions regarding the exchange ratio and other provisions of the amendment. Mr. Johnson proposed that the parties agree to an exchange ratio of 1.8 shares of Callon common stock per share of Carrizo common stock. Consistent with the Callon board’s instruction, Mr. Gatto indicated that the Callon board would be unlikely to accept such a value. Mr. Johnson continued to express his perception that market sentiment indicated support for an exchange ratio higher than 1.7, and Mr. Gatto reiterated his belief that such sentiment did not support an exchange ratio of 1.8. Mr. Gatto also insisted that any agreement must be reached prior to the scheduled time of the shareholders meetings on November 14, 2019. Mr. Johnson expressed that he would relay Callon’s position to the Carrizo board. Throughout the day, Kirkland and Baker Botts continued to exchange drafts of the amendment.

Later that day, the Carrizo board met to discuss the status of negotiations with Callon regarding a potential amendment. Certain members of Carrizo management and representatives of each of RBCCM, Lazard and Baker Botts were also in attendance. Mr. Johnson provided an update on the preliminary voting results for Carrizo, as well as preliminary voting results shared by Callon for its shareholder vote. Based on those results, those Carrizo shareholders who had voted overwhelmingly supported the transaction, and Carrizo expected to obtain its required approval, but Callon’s preliminary voting results were running significantly below the required approval threshold. Mr. Johnson reported that it was the view of MacKenzie and Innisfree M&A Incorporated, Callon’s proxy solicitors, that Callon would not obtain its required shareholder approval. Mr. Johnson next provided the Callon board with an update regarding his discussions with Mr. Gatto earlier in the day. Mr. Johnson explained that Callon continued to insist that any revised agreement be reached before the scheduled time of the shareholders meetings on November 14, 2019, with the plan then to adjourn each company’s shareholder meeting until December 20, 2019. The Carrizo board discussed whether to proceed with a potential revised transaction with Callon or continue as a standalone company, with the possibility of seeking a transaction with a different potential counterparty after termination of the merger agreement. Members of management provided an update on Carrizo and its operations and discussed with the Carrizo board developments, including those in the exploration and production industry since the initial announcement of the proposed transaction and the potential challenges the current environment presented to Carrizo continuing as a standalone company. Representatives of RBCCM presented preliminary updates of its NAV analysis from July. Representatives of RBCCM and Lazard also discussed their views of the current M&A market in the exploration and production industry, and their views on the likelihood that an alternative transaction may emerge that would be superior to a revised transaction with Callon. Representatives of RBCCM and Lazard also discussed with the Carrizo board the exchange ratio implied by the parties’ relative stock prices in recent trading days as compared with the latest Callon offer and Carrizo counterproposal for a revised exchange ratio, and how those exchange ratios may be viewed by key proxy advisors and shareholders of each company. Management conveyed to the board unsolicited comments that members of management and Carrizo’s proxy solicitor had received from market participants indicating that the latest Callon proposal was near the top end of the range at which Callon could reasonably expect to obtain its shareholder approval in the current environment. The board directed Messrs. Webster and Johnson to continue negotiations with Callon regarding an amended exchange ratio

On November 13, 2019, Messrs. Gatto and Johnson discussed, again, the exchange ratio and Mr. Gatto conveyed the Callon board’s view that recent market trading levels reflected investors’ views of the relative value of the companies and that 1.75 would be an exchange ratio that would balance the interests of both shareholder bases. He also noted that an exchange ratio of 1.75 would imply a pre-announcement premium for Carrizo that was near the midpoint of the two recently announced transactions for similarly situated exploration and production companies. Mr. Johnson explained that he was not prepared to recommend Callon’s proposed exchange ratio to the Carrizo board at that time, and that he wanted to further discuss with Carrizo’s proxy solicitor and financial advisors market sentiment regarding potential Callon and Carrizo shareholder reactions to a revised exchange ratio at the range then being discussed. Messrs. Gatto and Johnson then discussed termination fees and expense reimbursements in light of the proposed amendment. Following the meeting, Carrizo management continued to discuss with Carrizo’s proxy solicitors and financial advisors possible reactions of Callon and Carrizo shareholders to the various exchange ratios being discussed by the parties.

Later that same afternoon, Messrs. Richard Flury and Steven A. Webster discussed, over the course of two separate calls, their respective board of directors’ positions with respect to the exchange ratio and the anticipated reaction from shareholders to a revised exchange ratio. Mr. Webster again reiterated that the Carrizo board could agree to a transaction at an exchange ratio of 1.8 shares of Callon common stock per share of Carrizo common stock. Mr. Flury responded that the Callon board remained committed to an exchange ratio of 1.75 and believed that any exchange ratio above that ran an unacceptably high risk of not gaining Callon shareholder approval and noted that his belief was based in large part upon relative market trading levels since the ISS and Glass Lewis announcements as well as recent precedent for low-premium transactions among similarly situated peer companies. There continued to be no resolution on the exchange ratio.

Later that afternoon, the Carrizo board held a meeting attended by certain members of Carrizo management and representatives of Baker Botts to receive an update on voting and the process of negotiating a revised transaction with Callon. Mr. Johnson presented management’s view of the likelihood that key proxy advisors and Callon shareholders would support approval of a transaction at the revised exchange ratios under discussion. Mr. Morton described the proposed terms of the amendment, including of the remaining open items between the parties, including expense reimbursement provisions, and a summary of the other terms of the amendment. Mr. Morton also provided an overview of the anticipated timeline if a new deal was reached in the evening. Management then discussed the projections to be used in connection with the fairness analyses being prepared by representatives of RBCCM and Lazard. These projections reflected updates being made in connection with the analyses of Callon, Carrizo and the combined company, including updates to the information discussed during the November 12, 2019 board meeting.

That evening, Messrs. Webster and Johnson contacted Mr. Gatto to propose that the Carrizo board would be willing to accept an exchange ratio of 1.75 shares of Callon common stock per share of Carrizo common stock if Callon also agreed to amend the expense reimbursement provision to provide that Callon would pay $10 million to Carrizo in the event that the Callon shareholders did not approve the transaction and that no fee would be payable by Carrizo in the event that the Carrizo shareholders did not approve the transaction. Mr. Gatto agreed to these terms and said that he would recommend that the Callon board approve the amendment.

Later that same day, the Callon board convened a special meeting in order to consider the proposed amendment, including the exchange ratio and termination fee provisions. Representatives of Kirkland made a presentation to the Callon board with respect to the board’s fiduciary duties in connection with its consideration of the amendment as well as the process for adjourning and reconvening the special meeting. The Kirkland representatives then provided an overview of the key terms of the amendment, including, among other things, the revised exchange ratio and the fees and expenses due upon termination. J.P. Morgan then provided an updated fairness presentation for the revised exchange ratio in substantially the same format and using the same methodology as the Callon board considered prior to announcing the merger and responded to questions from the Callon board. Thereafter, J.P. Morgan rendered its fairness opinion to the Callon board that, as of November 13, 2019, and based upon and subject to the assumptions made and limitations to be set forth in the opinion, the exchange ratio was fair, from a financial point of view, to Callon. J.P. Morgan subsequently confirmed its fairness opinion in writing. After discussion, the Callon board unanimously determined that the amendment and transactions contemplated thereby were in the best interests of Callon and its shareholders and approved the execution and delivery of the amendment. In addition, as a result of shareholder feedback, the Callon board unanimously approved a reduction in the request for authorized shares to 525 million shares and, and to remove any potential for uncertainty or confusion, an amendment to exclude executive officers from the Callon severance plan instituted for the transaction. The Callon board further directed that the merger agreement, the share issuance and the charter amendment be submitted to Callon shareholders at a special meeting of shareholders and resolved to recommend that Callon shareholders approve each such item.

In the evening of November 13, 2019, the Carrizo board held a telephonic meeting attended by Carrizo management and representatives of each of RBCCM, Lazard, and Baker Botts. The Carrizo board received an update on the process of negotiating a revised transaction with Callon. Mr. Morton presented an update on the proposed terms of the amendment, including the revised exchange ratio, changes to expense reimbursement provisions, changes to facilitate obtaining consents under a pre-closing covenant, as well as anticipated timing of a reconvened shareholder meeting. Representatives of each of RBCCM and Lazard discussed with the Carrizo board their respective updated financial analyses with respect to Carrizo, Callon, and the proposed merger. Following this discussion, (i) RBCCM rendered to the Carrizo board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated November 13, 2019, that, as of the date of such opinion, and based on and subject to the assumptions, qualifications, limitations, and other matters as set forth in its written opinion, the exchange ratio provided for in the merger was fair from a financial point of view to the holders of common stock of Carrizo, and (ii) Lazard rendered to the Carrizo board its oral opinion, which was subsequently confirmed in writing by delivery of Lazard’s opinion letter dated November 13, 2019, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications, and limitations set forth in Lazard’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Carrizo common stock (other than holders of excluded shares). Representatives of Baker Botts then discussed the directors’ fiduciary duties in evaluating and approving the revised terms of the merger. Prior to the end of the meeting, the Carrizo board members present in person or telephonically, representing all of the directors of Carrizo, unanimously (i) approved the execution, delivery, and performance of the amendment and the consummation of the transactions contemplated by the amendment, (ii) directed that a proposal for the approval of the amendment be submitted to the Carrizo shareholders, (iii) recommended that the Carrizo shareholders approve the amendment, and (iv) approved other matters relating to the amendment.

Later that same day, Kirkland and Baker Botts finalized the amendment. Callon and Carrizo executed Amendment No. 2 on November 13, 2019.

The companies announced the amendment and their intent to reconvene each of their respective special meetings of the shareholders on December 20, 2019, through the issuance of press releases prior to the open of markets in the United States on November 14, 2019.

Recommendation of the Callon Board and Reasons for the Merger

The joint proxy statement/prospectus describes the Callon board’s reasons supporting its decision to approve the merger agreement and the merger up to and including July 15, 2019, the date of the joint proxy statement/prospectus. The discussion below supplements that description up to and including the date of this supplement.

In evaluating whether to continue to recommend that you vote “for” the Callon shareholder proposals and whether Callon should enter into the amendment and the transactions contemplated thereby, the Callon board consulted with Callon’s management and its legal, financial and other advisors, and also considered numerous factors, including the following factors that the Callon board viewed as supporting its decision to approve the amendment and the transactions contemplated thereby:

•	The fact that the amendment would revise the exchange ratio to 1.75 shares of Callon common stock for each share of Carrizo common stock;

•

The fact that the amended exchange ratio was approximately in line with recent market trading levels and would decrease the implied premium to Carrizo’s stock price as of closing on July 12, 2019, the last trading day before the public announcement of the merger, to 6.7%;

•	The fact that, after giving effect to certain issuances, Callon shareholders are expected to own approximately 58% of the combined company pro forma for the transaction;

•	The input of Callon shareholders in numerous meetings with management since the initial announcement of the transaction; and

•

The updated financial analysis reviewed and discussed with representatives of J.P. Morgan, as well as the opinion of J.P. Morgan dated November 13, 2019, rendered to the Callon board, to the effect that, as of such date and based upon and subject to the factors and assumptions stated in such opinion, the exchange ratio was fair, from a financial point of view, to Callon.

This discussion of the information and factors considered by the Callon board in reaching its conclusions and recommendation includes the material factors considered by the Callon board but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the merger agreement, the amendment and the merger and the complexity of these matters, the Callon board did not find it practicable, and it did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger agreement, the amendment and the merger in light of the amendment and to recommend that Callon shareholders vote in favor of the Callon merger proposal, share issuance proposal, and charter amendment proposal. The Callon board conducted an overall analysis of the factors described above, including through discussions with, and questioning of, Callon’s management and outside legal, financial and other advisors regarding certain of the matters described above. In considering the factors described above, individual members of the Callon board may have given differing weights to different factors.

The Callon board unanimously declared advisable and approved the merger agreement and the execution, delivery, and performance thereof and the transactions contemplated thereby, including the merger, the share issuance, and the charter amendment. The Callon board unanimously recommends that Callon shareholders vote “FOR” the Callon merger proposal, “FOR” the share issuance proposal, “FOR” the charter amendment proposal, and “FOR” the Callon adjournment proposal. The merger agreement provides that the requisite Callon shareholder approval of the Callon merger proposal, share issuance proposal, and charter amendment proposal is a condition to closing the merger, as more fully described in the joint proxy statement/prospectus under “The Merger Agreement—Conditions to Completion of the Merger.”

Recommendation of the Carrizo Board and Reasons for the Merger

The section of the joint proxy statement/prospectus entitled “The Merger—Recommendation of the Carrizo Board and Reasons for the Merger” is hereby supplemented as follows:

On November 13, 2019, the Carrizo board unanimously determined (i) to approve the amendment, the execution, delivery and performance of the amendment and the consummation of the transactions contemplated by the merger agreement, including the merger, (ii) to submit the merger agreement to a vote of the holders of Carrizo common stock and (iii) to continue to recommend approval of the merger agreement by the holders of shares of Carrizo common stock. The Carrizo board continues to recommend that holders of Carrizo common stock vote “FOR” the Carrizo merger proposal and “FOR” the Carrizo compensation advisory proposal and “FOR” the Carrizo adjournment proposal.

In the course of reaching its determinations and recommendations, the Carrizo board consulted with Carrizo’s senior management and its outside legal and financial advisors and considered several potentially positive factors that weighed in favor of proceeding with the merger under the modified terms of the merger agreement.

Note that the factors below (which are not necessarily presented in order of relative importance) are in addition to the factors described in “The Merger—Recommendation of the Carrizo Board and Reasons for the Merger” in the joint proxy statement/prospectus:

•	Amended Exchange Ratio. The amended exchange ratio of 1.75 Callon common shares for each share of Carrizo common stock represented a premium of approximately 6.7% to the closing price of Carrizo’s common stock on July 12, 2019, the last trading day before the initial public announcement of the merger, and a premium of approximately 1.1% to the closing price of Carrizo’s common stock on November 13, 2019, the last trading day before the public announcement of the amendment;

•

Consideration Continues to be All Stock. The all-stock merger consideration continues to allow Carrizo shareholders to retain exposure to the potential upside of the combined company going forward, with Carrizo shareholders owning approximately 42.1% of the combined company on a pro forma basis, based on the number of shares of Carrizo common stock and Callon common shares expected to be outstanding immediately prior to the consummation of the merger;

•

Receipt of Fairness Opinions from RBC Capital Markets and Lazard. The Carrizo board considered (i) the oral opinion of RBCCM to the Carrizo board, which was subsequently confirmed by the delivery of a written opinion dated as of November 13, 2019, to the effect that, as of such date, based on and subject to certain assumptions, qualifications, limitations, and other matters, the exchange ratio was fair, from a financial point of view, to holders of common stock of Carrizo, together with the related financial analyses and (ii) the financial analysis reviewed and discussed with representatives of Lazard, as well as the oral opinion of Lazard delivered at the meeting of the Carrizo board on November 13, 2019, and subsequently confirmed in writing by delivery of Lazard’s opinion letter dated November 13, 2019, to the effect that, as of such date, and based upon and subject to certain assumptions, procedures, factors, qualifications, and limitations set forth in Lazard’s written opinion letter, the exchange ratio was fair, from a financial point of view, to the holders of Carrizo common stock (other than holders of excluded shares). See the section entitled “—Opinions of Carrizo’s Financial Advisors” beginning on page 43 of this supplement;

•	Recent Industry Developments. The Board took into consideration the following developments relating to Callon or that were generally applicable to the exploration and production industry:

•

Based on the negative recommendations by key proxy advisors with respect to approval of the Callon merger proposal, substantial opposition to the Callon merger proposal expressed by certain of Callon shareholders as well as preliminary voting results shared by Callon with Carrizo, it was highly unlikely that Callon would obtain approval of the Callon merger proposal on the terms initially agreed;

•

The Carrizo board’s belief that remaining an independent company continues to be less attractive, as access to financing through capital markets has become more limited for exploration and production companies of Carrizo’s size, notwithstanding that Carrizo’s recent operating performance had been in line with or better than expectations;

•

The Carrizo board’s belief that the transaction as contemplated by the amendment provides a more favorable opportunity to Carrizo’s common shareholders than the prospect of Carrizo being reimbursed for up to $7.5 million of its expenses in the transaction by Callon and remaining an independent company following a termination of the merger agreement;

•

Since the announcement of the proposed transaction on July 15, 2019, Carrizo had not received an acquisition proposal or inquiry from any other party, and instead there had been a recent trend in the exploration and production industry in favor of business combinations at lower premiums than contemplated by the original merger agreement;

•

The Carrizo board did not believe that, following a termination of the merger agreement, pursuing a transaction with any of the companies Carrizo had been in contact with during its strategic review process, or any other potential alternative counterparty that was expected to have a substantial interest in acquiring Carrizo, was likely to result in a transaction superior to the transaction as contemplated by the merger agreement, and would involve the potential for diversion of management and employee attention while any such process continued;

•	Since the announcement of the proposed transaction on July 15, 2019, the strip oil price declined by approximately 5%;

•

Substantial Progress Toward Closing. Carrizo and Callon have spent the past four months working toward closing the transaction, and have obtained all required regulatory approvals, providing for a clear and timely path to closing promptly following obtaining the required shareholder approvals. Callon and Carrizo also have engaged in months of integration planning to realize the substantial expected synergies following closing of the proposed transaction;

•

Termination Fees. The Carrizo board considered that the terms of the amendment would reduce the termination fee that Carrizo would be required to pay Callon in certain circumstances, including if the Carrizo board were to terminate the merger agreement in order for Carrizo to enter into a superior proposal, from $47.4 million to $20 million. The board also considered that (i) Carrizo would no longer be required to reimburse up to $7.5 million of Callon’s expenses if Carrizo’s common shareholders do not approve the merger agreement and (ii) Callon would now be required to pay Carrizo an amount equal to $10 million if Callon’s common stockholders do not approve the merger agreement.

The Carrizo board also considered and balanced against the potentially positive factors a number of uncertainties, risks and other countervailing factors in its deliberations concerning the amendment, including the following (not necessarily in order of relative importance):

•

Smaller ownership of the combined company. The exchange ratio in the merger agreement provides for Carrizo shareholders to receive a smaller fixed number of Callon common shares than in the original merger agreement, and, as such, Carrizo shareholders will collectively own a smaller proportion of the combined company than under the original merger agreement;

•

Restrictions on Soliciting an Alternative Transaction. Under the terms of the merger agreement, Carrizo was prohibited from soliciting a potential alternative transaction, which prevented Carrizo from performing an active market check of any potential superior proposals;

•

Interim Operating Covenants. The adjournment of the shareholder meetings in order to solicit proxies in favor of the amendment will extend the period during which there are restrictions on Carrizo’s conduct of business that could delay or prevent Carrizo from undertaking business opportunities that may arise or taking other actions with respect to its operations during the pendency of the transaction.

After taking into account the factors set forth above, as well as others, the Carrizo board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the transaction on the terms provided by the merger agreement were outweighed by the potential benefits of the transaction to Carrizo shareholders.

The foregoing discussion of factors considered by Carrizo, together with the factors noted under “The Merger—Recommendation of the Carrizo Board and Reasons for the Merger” in the joint proxy statement/prospectus is not intended to be exhaustive but summarizes the material factors considered by the Carrizo board. In light of the variety of factors considered in connection with their evaluation of the merger agreement and the transaction, Carrizo did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching their determinations and recommendations. Moreover, each member of the Carrizo board applied his or her own personal business judgment to the process and may have given different weight to different factors. The Carrizo board based its recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Carrizo’s senior management and the Carrizo’s board’s outside legal and financial advisors.

It should be noted that this explanation of the reasoning of the Carrizo board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Regarding Forward-Looking Statements.”

Certain Callon Unaudited Prospective Financial and Operating Information

The section of the joint proxy statement/prospectus entitled “The Merger—Certain Callon Unaudited Prospective Financial and Operating Information” is hereby amended and restated as follows:

Callon does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Callon’s management prepared certain unaudited internal financial forecasts with respect to Callon, which were provided to the Callon board and Carrizo, as well as Callon’s and Carrizo’s respective financial advisors, in connection with their evaluation of the proposed merger. Such forecasts also were provided to J.P. Morgan for its use and reliance in connection with its financial analyses and opinion described in “—Opinion of Callon’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of Callon, Carrizo, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Callon’s management, including, among others, Callon’s and Carrizo’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions, and other matters described in “Cautionary Statement Regarding Forward-Looking Statements,” in the section of the joint proxy statement/prospectus entitled “Risk Factors,” and in the section of this supplement entitled “Update to Risk Factors.” The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Callon and Carrizo can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions, and other matters described in the section of the joint proxy statement/prospectus entitled “Risk Factors” and in the section of this supplement entitled “Update to Risk Factors.” Please also see “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” in this supplement.

The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Callon’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm to Callon contained in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this supplement, relates to historical financial information of Callon, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Callon and Carrizo can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of this supplement or as of the date of the Callon special meeting and the Carrizo special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Callon and Carrizo do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Callon or Carrizo of the merger, the effect on Callon, or Carrizo of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Callon or Carrizo of any possible failure of the merger to occur. None of Callon, Carrizo, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Callon or Carrizo shareholder or other person regarding Callon’s or Carrizo’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Callon, Carrizo, their respective advisors, or any other person that it is viewed as material information of Callon or Carrizo, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger, the share issuance, the charter amendment, or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the Callon board, Carrizo, and Callon’s and Carrizo’s respective financial advisors in connection with the merger.

In connection with net asset value analyses of Callon and Carrizo to be performed by J.P. Morgan, each as further described below, Callon prepared an analysis of its reserves and resources from a database of its wells and identified locations and Callon performed a technical analysis of Carrizo wells and identified locations made available by Carrizo. Both of these analyses were used to generate estimates of reserves and resources as of September 30, 2019. These analyses incorporated wells and locations comprising proved reserves included in the 2018 year-end reserve reports of both Callon and Carrizo; however, production for such wells and locations was updated as of September 30, 2019 as well as wells that started production during the first nine months of 2019. Certain additional wells and locations comprising other reserves and resources, some of which are not included in such year-end reserve reports and which were not based on SEC reserve criteria, were also included in these analyses as they were identified by Callon to be attributable to likely ultimate drilling locations. These estimated reserves and resources were incorporated in developing Callon management’s estimates related to the unlevered free cash flows described herein, which were subsequently utilized by J.P. Morgan in its net asset value analysis. The reserves and resources models were multi-decade life-of-field models and, accordingly, the respective net asset value analyses contained no terminal value assumptions.

In light of the foregoing, and considering that the special meetings will be held several weeks after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Callon shareholders and Carrizo shareholders are cautioned not to place undue reliance on such information, and Callon and Carrizo urge all Callon shareholders and Carrizo shareholders to review Callon’s most recent SEC filings for a description of Callon’s reported financial results and Carrizo’s most recent SEC filings for a description of Carrizo’s reported financial results. Please see the section entitled “Where You Can Find More Information” in this supplement.

Summary of Certain Callon Unaudited Prospective Financial and Operating Information

In preparing the prospective financial and operating information described below, the management team of Callon authorized the use of the following price assumptions, which are based on (i) New York Mercantile Exchange (“NYMEX”) oil and gas strip pricing available on November 8, 2019 and (ii) Wall Street consensus pricing with respect to future commodity prices for oil and natural gas, per Bloomberg, as of November 8, 2019:

	NYMEX oil and gas strip pricing
	2019E	2020E	2021E	2022E	2023E
Natural Gas ($/Mmbtu)	$2.63	$2.57	$2.48	$2.50	$2.56
Crude Oil ($/Bbl)	$55.14	$55.39	$52.54	$51.58	$51.46

	Wall Street consensus pricing
	2019E	2020E	2021E	2022E	2023E
Natural Gas ($/Mmbtu)	$2.60	$2.63	$2.75	$2.75	$2.75
Crude Oil ($/Bbl)	$56.78	$55.00	$59.00	$59.00	$59.00

The following tables set forth certain summarized prospective financial and operating information regarding Callon for the years 2019 through 2023, based on the respective price assumptions indicated above, which information was prepared by or at the direction of Callon management and authorized by Callon management to be used and relied upon by J.P. Morgan in connection with its financial analysis and opinions described in “—Opinion of Callon’s Financial Advisor.” The following unaudited prospective financial and operating information should not be regarded as an indication that Callon considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Callon’s anticipated or actual capital allocation relating to the Callon assets post-closing of the merger.

	Unaudited Callon Financial and Operating Forecast with NYMEX oil and gas strip pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Total net daily production (Mboep/d)	39.5	42.4	44.8	52.9	69.1
Net daily oil production (Mbop/d)	30.9	33.7	36.1	42.6	54.5
Adjusted EBITDAX(1)	$493	$593	$612	$717	$937
Adjusted operating cash flow(2)	$480	$589	$607	$712	$932
Capital expenditures	$(504)	$(507)	$(502)	$(613)	$(678)
Capitalized G&A, interest and other expenses	$(101)	$(87)	$(86)	$(91)	$(96)

Levered free cash flow(3)	$(126)	$(4)	$19	$9	$159

	Unaudited Callon Financial and Operating Forecast with Wall Street consensus pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Total net daily production (Mboep/d)	39.5	42.4	44.8	52.9	69.0
Net daily oil production (Mbop/d)	30.9	33.7	36.1	42.6	54.4
Adjusted EBITDAX(1)	$495	$588	$699	$835	$1,090
Adjusted operating cash flow(2)	$482	$584	$694	$831	$1,085
Capital expenditures	$(504)	$(506)	$(502)	$(613)	$(678)
Capitalized G&A, interest and other expenses	$(101)	$(87)	$(85)	$(86)	$(93)

Levered free cash flow(3)	$(124)	$(9)	$108	$132	$314

Note: Amounts may not sum due to rounding.

(1)

Defined as oil and gas revenue less operating expenses, hedge loss and general and administrative expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Defined as Adjusted EBITDAX less interest expense, cash taxes, and other operating expenses. Adjusted operating cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flow provided by operating activities or other measures prepared in accordance with GAAP.

(3)

Unlevered free cash flow is defined by Callon as adjusted operating cash flow less capital expenditures plus interest expense and less capitalized G&A. Levered free cash flow and unlevered free cash flow are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for cash flow provided by operating activities or other measures prepared in accordance with GAAP.

Callon Management Projections for Carrizo

Callon management also provided to the Callon board certain unaudited prospective financial and operating information with respect to Carrizo, which was generally derived from the information provided by Carrizo management and summarized in “—Certain Carrizo Unaudited Prospective Financial and Operating Information,” except that Callon management adjusted the information provided by Carrizo management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying Callon’s prospective financial information summarized above. Such forecasts with respect to Carrizo also were provided to J.P. Morgan for its use and reliance in connection with its financial analyses and opinion described in “—Opinion of Callon’s Financial Advisor.” The following table sets forth a summary of this adjusted prospective financial and operating information regarding Carrizo for the years 2019 through 2023 as prepared by Callon management. The following unaudited prospective financial and operating information should not be regarded as an indication that Callon considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Callon’s anticipated or actual capital allocation relating to the Carrizo assets post-closing of the merger.

	Unaudited Carrizo Financial and Operating Forecast with NYMEX oil and gas strip pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Total net daily production (Mboep/d)	65.5	70.4	81.5	89.3	103.8
Net daily oil production (Mbop/d)	42.9	44.7	49.4	52.5	58.8
Adjusted EBITDAX(1)	$694	$717	$748	$790	$878
Adjusted operating cash flow(2)	$628	$656	$688	$732	$820
Capital expenditures	$(583)	$(557)	$(556)	$(645)	$(723)
Capitalized G&A and interest, preferred dividends and other expenses	$(54)	$(59)	$(60)	$(59)	$(61)
Contingent payments	$(40)	$(40)	$(25)	—	—

Levered free cash flow(3)	$(48)	$1	$48	$28	$36

	Unaudited Carrizo Financial and Operating Forecast with Wall Street consensus pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Total net daily production (Mboep/d)	65.5	70.4	81.6	89.2	103.7
Net daily oil production (Mbop/d)	42.9	44.7	49.5	52.5	58.8
Adjusted EBITDAX(1)	$699	$711	$876	$944	$1,052
Adjusted operating cash flow(2)	$634	$651	$817	$891	$1,003
Capital expenditures	$(583)	$(557)	$(556)	$(645)	$(723)
Capitalized G&A and interest, preferred dividends and other expenses	$(54)	$(59)	$(60)	$(59)	$(61)
Contingent payments	$(40)	$(40)	$(25)	—	—

Levered free cash flow(3)	$(43)	$(5)	$178	$189	$224

Note: Amounts may not sum due to rounding.

(1)

Defined as oil and gas revenue less operating expenses, hedge loss and general and administrative expenses. Adjusted EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss) or other measures prepared in accordance with GAAP.

(2)

Defined as Adjusted EBITDAX less interest expense, cash taxes, and other operating expenses. Adjusted operating cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flow provided by operating activities or other measures prepared in accordance with GAAP.

(3)

Unlevered free cash flow is defined by Callon as adjusted operating cash flow less capital expenditures plus interest expense and less capitalized G&A. Levered free cash flow and unlevered free cash flow are not measures of financial performance under GAAP. Accordingly, neither should be considered as a substitute for cash flow provided by operating activities or other measures prepared in accordance with GAAP.

Callon Management Projections for Expected Synergies and Cost Savings

Callon management provided to the Callon board, Carrizo, and Carrizo’s financial advisors certain estimates of the amounts and timing of expected synergies and cost savings anticipated by Callon management to result from the merger, which totaled between $110 million and $170 million per year on a pre-tax basis (the “Callon Expected Synergies”). The Callon Expected Synergies consisted of (i) operational synergies, including (a) improved cycle times, (b) reduced well costs, (c) an optimized development schedule leading to increased utilization of drilling and completion crews, (d) improved uptime from concentrated development of mega-pads, and (e) increased purchasing power, all as result of larger scale operations; and (ii) corporate general and administrative cost savings, including (a) corporate overhead optimization, and (b) elimination of redundant corporate-level operating expenses. The Callon Expected Synergies also were provided to J.P. Morgan for its use and reliance in connection with its opinion and related financial analyses described in “—Opinion of Callon’s Financial Advisor.”

In addition to the Callon Expected Synergies above, Callon management also provided to the Callon board as part of its consideration of the strategic, financial, and operational merits of a merger with Callon, estimates regarding (i) certain one-time costs as a result of the proposed merger consisting of severance costs and financial, legal, and other advisory fees (the “Callon Transaction Costs”) and (ii) the present value tax effect of the Callon Expected Synergies, transaction costs, and restricted usage of certain net operating losses due to limitations expected to be imposed by Section 382 of the Code as a result of a merger with Carrizo (the “Transaction Tax Attributes”). The Callon Transaction Costs and Transaction Tax Attributes were also provided to Callon’s financial advisor for its use and reliance in connection with its opinion and related financials analyses described in “—Opinion of Callon’s Financial Advisor.”

Certain Carrizo Unaudited Prospective Financial and Operating Information

The section of the joint proxy statement/prospectus entitled “The Merger—Certain Carrizo Unaudited Prospective Financial and Operating Information” is hereby amended and restated as follows:

Carrizo does not as a matter of course make public long-term forecasts or internal projections as to future performance, revenues, production, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, in connection with its evaluation of the merger, Carrizo’s management prepared certain unaudited internal financial and operating forecasts and estimates (i) with respect to Carrizo, which were provided to the Carrizo board and Callon, as well as Carrizo’s and Callon’s respective financial advisors, in connection with their evaluation of the proposed merger, and (ii) with respect to Callon (including estimates for expected cost savings and other synergies), which were provided to the Carrizo board, as well as Carrizo’s financial advisors, in connection with their evaluation of the proposed merger. The inclusion of this information should not be regarded as an indication that any of Callon, Carrizo, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such.

This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial and operating information reflects numerous estimates and assumptions that are inherently uncertain and may be beyond the control of Carrizo’s management, including, among others, Carrizo’s and Callon’s future results, oil and gas industry activity, commodity prices, demand for crude oil and natural gas, the availability of financing to fund the exploration and development costs associated with the respective projected drilling programs, general economic and regulatory conditions, and other matters described in “Cautionary Statement Regarding Forward-Looking Statements,” in the section of the joint proxy statement/prospectus entitled “Risk Factors” and in the section of this supplement entitled “Update to Risk Factors.” The unaudited prospective financial and operating information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Carrizo and Callon can give no assurance that the unaudited prospective financial and operating information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to its business, industry performance, the regulatory environment, general business and economic conditions, and other matters described in the section of the joint proxy statement/prospectus entitled “Risk Factors” and in the section of this supplement entitled “Update to Risk Factors.” Please also see “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” in this supplement.

The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Carrizo’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The reports of the independent registered public accounting firms to Carrizo contained in its Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference into this supplement, relate to historical financial information of Carrizo, and such report does not extend to the projections included below and should not be read to do so.

Furthermore, the unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date it was prepared. Carrizo and Callon can give no assurance that, had the unaudited prospective financial and operating information been prepared either as of the date of this supplement or as of the date of the Carrizo special meeting or the Callon special meeting, similar estimates and assumptions would be used. Except as required by applicable securities laws, Carrizo and Callon do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited prospective financial and operating information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the merger under GAAP, or to reflect changes in general economic or industry conditions. The unaudited prospective financial and operating information does not take into account all the possible financial and other effects on Carrizo or Callon of the merger, the effect on Carrizo or Callon of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed, or not taken in anticipation of the merger. Further, the unaudited prospective financial and operating information does not take into account the effect on Carrizo or Callon of any possible failure of the merger to occur. None of Callon, Carrizo, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes, or is authorized in the future to make any representation to any Carrizo or Callon shareholder or other person regarding Carrizo’s or Callon’s ultimate performance compared to the information contained in the unaudited prospective financial and operating information or that the forecasted results will be achieved. The inclusion of the unaudited prospective financial and operating information herein should not be deemed an admission or representation by Callon, Carrizo, their respective advisors, or any other person that it is viewed as material information of Carrizo or Callon, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial and operating information included below is not being included to influence your decision whether to vote in favor of the merger, the share issuance, the charter amendment, or any other proposal to be considered at the special meetings, but is being provided solely because it was made available to the Carrizo board, Callon, and Carrizo’s and Callon’s respective financial advisors in connection with the merger.

In connection with net asset value analyses of Carrizo and Callon to be performed by RBCCM and Lazard, each as further described below, Carrizo prepared an analysis of its reserves and resources from a database of its wells and identified locations and Carrizo performed a technical analysis of Callon wells and identified locations made available by Callon. Both of these analyses were used to generate estimates of reserves and resources as of September 30, 2019. These analyses incorporated wells and locations comprising proved reserves included in the 2018 year-end reserve reports of both Carrizo and Callon; however, production for such wells and locations was updated as of September 30, 2019 as well as wells that started production during the first nine months of 2019. Certain additional wells and locations comprising other reserves and resources, some of which are not included in such year-end reserve reports and which were not based on SEC reserve criteria, were also included in these analyses as they were identified by Carrizo to be attributable to likely ultimate drilling locations. For Carrizo and Callon locations other than those that were proved developed producing, Carrizo further adjusted the reserves and resources using a reserve adjustment factor approach, as further described below. In estimating reserves and resources attributable to all wells and locations included in the analyses, Carrizo applied NYMEX oil and gas strip pricing as of November 8, 2019. These estimated reserves and resources were incorporated in developing Carrizo management’s estimates related to the unlevered free cash flows described herein, which were subsequently utilized by RBCCM and Lazard in their respective net asset value analyses. The reserves and resources models were multi-decade life-of-field models and, accordingly, the respective net asset value analyses contained no terminal value assumptions.

In light of the foregoing, and considering that the special meetings will be held more than a month after the unaudited prospective financial and operating information was prepared, as well as the uncertainties inherent in any forecasted information, Carrizo shareholders and Callon shareholders are cautioned not to place undue reliance on such information, and Carrizo and Callon urge all Carrizo shareholders and Callon shareholders to review Carrizo’s most recent SEC filings for a description of Carrizo’s reported financial results and Callon’s most recent SEC filings for a description of Callon’s reported financial results. Please see the section entitled “Where You Can Find More Information” in this supplement.

Summary of Certain Carrizo Unaudited Prospective Financial and Operating Information

In preparing the prospective financial and operating information for Carrizo described below, the management team of Carrizo used the following price assumptions, which are based on NYMEX oil and natural gas strip pricing (“Strip Pricing”) and Wall Street consensus pricing (“Consensus Pricing”), in each case, as of November 8, 2019 (collectively, the “Pricing Assumptions”).

	Strip Pricing
	2019E	2020E	2021E	2022E	2023E
Oil Price ($/Bbl)	$56.54	$55.39	$52.54	$51.58	$51.46
Gas Price ($/Mmbtu)	$2.63	$2.57	$2.48	$2.50	$2.56

	Consensus Pricing
	2020E	2021E
Oil Price ($/Bbl)	$57.88	$59.50
Gas Price ($/Mmbtu)	$2.54	$2.47

The following tables present selected financial and operating data for Carrizo from the unaudited financial and operating forecasts prepared on a risked basis by Carrizo management for the years presented (i) provided to the Carrizo board and Carrizo’s financial advisors based on Strip Pricing and (ii) provided to the Carrizo board and RBCCM based on Consensus Pricing. The following selected unaudited forecasted financial and operating data should not be regarded as an indication that Carrizo considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Carrizo’s anticipated or actual capital allocation relating to the Carrizo assets post-closing of the merger.

	Unaudited Carrizo Financial and Operating Forecast with Strip Pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Production (Mboe/d)	66	74	89	94	110
Adjusted EBITDA(1)	$696	$754	$862	$873	$1,006
Capital Expenditures	$568	$474	$585	$619	$672
Adjusted EBITDA Less Capital Expenditures	$128	$281	$277	$254	$334
Unlevered Free Cash Flow (DCF)(2)	$130	$290	$214	$207	$356

	Unaudited Carrizo Financial and Operating Forecast with Consensus Pricing
($ in millions)	2020E	2021E
Production (Mboe/d)	74	89
Adjusted EBITDA(1)	$789	$991
Capital Expenditures	$474	$585
Adjusted EBITDA Less Capital Expenditures	$315	$406

(1)

Adjusted EBITDA is defined as total revenues less lease operating expenses, production and ad valorem taxes, cash general and administrative expense plus net cash received (less net cash paid) for commodity derivative settlements. Adjusted EBITDA is a non-GAAP financial measure as it excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities, or any other measure of profitability or liquidity presented in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined as Adjusted EBITDA Less Capital Expenditures, less cash income taxes, together with changes in working capital (based on projected financial and operating performance) which, in the case of 2019, reflected only Unlevered Free Cash Flow for the last quarter thereof.

Carrizo management also prepared unaudited financial and operating forecasts for operated assets using additional pricing assumptions for purposes of Carrizo’s financial advisors’ NAV analyses of Carrizo and for presentation to the Carrizo board, as more fully described below. These additional pricing assumptions were (1) Strip Pricing for the years 2019 through 2023, (2) Strip Pricing for each of 2019 and 2020, and $45.00/Bbl for crude oil and $2.75/Mcf for natural gas thereafter (“$45 Flat Pricing”), and (3) Strip Pricing for each of 2019 and 2020, and $60.00/Bbl for crude oil and $2.75/Mcf for natural gas thereafter (“$60 Flat Pricing”) (collectively, the “Additional Pricing Assumptions”). The following tables present selected financial and operating data for Carrizo (through year end 2023) from the unaudited financial and operating forecasts prepared on a risked basis by Carrizo management based on the Additional Pricing Assumptions and provided to Carrizo’s financial advisors and the Carrizo board.

	Unaudited Carrizo Financial and Operating Forecast with Strip Pricing for Operated Assets
($ in millions)	2019E	2020E	2021E	2022E	2023E
Production (Mboe/d)	67	73	87	93	109
Adjusted EBITDA(1)	$709	$748	$861	$884	$1,023
Capital Expenditures	$526	$447	$551	$623	$670
Adjusted EBITDA Less Capital Expenditures	$183	$301	$310	$261	$354
Unlevered Free Cash Flow (NAV)(2)(3)	$153	$300	$322	$278	$358

	Unaudited Carrizo Financial and Operating Forecast with $45 Flat Pricing for Operated Assets
($ in millions)	2019E	2020E	2021E	2022E	2023E
Production (Mboe/d)	67	73	87	91	108
Adjusted EBITDA(1)	$709	$748	$721	$752	$876
Capital Expenditures	$526	$447	$551	$607	$643
Adjusted EBITDA Less Capital Expenditures	$183	$301	$170	$145	$232
Unlevered Free Cash Flow (NAV)(2)(4)	$153	$300	$188	$160	$239

	Unaudited Carrizo Financial and Operating Forecast with $60 Flat Pricing for Operated Assets
($ in millions)	2019E	2020E	2021E	2022E	2023E
Production (Mboe/d)	67	73	88	94	113
Adjusted EBITDA(1)	$709	$750	$1,026	$1,083	$1,264
Capital Expenditures	$532	$456	$551	$661	$706
Adjusted EBITDA Less Capital Expenditures	$177	$294	$475	$422	$558
Unlevered Free Cash Flow (NAV)(2)(5)	$147	$294	$470	$437	$559

(1)

Adjusted EBITDA is defined as total revenues less lease operating expenses, production and ad valorem taxes, cash general and administrative expense plus net cash received (less net cash paid) for commodity derivative settlements. Adjusted EBITDA is a non-GAAP financial measure as it excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities, or any other measure of profitability or liquidity presented in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined as Adjusted EBITDA Less Capital Expenditures, less cash income taxes, together with changes in working capital (based on historical performance) which, in the case of 2019, reflected only Unlevered Free Cash Flow for the last quarter thereof.

(3)

RBCCM used analogous cash flows in its NAV analysis, which excluded changes in working capital and net cash received (less net cash paid) for commodity derivative settlements, resulting in analogous cash flows of $152, $305, $313, $261, and $353 for 2019 (the last quarter thereof) through 2023, respectively.

(4)

RBCCM used analogous cash flows in its NAV analysis, which excluded changes in working capital and net cash received (less net cash paid) for commodity derivative settlements, resulting in analogous cash flows of $152, $305, $172, $145, and $232 for 2019 (the last quarter thereof) through 2023, respectively.

(5)

RBCCM used analogous cash flows in its NAV analysis, which excluded changes in working capital and net cash received (less net cash paid) for commodity derivative settlements, resulting in analogous cash flows of $146, $298, $477, $421, and $555 for 2019 (the last quarter thereof) through 2023, respectively.

Carrizo’s management directed Carrizo’s financial advisors to rely for purposes of their respective financial analyses upon the risked Carrizo forecasts reflecting parameters on select assumptions because Carrizo’s management regarded such risked forecasts as more reasonable and achievable than the un-risked Carrizo forecasts; Carrizo’s un-risked forecasts were not relied upon or taken into account in Carrizo’s financial advisors’ analyses.

Carrizo Management Projections for Callon

Carrizo management also provided to the Carrizo board and its financial advisors for their use and reliance in connection with its financial analyses and opinions certain unaudited financial and operating forecasts with respect to Callon, which was generally derived from the information provided by Callon management and summarized in this supplement under the caption “Certain Callon Unaudited Prospective Financial and Operating Information,” except that Carrizo management adjusted the forecasts provided by Callon management in order to harmonize certain of the assumptions underlying such information with the assumptions underlying Carrizo’s unaudited financial and operating forecasts summarized above.

The following tables present selected financial and operating data for Callon (through year end 2023) from the unaudited adjusted financial and operating forecasts prepared on a risked basis by Carrizo management based on the Pricing Assumptions, which were used by RBCCM for its discounted cash flow analysis as well as by each of Carrizo’s financial advisors for their NAV analyses. The following selected unaudited prospective financial and operating data should not be regarded as an indication that Carrizo considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, Carrizo’s anticipated or actual capital allocation relating to the Callon assets post-closing of the merger.

	Unaudited Callon Financial and Operating Forecast with Strip Pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Production (Mboe/d)	40	44	49	59	65
Adjusted EBITDA(1)	$490	$600	$671	$795	$881
Capital Expenditures	$570	$458	$493	$520	$540
Adjusted EBITDA Less Capital Expenditures	$(79)	$142	$177	$275	$341
Unlevered Free Cash Flow (DCF)(2)	$27	$73	$184	$275	$337
Unlevered Free Cash Flow (NAV)(3)(4)	$45	$156	$183	$286	$335

	Unaudited Callon Financial and Operating Forecast with Consensus Pricing
($ in millions)	2020E	2021E
Production (Mboe/d)	44	49
Adjusted EBITDA(1)	$622	$763
Capital Expenditures	$458	$493
Adjusted EBITDA Less Capital Expenditures	$164	$269

(1)

Adjusted EBITDA is defined as total revenues less lease operating expenses, production and ad valorem taxes, cash general and administrative expense plus net cash received (less net cash paid) for commodity derivative settlements. Adjusted EBITDA is a non-GAAP financial measure as it excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities, or any other measure of profitability or liquidity presented in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined as Adjusted EBITDA Less Capital Expenditures, less cash income taxes, together with changes in working capital (based on projected financial and operating performance) which, in the case of 2019, reflected only Unlevered Free Cash Flow for the last quarter thereof.

(3)

Unlevered Free Cash Flow is defined as Adjusted EBITDA Less Capital Expenditures, less cash income taxes, together with changes in working capital (based on historical performance) which, in the case of 2019, reflected only Unlevered Free Cash Flow for the last quarter thereof.

(4)

RBCCM used analogous cash flows in its NAV analysis, which excluded changes in working capital and net cash received (less net cash paid) for commodity derivative settlements, resulting in analogous cash flows of $71, $148, $177, $275, and $340 for 2019 (the last quarter thereof) through 2023, respectively.

Carrizo management also prepared unaudited adjusted financial and operating forecasts based on (1) $45 Flat Pricing and (2) $60 Flat Pricing for purposes of Carrizo’s financial advisors’ NAV analyses of Callon and to be presented to the Carrizo board. The following tables present selected financial and operating data for Callon (through year end 2023) from the unaudited adjusted financial and operating forecasts prepared on a risked basis by Carrizo management based on $45 Flat Pricing and $60 Flat Pricing assumptions and provided to Carrizo’s financial advisors for their NAV analyses and the Carrizo board.

	Unaudited Callon Financial and Operating Forecast with $45 Flat Pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Production (Mboe/d)	40	44	49	58	63
Adjusted EBITDA(1)	$490	$600	$574	$689	$751
Capital Expenditures	$570	$447	$493	$489	$485
Adjusted EBITDA Less Capital Expenditures	$(79)	$154	$80	$199	$267
Unlevered Free Cash Flow (NAV)(2)(3)	$45	$155	$89	$209	$262

	Unaudited Callon Financial and Operating Forecast with $60 Flat Pricing
($ in millions)	2019E	2020E	2021E	2022E	2023E
Production (Mboe/d)	40	44	49	59	65
Adjusted EBITDA(1)	$490	$600	$778	$937	$1,037
Capital Expenditures	$570	$458	$493	$520	$540
Adjusted EBITDA Less Capital Expenditures	$(79)	$143	$284	$417	$497
Unlevered Free Cash Flow (NAV)(2)(4)	$0	$159	$280	$426	$489

(1)

Adjusted EBITDA is defined as total revenues, less lease operating expenses, production and ad valorem taxes, cash general and administrative expense plus net cash received (less net cash paid) for commodity derivative settlements. Adjusted EBITDA is a non-GAAP financial measure as it excludes certain items that are included in net income (loss) attributable to common shareholders, the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as a substitute for net income (loss) attributable to common shareholders, net cash provided by operating activities, or any other measure of profitability or liquidity presented in accordance with GAAP.

(2)

Unlevered Free Cash Flow is defined as Adjusted EBITDA Less Capital Expenditures, less cash income taxes, together with changes in working capital (based on historical performance) which, in the case of 2019, reflected only Unlevered Free Cash Flow for the last quarter thereof.

(3)

RBCCM used analogous cash flows in its NAV analysis, which excluded changes in working capital and net cash received (less net cash paid) for commodity derivative settlements, resulting in analogous cash flows of $71, $160, $80, $199, and $266 for 2019 (the last quarter thereof) through 2023, respectively.

(4)

RBCCM used analogous cash flows in its NAV analysis, which excluded changes in working capital and net cash received (less net cash paid) for commodity derivative settlements, resulting in analogous cash flows of $71, $149, $284, $415, and $495 for 2019 (the last quarter thereof) through 2023, respectively.

Carrizo’s management directed Carrizo’s financial advisors to rely for purposes of their respective financial analyses upon the risked Callon forecasts reflecting parameters on select assumptions because Carrizo’s management regarded such risked forecasts as more reasonable and achievable than the un-risked Callon forecasts; the un-risked Callon forecasts were not relied upon or taken into account in Carrizo’s financial advisors’ respective analyses.

Carrizo Management Projections for Expected Synergies and Cost Savings

Callon management provided to Carrizo and Carrizo’s financial advisors certain estimates of the amounts and timing of expected synergies and cost savings anticipated by Callon management to result from the merger, which totaled between $110 million and $170 million per year on a pre-tax basis (the “Callon Expected Synergies”). The Callon Expected Synergies consisted of (i) operational synergies, including (a) improved cycle times, (b) reduced well costs, (c) an optimized development schedule leading to increased utilization of drilling and completion crews, (d) improved uptime from concentrated development of mega-pads, and (e) increased purchasing power, all a result of larger scale operations; and (ii) corporate general and administrative cost savings, including (a) corporate overhead optimization, and (b) elimination of redundant corporate-level operating expenses.

In connection with its review of the Callon Expected Synergies, Carrizo management estimated an incremental $10 million to $20 million per year on a pre-tax basis of interest synergies (the “Carrizo Expected Synergies”) that were not included in the Callon Expected Synergies. The Carrizo Expected Synergies would be attributable to interest cost savings which would be realized as Carrizo and Callon’s existing senior notes are refinanced by the combined company with an improved credit rating that both Carrizo and Callon expect will result from the merger.

Carrizo management provided to the Carrizo board the estimates of the Callon Expected Synergies and the Carrizo Expected Synergies (collectively, the “Total Expected Synergies”) as part of its consideration of the strategic, financial, and operational merits of a merger with Callon. The Total Expected Synergies were also provided to Carrizo’s financial advisors for their use and reliance in connection with their respective opinions and related financials analyses. While the Total Expected Synergies do not include other synergy opportunities identified but not quantified by Callon management, such as integrated midstream infrastructure, marketing scale and diversification, or an accelerated and enhanced cash flow base as a result of an optimized development plan (collectively, the “Other Callon Expected Synergies”), Carrizo management presented the Other Callon Expected Synergies to the Carrizo board as potential incremental value enhancements in the merger.

The table below provides a summary of the amounts and timing of the Total Expected Synergies as a result of a merger with Callon.

	Pre-Tax Annual Run Rate
($ in millions)	Low	High	Timing
Operational Synergies	$75	$125	Begins First Quarter 2020
Corporate G&A Cost Savings	$35	$45	Begins First Quarter 2020
Callon Expected Synergies	$110	$170

Carrizo Expected Synergies – Improved Credit Rating Related Interest Cost Savings	$10	$20	Begins upon refinancing of senior notes with maturities ranging from 2023 to 2026
Total Expected Synergies	$120	$190	—

In addition to the Total Expected Synergies above, Carrizo management also provided to the Carrizo board as part of its consideration of the strategic, financial, and operational merits of a merger with Callon, estimates regarding (i) certain one-time costs as a result of the proposed merger consisting of (a) severance costs, (b) a make-whole payment to the holders of Carrizo’s preferred stock, which assumes redemption of the preferred stock prior to the consummation of the merger, and (c) financial, legal and other advisory fees (the “Transaction Costs”), and (ii) the present value tax effect of the Total Expected Synergies, transaction costs and restricted usage of certain of Carrizo net operating losses due to limitations expected to be imposed by Section 382 of the Code as a result of a merger with Callon (the “Carrizo Tax Attributes”). The Transaction Costs and Carrizo Tax Attributes were also provided to Carrizo’s financial advisors for their use and reliance in connection with their respective opinions and related financials analyses.

Opinion of Callon’s Financial Advisor

The section of the joint proxy statement/prospectus entitled “The Merger—Opinion of Callon’s Financial Advisor” is hereby supplemented as follows:

Pursuant to an engagement letter dated March 29, 2019, Callon retained J.P. Morgan as its financial advisor in connection with the merger.

At a meeting of the Callon board on November 13, 2019, J.P. Morgan rendered its oral opinion to the Callon board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to Callon. J.P. Morgan has confirmed its November 13, 2019 oral opinion by delivering its written opinion to the Callon board, dated November 13, 2019, that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to Callon. The full text of the written opinion of J.P. Morgan dated November 13, 2019, which sets forth the assumptions made, matters considered, and limits on the review undertaken, is attached as Annex B to this supplement and is incorporated herein by reference. The summary of this opinion of J.P. Morgan set forth in this supplement is qualified in its entirety by reference to the full text of such opinion. Callon shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Callon board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger, and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors, or other constituencies of Callon or as to the underlying decision by Callon to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any Callon shareholder as to how such shareholder should vote with respect to the merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Callon and Carrizo and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of Callon and Carrizo with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Callon common stock and Carrizo common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Callon and Carrizo relating to their respective businesses, as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the merger (which, for purposes of this section entitled “The Merger—Opinion of Callon’s Financial Advisor,” is referred to as the “Synergies”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Callon and Carrizo with respect to certain aspects of the merger, and the past and current business operations of Callon and Carrizo, the financial condition and future prospects and operations of Callon and Carrizo, the effects of the merger on the financial condition and future prospects of Callon, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Callon and Carrizo or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Callon or Carrizo under any applicable laws relating to bankruptcy, insolvency, or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Callon and Carrizo to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes, and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, the joint proxy statement/prospectus and this supplement. J.P. Morgan also assumed that the representations and warranties made by Callon and Carrizo in the merger agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory, or tax expert and relied on the assessments made by advisors to Callon with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory, or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Callon or Carrizo or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market, and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Callon, of the exchange ratio in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any class of securities, creditors, or other constituencies of Callon or the underlying decision by Callon to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the exchange ratio in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Callon’s common stock or Carrizo’s common stock will trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between Callon and Carrizo, and the decision to enter into the merger agreement was solely that of the Callon board and the Carrizo board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Callon board in its evaluation of the merger and should not be viewed as determinative of the views of the Callon board or management with respect to the merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Callon board on November 13, 2019 and contained in the presentation delivered to the Callon board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples

Using publicly available information, J.P. Morgan compared selected financial data of Callon and Carrizo with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Callon and Carrizo, respectively. The companies selected by J.P. Morgan were:

Callon companies

Small mid-cap exploration and production companies:

•	Matador Resources Company
•	QEP Resources, Inc.
•	Jagged Peak Energy LLC (unaffected for the sale to Parsley Energy announced on 10/14/19)
•	Centennial Resource Development Inc.
•	Carrizo (unaffected for the sale to Callon announced on July 15, 2019)
•	SM Energy Company

Carrizo companies

Small mid-cap exploration and production companies:

•	Matador Resources Company
•	QEP Resources, Inc.
•	Callon (unaffected for the acquisition of Carrizo announced on July 15, 2019)
•	SM Energy Company
•	PDC Energy Company (unaffected for the acquisition of SRC Energy announced on 8/26/19)

None of the selected companies reviewed is identical or directly comparable to Callon or Carrizo. Certain of these companies may have characteristics that are materially different from those of Callon or Carrizo. However, these companies were selected, among other reasons, because they are publicly traded companies with operations, assets, size, basin presence, and businesses that, for purposes of J.P. Morgan’s analysis, may be considered sufficiently similar in certain respects to those of Callon and Carrizo. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect Callon or Carrizo.

For each company listed above, J.P. Morgan calculated and compared various financial multiples and ratios based on publicly available information as of November 8, 2019. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the Callon forecast and Carrizo forecast, as applicable (assuming Wall Street consensus commodity price estimates), and information obtained from FactSet Research Systems (which is referred to in this section as “broker research”) (in the case of the other selected companies as well as in the case of Callon and Carrizo). The information J.P. Morgan calculated for each of the selected companies included:

•

Multiple of firm value (calculated as the market value of the company’s common shares on a fully diluted basis, plus debt and other adjustments, less cash and cash equivalents) to estimated Adjusted EBITDAX (defined as earnings before interest, taxes, depreciation, amortization and exploration expenses) for the fiscal years ending December 31, 2019 and December 31, 2020; and

•

Multiple of equity value (calculated as the market value of the company’s common shares on a fully diluted basis) to estimated adjusted operating cash flow (calculated as Adjusted EBITDAX, less cash interest expense, less cash taxes) for the fiscal years ending December 31, 2019 and December 31, 2020.

Results of the analysis for Callon and Carrizo, respectively, are as follows:

Callon

	Firm Value /Adjusted EBITDAX		Equity Value /Adjusted Operating Cash Flow
	2019E	2020E	2019E	2020E
Small mid-cap exploration and production companies
Matador Resources Company	5.9x	5.0x	3.5x	2.9x
QEP Resources, Inc.	4.4x	3.6x	1.6x	1.2x
SM Energy Company	4.3x	3.8x	1.5x	1.3x
Carrizo (based on broker research)	4.0x	3.7x	1.6x	1.4x
Jagged Peak Energy LLC	3.5x	3.1x	3.7x	2.7x
Centennial Resources Development Inc.	3.4x	3.1x	1.9x	1.7x

J.P. Morgan also calculated, for reference only, the same financial multiples and ratios for Callon based on the Callon forecast (assuming Wall Street consensus commodity price estimates) and broker research.

	Firm Value /Adjusted EBITDAX		Equity Value /Adjusted Operating Cash Flow
	2019E	2020E	2019E	2020E
Callon (based on management forecast)	5.3x	4.5x	3.1x	2.5x
Callon (based on broker research)	5.4x	4.4x	3.1x	2.3x

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial, and operating characteristics and prospects of Callon and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles, and capital structures between Callon and the companies included in the selected public company analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for Callon of 3.50x to 6.00x and 3.25x to 5.00x for firm value to estimated 2019 and 2020 Adjusted EBITDAX, respectively, and 1.75x to 3.50x and 1.25x to 2.75x for equity value to estimated 2019 and 2020 adjusted operating cash flow, respectively.

After applying such ranges to the appropriate metrics for Callon based on the Callon forecast (assuming Wall Street consensus commodity price estimates), the analysis indicated the following implied equity value per share ranges for Callon common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

	Firm Value / Adjusted EBITDAX		Equity Value /Adjusted Operating Cash Flow
	2019E	2020E	2019E	2020E
Low	$2.25	$3.00	$3.75	$3.25
High	$7.75	$7.50	$7.25	$7.00

Carrizo

	Firm Value /Adjusted EBITDAX		Equity Value /Adjusted Operating Cash Flow
	2019E	2020E	2019E	2020E
Small mid-cap exploration and production companies
Matador Resources Company	5.9x	5.0x	3.5x	2.9x
Callon (based on broker research)	5.4x	4.4x	3.1x	2.3x
QEP Resources	4.4x	3.6x	1.6x	1.2x
SM Energy	4.3x	3.8x	1.5x	1.3x
PDC Energy	3.1x	2.6x	2.0x	1.6x

J.P. Morgan also calculated for reference only the same financial multiples and ratios for Carrizo based on the Carrizo forecast (assuming Wall Street consensus commodity price estimates) and broker research estimates.

	Firm Value /Adjusted EBITDAX		Equity Value /Adjusted Operating Cash Flow
	2019E	2020E	2019E	2020E
Carrizo (based on management forecast)	4.2x	4.2x	1.6x	1.6x
Carrizo (based on broker research)	4.0x	3.7x	1.6x	1.4x

J.P. Morgan did not rely solely on the quantitative results of the selected public company analysis, but also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Carrizo and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, asset profiles and capital structures between Carrizo and the companies included in the selected public company analysis. Based upon these judgments, J.P. Morgan selected multiple reference ranges for Carrizo of 3.75x to 5.75x and 3.50x to 4.75x for firm value to estimated 2019 and 2020 Adjusted EBITDAX, respectively and 1.50x to 3.50x and 1.25x to 2.75x for equity value to estimated 2019 and 2020 adjusted operating cash flow, respectively.

After applying such ranges to the appropriate metrics for Carrizo based on the Carrizo forecast (assuming Wall Street consensus commodity price estimates), the analysis indicated the following implied equity value per share ranges for Carrizo common stock (resulting per share values were in all cases rounded to the nearest $0.25 per share):

	Firm Value / Adjusted EBITDAX		Equity Value /Adjusted Operating Cash Flow
	2019E	2020E	2019E	2020E
Low	$6.50	$5.25	$10.00	$8.50
High	$21.00	$14.50	$22.75	$18.50

Net Asset Value Analysis

J.P. Morgan conducted an after-tax discounted cash flow, net asset valuation analysis for the purpose of determining an implied equity value per share for Callon common stock and Carrizo common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Present value” refers to the current value of an asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns, and other appropriate factors. A “net asset valuation” is a multi-decade life-of-field model with no terminal value assumptions (except as otherwise described below). “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the estimated present value of Callon’s oil and gas resources based on certain oil and gas reserve information regarding proved and unproved oil and gas reserves of Callon, prepared by the management of Callon, as of September 30, 2019, and assuming (i) NYMEX strip pricing through 2023, with prices held flat thereafter (which is referred to in this section as “Strip Pricing”) and (ii) Wall Street consensus pricing through 2021, with prices held flat thereafter (which is referred to in this section as “Consensus Pricing”), which pricing assumptions were provided and approved by Callon’s management. Callon’s projected asset-level cash flows were discounted to present values using a range of discount rates from 10.00% to 12.00%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Callon, derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience, and then were adjusted for Callon’s hedges, other corporate and operating expenses, projected general and administrative expenses, projected cash taxes adjusted for utilization of Callon’s net operating losses, asset retirement obligations, current operating working capital, and net debt as of September 30, 2019, in each case, as provided by, and used by J.P. Morgan at the direction of, Callon management, to indicate a range of implied net asset values on a per share basis for Callon, which were divided by the number of fully diluted shares outstanding at Callon to arrive at the following range of implied net asset values per share of Callon common stock, based on Strip Pricing and Consensus Pricing. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

	Low	High
Callon Implied Net Asset Value Per Share—Strip Pricing	$5.50	$7.75
Callon Implied Net Asset Value Per Share—Consensus Pricing	$9.25	$12.00

J.P. Morgan also calculated the estimated present value of Carrizo’s oil and gas resources based on certain oil and gas reserve information regarding proved and unproved oil and gas reserves of Carrizo, prepared by the management of Callon as of September 30, 2019, and assuming (i) Strip Pricing and (ii) Consensus Pricing, which pricing assumptions were provided and approved by Callon’s management. Carrizo’s projected asset-level cash flows were discounted to present values using a range of discount rates from 10.00% to 12.00%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Carrizo, derived using the capital asset pricing model and J.P. Morgan’s professional judgment and experience, and then were adjusted for Carrizo’s hedges, minimum volume commitments and other liabilities, projected general and administrative expenses, projected cash taxes adjusted for utilization of Carrizo’s net operating losses, asset retirement obligations, current operating working capital, and net debt as of September 30, 2019, in each case, as provided by, and used by J.P. Morgan at the direction of, Callon management, to indicate a range of implied net asset values per share of Carrizo common stock, based on Strip Pricing and Consensus Pricing. Resulting per share values were in all cases rounded to the nearest $0.25 per share.

	Low	High
Carrizo Implied Net Asset Value Per Share—Strip Pricing	$7.25	$12.25
Carrizo Implied Net Asset Value Per Share—Consensus Pricing	$17.00	$23.00

Relative Valuation Analysis

Based upon the implied equity values per share for Callon and the implied equity values per share for Carrizo calculated in its Trading Multiples Analysis, and the implied equity values for Callon and the implied equity values for Carrizo calculated in its Net Asset Value Analysis, J.P. Morgan calculated an implied range of exchange ratios. For each comparison, J.P. Morgan compared the lowest equity value for Callon to the highest equity value for Carrizo to derive the lowest implied exchange ratio for Callon shareholders implied by each set of reference ranges. J.P. Morgan also compared the highest equity value per share for Callon to the lowest equity value per share for Carrizo to derive the highest implied exchange ratio for Callon shareholders implied by each set of reference ranges. The implied ranges of the exchange ratio resulting from this analysis were:

Public Trading Analysis	Low	High
Firm Value / 2019E Adjusted EBITDAX	0.8387x	9.3333x
Firm Value / 2020E Adjusted EBITDAX	0.7000x	4.8333x
Equity Value / 2019E Adjusted Operating Cash Flow	1.3793x	6.0667x
Equity Value / 2020E Adjusted Operating Cash Flow	1.2143x	5.6923x

Net Asset Value Analysis	Low	High
Strip Pricing	0.9355x	2.2273x
Consensus Pricing	1.4167x	2.4865x

The implied ranges of the exchange ratio for Callon shareholders were compared to the merger exchange ratio of 1.75x.

Implied Intrinsic Value Creation Analysis

J.P. Morgan conducted an analysis of theoretical value creation to the existing Callon shareholders that compared the estimated implied equity value of Callon on a standalone basis (based on the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis based on each of Strip Pricing and Consensus Pricing (such pricing assumptions referred to below as the “Pricing Assumptions”)) to the estimated implied equity value of former Callon shareholders’ ownership in Callon common stock, pro forma for the merger. J.P. Morgan calculated the pro forma implied after-tax equity value of Callon common stock based on each Pricing Assumption by (1) adding the sum of (a) the implied after-tax equity value of Callon (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s Callon-tax Net Asset Value Analysis described above), (b) the implied after-tax equity value of Carrizo (based on each Pricing Assumption, using the midpoint discount rate value determined in J.P. Morgan’s after-tax Net Asset Value Analysis described above) and (c) the estimated present value of the Synergies, (2) subtracting the (a) estimated transaction fees and expenses relating to the merger and (b) estimated value leakage from limitations on pro forma net operating losses and (3) multiplying such sum of the estimated valuations described above by, a factor of 57.9%, representing the approximate pro forma equity ownership of the combined company by Callon shareholders. Based on the assumptions described above, this analysis implied value creation for Callon shareholders of approximately 23.9% assuming Strip Pricing and 22.6% assuming Consensus Pricing.

There can be no assurance, however, that the Synergies, transaction-related expenses and other impacts referred to above will not be substantially greater or less than those estimated by Callon’s management as described above, which in turn would affect the potential value creation described above.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Callon or Carrizo. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Callon or Carrizo. However, the companies selected were chosen because they are publicly traded companies with operations, assets, size, basin presence, and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Callon and Carrizo. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Callon and Carrizo and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Callon with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Callon and Carrizo and the industries in which they operate.

For services rendered in connection with the merger, Callon has agreed to pay J.P. Morgan a fee of $15.0 million, $3.0 million of which became payable to J.P. Morgan upon delivery of its opinion dated July 14, 2019, and the remainder of which will become payable only if the merger is consummated. J.P. Morgan may also receive a fee from Callon in the event that Callon or any of its affiliates is paid a break-up, termination, or similar fee in connection with the termination, abandonment, or failure to occur of the merger in an amount equal to the lesser of (i) 15% of such fee (less the $3.0 million fee that became payable upon the delivery of J.P. Morgan’s opinion) and (ii) $7.5 million. In addition, Callon has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Callon for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on amendments of Callon’s credit facility in April 2018, September 2018, and March 2019, joint lead bookrunner on Callon’s offering of debt securities in June 2018, and joint lead bookrunner on Callon’s offering of equity securities in May 2018. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Callon, for which it receives customary compensation or other financial benefits. On July 14, 2019, an affiliate of J.P. Morgan separately entered into agreements with Callon pursuant to which such affiliate will arrange for and provide financing to Callon in connection with the proposed merger (as further described in “—Treatment of Indebtedness”). J.P. Morgan estimates its affiliate will receive aggregate fees of up to approximately $11 million pursuant to the financing agreements related to the proposed merger. During the two years preceding the date of J.P. Morgan’s opinion, neither J.P. Morgan nor its affiliates have had any material financial advisory or other material commercial or investment banking relationships with Carrizo. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding Callon common stock and 3.46% of the outstanding Carrizo common stock. During the two year period ended November 13, 2019, preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from Callon were approximately $5.5 million and from Carrizo were approximately $100,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans, or other obligations) of Callon or Carrizo for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Opinions of Carrizo’s Financial Advisors

The section of the joint proxy statement/prospectus entitled “The Merger—Opinions of Carrizo’s Financial Advisors” is hereby supplemented as follows:

Opinion of RBC Capital Markets, LLC

On November 13, 2019, RBCCM rendered an oral opinion, subsequently confirmed by delivery of a written opinion dated November 13, 2019, to the Carrizo board that, as of that date and subject to the assumptions, qualifications, limitations, and other matters set forth therein, the exchange ratio was fair, from a financial point of view, to the holders of Carrizo common stock. The full text of RBCCM’s written opinion dated November 13, 2019 is attached to this supplement as Annex C and constitutes part of this supplement. RBCCM’s opinion was approved by RBCCM’s Fairness Opinion Committee. This summary of RBCCM’s opinion is qualified in its entirety by reference to the full text of the opinion. Carrizo urges holders of Carrizo common stock to read RBCCM’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and limitations and qualifications of the review undertaken by RBCCM.

RBCCM’s advice (written and oral) and opinion was provided for the benefit, information, and assistance of the Carrizo board (in its capacity as such) in connection with its evaluation of the merger. RBCCM’s opinion did not address the underlying business decision of Carrizo to engage in the merger or the relative merits of the merger compared to any alternative business strategy or transaction that may be available to Carrizo or in which Carrizo might engage. RBCCM’s opinion does not constitute an opinion or recommendation to any holder of Carrizo common stock as to how any such holder should vote or act with respect to the merger or any proposal to be voted upon in connection with the merger or otherwise.

RBCCM’s opinion addressed the fairness, from a financial point of view and as of the date thereof, of the exchange ratio (to the extent expressly specified therein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Carrizo held by such holders. RBCCM’s opinion did not in any way address any other terms, conditions, implications, or other aspects of the merger or the merger agreement, including, without limitation, the form or structure of the merger or any other agreement, arrangement, or understanding entered into in connection with, or contemplated by, the merger or otherwise. RBCCM did not express any opinion or view with respect to, and relied upon the assessments of Carrizo and its representatives regarding, legal, regulatory, tax, accounting, and similar matters, as to which RBCCM understood that Carrizo obtained such advice as it deemed necessary from qualified professionals. In rendering its opinion, RBCCM did not express any view on, and its opinion did not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors, or employees of any party, or class of such persons, relative to the exchange ratio or otherwise.

In rendering its opinion, RBCCM assumed and relied upon the accuracy and completeness of all information that was reviewed by RBCCM, including all financial, legal, tax, accounting, operating, and other information provided to, or discussed with RBCCM by, or on behalf of, Carrizo or Callon (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements and other representatives of Carrizo and Callon that they were not aware of any relevant information that had been omitted or that remained undisclosed to RBCCM. RBCCM did not assume responsibility for independently verifying, and did not independently verify, such information. RBCCM also assumed (a) at the direction of the management of Carrizo and with the consent of Carrizo’s board, that (i) each of the Standalone Projections, the Reserve Information, and the Post-Merger Projections (as each is defined below) that it was directed to utilize in its analyses, including potential Tax Attributes and Synergies (as each is defined below), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Carrizo as to the future financial performance of each of Carrizo, Callon, and the combined post-merger company, as applicable (subject, in the case of the Projections (as defined below), to the varying underlying future crude oil and natural gas commodity price assumptions), and (ii) the future crude oil and natural gas commodity price assumptions referenced below were a reasonable basis upon which to evaluate Carrizo, Callon, and the combined post-merger company, and (b) with the consent of Carrizo’s board, that the financial results reflected therein, including the Synergies, will be realized in the amounts and at the times projected (subject, in the case of the Projections, to the varying underlying future crude oil and natural gas commodity price assumptions). RBCCM expressed no opinion as to any such financial projections, other estimates and data, and oil and gas reserve information, or the assumptions upon which they were based. RBCCM relied upon the assessments of the management of Carrizo as to future crude oil and natural gas drilling and production, market, and cyclical trends and prospects relating to the crude oil and natural gas industry, regulatory matters with respect thereto, and the potential impact thereof on each of Carrizo, Callon, and the combined post-merger company and RBCCM assumed that there will be no developments with respect to any of the foregoing that would be meaningful to its analyses or opinion. RBCCM further assumed that there will be no developments with respect to any of the foregoing that would have an adverse effect on Carrizo, Callon, or the merger (or the contemplated Synergies) that would be meaningful in any respect to its analyses or opinion.

In connection with its opinion, RBCCM did not assume any responsibility to perform, and did not perform, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative, or otherwise) of or relating to Carrizo, Callon, or any other entity and RBCCM was not furnished with any such valuations or appraisals, other than the Reserve Information (as defined below). RBCCM did not assume any obligation to conduct, and did not conduct, any physical inspection of the property or facilities of Carrizo, Callon, or any other entity. RBCCM is not an expert in the evaluation of oil and gas reserves, drilling, or production levels and expressed no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing), of any oil or gas reserves of Carrizo, Callon, the combined post-merger company, or otherwise. RBCCM expressed no view as to future crude oil, natural gas, and related commodity prices utilized in its analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on its analyses or opinion. RBCCM did not investigate, and made no assumption regarding, any litigation or other claims affecting Carrizo, Callon, or any other entity.

RBCCM did not evaluate the solvency or fair value of Carrizo, Callon, or any other entity under any state, federal, or other laws relating to bankruptcy, insolvency, or similar matters. RBCCM assumed that the merger will be consummated in all material respects in accordance with the terms of the merger agreement and in compliance with all applicable laws, documents, and other requirements, without waiver, modification, or amendment of any material term, condition, or agreement, and that, in the course of obtaining the necessary governmental, regulatory, or third party approvals, consents, releases, waivers, and agreements for the merger, no delay, limitation, restriction, or condition will be imposed or occur, including any divestiture or other requirements, that would have a material adverse effect on Carrizo, Callon, or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. RBCCM also assumed that the merger will qualify for the intended tax treatment contemplated by the merger agreement. In addition, RBCCM assumed that the final executed amendment would not differ, in any respect meaningful to its analyses or opinion, from the draft that it reviewed.

RBCCM’s opinion speaks only as of the date thereof, is based on the conditions as they existed and information supplied or reviewed as of the date thereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur or may have existed or occurred after such date. RBCCM did not undertake any obligation to update, revise, or reaffirm its opinion for events occurring after the date thereof. RBCCM’s opinion, as set forth therein, relates to the relative values of Carrizo and Callon. RBCCM did not express any opinion as to the actual value of Callon common stock when issued or distributed in the merger or the price or range of prices at which Carrizo common stock, Callon common stock, or any other securities of Carrizo or Callon may trade or otherwise be transferable at any time, including following announcement or consummation of the merger. As the Carrizo board was aware, the crude oil and natural gas commodity markets, and the industries in which Carrizo and Callon operate, have experienced and continued to experience, volatility and RBCCM expressed no opinion or view as to any potential effects of such volatility on Carrizo or Callon (or their respective businesses) or the merger (including the contemplated benefits thereof).

For the purposes of rendering its opinion, RBCCM undertook such review, inquiries, and analyses as it deemed necessary or appropriate under the circumstances, including the following:

•	RBCCM reviewed the financial terms of the original merger agreement;

•	RBCCM reviewed the financial terms of a draft, dated November 13, 2019, of the amendment;

•

RBCCM reviewed certain publicly available financial and other information, and certain historical operating data, relating to Carrizo made available to it from published sources and internal records of Carrizo;

•

RBCCM reviewed certain publicly available financial and other information, and certain historical operating data, relating to Callon made available to it from published sources and internal records of Callon;

•

RBCCM reviewed (a) financial projections and other estimates and data relating to Carrizo, prepared by the management of Carrizo (the “Standalone Carrizo Projections”), as well as financial projections and other estimates and data relating to Callon, prepared by management of Callon, as adjusted by management of Carrizo (the “Standalone Callon Projections” and, together with the Standalone Carrizo Projections, the “Standalone Projections”), all of which included estimates regarding certain tax attributes expected to result from the utilization of net operating loss carryforwards of Carrizo and Callon (collectively, “Tax Attributes”), as well as certain future crude oil and natural gas commodity price assumptions, (b) certain oil and gas reserve information regarding proved and unproved oil and gas reserves and undeveloped resources of Carrizo, prepared by the management of Carrizo (the “Carrizo Reserve Information”), and certain oil and gas reserve information regarding proved and unproved oil and gas reserves and undeveloped resources of Callon, prepared by management of Callon, as adjusted by management of Carrizo (the “Callon Reserve Information” and, together with the Carrizo Reserve Information, the “Reserve Information”), which, in each case, included the discounting of categories of oil and gas reserve information by the management of Carrizo, and (c) financial projections and other estimates and data, prepared by the management of Carrizo relating to the combined post-merger company (the “Post-Merger Projections” and, together with the Standalone Projections, the “Projections”), which included estimates of the potential cost savings anticipated by the managements of Carrizo and Callon to be realized from the merger by the combined post-merger company, adjusted to reflect estimates of Tax Attributes anticipated to be unavailable to the combined post-merger company as a result of the merger (which, for purposes of this section entitled “The Merger—Opinions of Carrizo’s Financial Advisors— Opinion of RBC Capital Markets, LLC,” is referred to collectively as the “Synergies”), as well as certain future crude oil and natural gas commodity price assumptions, all of which financial projections and other estimates and data and oil and gas reserve information RBCCM was directed to utilize for purposes of its analyses and opinion;

•

RBCCM conducted discussions with members of the senior managements of (a) Carrizo and Callon relating to the respective businesses, prospects, and financial outlook of Carrizo, Callon, and the combined post-merger company, and (b) Carrizo relating to the combined post-merger company, the Synergies, and certain future crude oil and natural gas commodity price assumptions, including certain such commodity price assumptions provided by management of Carrizo, as well as Strip Pricing and Consensus Pricing estimates for such commodities (in each case, as more fully described above under “The Merger—Certain Carrizo Unaudited Prospective Financial and Operating Information”);

•	RBCCM reviewed the reported prices and trading activity for Carrizo common stock and Callon common stock;

•

RBCCM compared certain financial metrics of Carrizo and Callon with those of selected publicly traded companies in lines of businesses that it considered generally relevant in evaluating Carrizo and Callon;

•	RBCCM reviewed the potential pro forma financial impact of the merger on Callon after taking into account potential Tax Attributes and Synergies; and

•	RBCCM considered other information and performed other studies and analyses as it deemed appropriate.

Set forth below is a summary of the material financial analyses performed by RBCCM in connection with rendering its opinion, as delivered to the Carrizo board in connection with its meeting on November 13, 2019. The order of analyses described does not represent relative importance or weight given to those analyses by RBCCM. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the summary of the analyses used by RBCCM, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analysis.

For purposes of its analyses, RBCCM reviewed a number of financial and operating metrics, using certain time periods, including:

•	“Enterprise Value”—the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other in-the-money securities convertible,

exercisable, or exchangeable into or for equity securities of the company) plus the amounts of its net debt (the amount of its outstanding indebtedness and out-of-the-money convertible and non-convertible preferred stock, less the amount of cash and cash equivalents on its balance sheet) and non-controlling interests, less the amount of investments in unconsolidated affiliates;

•	“EBITDA” — the amount of the relevant company’s earnings before interest, taxes, depreciation, and amortization for a specified time period;

•

“Adjusted EBITDA” — EBITDA, adjusted to reflect specified expenses, which in the case of estimates of the management of Carrizo for each of Carrizo and Callon, were adjusted as described below under “—Summary of Certain Carrizo Unaudited Prospective Financial and Operating Information”;

•	“LQA” — the fiscal quarter ending September 30, 2019, annualized;

•

“Production” — average daily equivalent production of oil, natural gas liquids (“NGLs”), and natural gas, calculated by converting natural gas to boe (oil equivalent barrels) at a ratio of six Mcf (calculated as one thousand cubic feet) of natural gas to one Bbl (a standard barrel containing 42 U.S. gallons) of oil;

•

“Reserves” — the estimated quantities of oil, NGLs, and natural gas that geological and engineering data demonstrate with reasonable certainty to be commercially recoverable in future years from known reservoirs under existing economic and operating conditions, which, for clarity, includes Proved Developed Reserves (described below);

•

“Proved Developed Reserves” — Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods including both currently producing (“Proved Developed Producing”) and not producing (“Proved Developed Non-Producing”); and

•

“Undeveloped Resources” — Oil, natural gas, and NGLs other than Proved Developed Reserves and Proved Developed Non-Producing Reserves that are expected to be recovered from new wells. Undeveloped Resources includes quantities that do not meet SEC rules and guidelines for reserves and generally include less certainty of being recovered and are more speculative than such reserves.

Unless the context indicates otherwise, the analyses performed below were calculated using (i) the closing prices of Carrizo common stock, Callon common stock, and the selected U.S. companies in the acquisition, exploration, development, and production of oil and natural gas business (“E&P”) as of November 12, 2019, (ii) historical, financial, and operating data for the selected companies based on publicly available information for each company as of November 12, 2019, (iii) the Enterprise Values for (a) Carrizo based on net debt as of September 30, 2019 of approximately $2.0 billion and (b) Callon based on net debt as of September 30, 2019 of approximately $1.2 billion, and (iv) per share amounts for (a) Carrizo based on diluted shares outstanding as of November 5, 2019, using the treasury stock method, of approximately 96.2 million (based on a Carrizo common stock price of $7.95), and (b) Callon based on diluted shares outstanding as of November 5, 2019, using the treasury stock method, of approximately 231.2 million (based on a Callon common stock price of $4.62). The calculations of Reserve Information (a) for Carrizo were estimated with an effective date of September 30, 2019 by the management of Carrizo, and (b) for Callon were estimated with an effective date of September 30, 2019 by the management of Callon, as adjusted by the management of Carrizo. Calculations of Reserve Information and other oil and gas reserve criteria were based on management estimates; none of which were based on SEC reserve criteria. All market based commodity price assumptions were based on pricing data as of November 8, 2019. Unless the context indicates otherwise, estimates of EBITDA (or Adjusted EBITDA, as the case may be) for each of calendar years 2020 (“2020E”) and 2021 (“2021E”) for (i) the selected companies were based on mean consensus Wall Street analyst estimates (such mean consensus estimates, “Wall Street research”) available as of November 12, 2019, (ii) Carrizo were based on estimates provided by the management of Carrizo, and (iii) Callon were based on estimates provided by the management of Callon, as adjusted by the management of Carrizo.

For purposes of certain analyses below, the term “implied per share merger consideration” refers to the implied per share value of the merger consideration of $8.09, based on the exchange ratio of 1.75 shares of Callon common stock per share of Carrizo common stock and the closing price of Callon common stock as of November 12, 2019 of $4.62.

Carrizo Financial Analyses

Selected Companies Analysis. RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies with no currently publicly announced mergers and acquisitions or sale process activities as compared to the corresponding information and implied trading multiples for Carrizo. In choosing the selected companies, RBCCM considered publicly traded E&P companies in the lower 48 states with significant Permian or Eagle Ford operations, Enterprise Values between approximately $1 billion and approximately $10 billion, and LQA leverage of approximately 3.0x or less. In this analysis, RBCCM compared, among other things, multiples of implied Enterprise Value to EBITDA for each of 2020E and 2021E. The results of this analysis are summarized in the following table:

Enterprise Value / EBITDA
Selected Publicly Traded Companies	2020E	2021E
Cimarex Energy Co.	4.0x	3.6x
WPX Energy, Inc.	4.3x	3.9x
Oasis Petroleum Inc.	4.4x	4.2x
SM Energy Company	3.7x	3.4x
Matador Resources Company	4.9x	3.9x
Magnolia Oil & Gas Corporation	4.5x	4.4x
QEP Resources, Inc.	3.3x	3.3x
Centennial Resource Development, Inc.	3.0x	2.7x
Laredo Petroleum, Inc.	2.9x	2.9x
Penn Virginia Corporation	2.7x	2.9x

High	4.9x	4.4x
Median	3.9x	3.5x
Low	2.7x	2.7x

From this data, RBCCM selected Enterprise Value reference ranges for Carrizo using Adjusted EBITDA multiples for 2020E of 2.7x—4.9x and Adjusted EBITDA multiples for 2021E of 2.7x—4.4x (in each case, based on the Standalone Carrizo Projections and using Consensus Pricing). RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Carrizo common stock as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Range		Implied Per Share Merger Consideration
2020E Adjusted EBITDA	2021E Adjusted EBITDA
$1.86 - $19.39	$7.00 - $25.81	$ 8.09

Net Asset Value Analysis. RBCCM performed a NAV analysis of Carrizo by calculating the estimated net present value of its estimated oil and gas resources in all risked reserve and undeveloped resources categories, including each of the Proved Developed Producing and Proved Developed Non-Producing reserve categories, as well as Undeveloped Resources, based on the Carrizo Reserve Information. RBCCM performed this analysis using a reserve adjustment factor (“RAF”) approach, as provided by management of Carrizo, as well as using pricing assumptions based on (a) Strip Pricing as of November 8, 2019, as well as (b) additional pricing assumptions provided by management of Carrizo consisting of (i) $45 Flat Pricing and (ii) $60 Flat Pricing. Management of Carrizo applied discount ranges to the Carrizo Reserve Information of (a) 100% for Proved Developed Producing Reserves, (b) 95% for Proved Developed Non-Producing Reserves, and (c) 90% for

Undeveloped Resources, as well as discounts to reflect estimated well production downtimes (which discounts ranged from approximately 3% to approximately 6%). RBCCM selected discount rates of 8.5% to 10.5%, which reflected RBCCM’s estimate of Carrizo’s weighted average cost of capital (“WACC”), as more fully described below under “Carrizo Financial Analyses-Discounted Cash Flow Analysis,” and applied such range of discount rates to the projected cash flows from the estimated oil and gas reserves and undeveloped resources to arrive at reserve value reference ranges.

RBCCM derived implied equity value per share reference ranges from the reserve value reference ranges, adjusting for capital costs, estimated taxes (after taking into account the Tax Attributes), and general and administrative expenses, in each case, as provided by Carrizo management, and using the net debt and diluted share information described above, as well as applying certain additional balance sheet adjustments as provided by Carrizo management related primarily to working capital, net cash received (less net cash paid) for commodity derivative settlements, certain lease obligations and acquisition and divestiture related contingent payments. This analysis indicated the following implied equity value per share reference ranges for Carrizo common stock as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Range			Implied Per Share Merger Consideration
NAV $45 Flat Pricing	NAV Strip Pricing	NAV $60 Flat Pricing
$6.27 - $10.60	$13.76 - $18.99	$24.88 - $31.75	$ 8.09

Discounted Cash Flow Analysis. RBCCM performed a discounted cash flow analysis of Carrizo by calculating the estimated net present value of the after-tax free cash flows of Carrizo as of September 30, 2019, based on the Standalone Carrizo Projections (which included the Tax Attributes of Carrizo), and using Strip Pricing.

RBCCM performed the discounted cash flow analysis using (i) discount rates ranging from 8.5% to 10.5% based on an estimated WACC of Carrizo, after review of the current historical WACC for Carrizo and the selected companies listed above under “Carrizo Financial Analyses—Selected Companies Analysis,” as well as applying a size premium; and (ii) a terminal value at the end of the forecast period, using terminal multiples ranging from 3.0x to 4.0x estimated calendar year 2023 (“2023E”) Adjusted EBITDA, which estimated Adjusted EBITDA was the terminal year Adjusted EBITDA for Carrizo based on the Standalone Carrizo Projections. The selected range of terminal multiples was based on Carrizo’s recent historical 2020E Adjusted EBITDA trading multiple. RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above, as well as adjusting for certain lease obligations and acquisition and divestiture related contingent payments. The discounted cash flow analysis indicated the following implied per share common equity reference range as compared to the implied per share merger consideration.

Implied Equity Value Per Share Reference Range	Implied Per Share Merger Consideration
$9.60 - $18.94	$ 8.09

Callon Financial Analyses

Selected Companies Analysis. RBCCM reviewed certain financial and operating information and implied trading multiples for selected publicly traded companies with no currently publicly announced mergers and acquisitions or sale process activities as compared to the corresponding information and implied trading multiples for Callon. In choosing the selected companies, RBCCM considered publicly traded E&P companies in the lower 48 states with significant Permian operations, Enterprise Values between approximately $1 billion and approximately $10 billion, and LQA leverage of approximately 3.0x or less. In this analysis, RBCCM compared, among other things, multiples of implied Enterprise Value to EBITDA for each of 2020E and 2021E.

The results of this analysis are summarized in the following table:

Enterprise Value /EBITDA
Selected Publicly Traded Companies	2020E	2021E
Cimarex Energy Co.	4.0x	3.6x
WPX Energy, Inc.	4.3x	3.9x
Oasis Petroleum Inc.	4.4x	4.2x
SM Energy Company	3.7x	3.4x
Matador Resources Company	4.9x	3.9x
QEP Resources, Inc.	3.3x	3.3x
Centennial Resource Development, Inc.	3.0x	2.7x
Laredo Petroleum, Inc.	2.9x	2.9x

High	4.9x	4.2x
Median	3.9x	3.5x
Low	2.9x	2.7x

From this data, RBCCM selected Enterprise Value reference ranges for Callon using Adjusted EBITDA multiples for 2020E of 2.9x—4.9x and Adjusted EBITDA multiples for 2021E of 2.7x—4.2x (in each case, based on the Standalone Callon Projections and using Consensus Pricing). RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Callon common stock as compared to closing price per share of Callon common stock on November 12, 2019:

Implied Equity Value Per Share Reference Range		Closing Price on November 12, 2019
2020E Adjusted EBITDA	2021E Adjusted EBITDA
$2.77 - $7.95	$3.64 -$8.75	$4.62

Net Asset Value Analysis. RBCCM performed a NAV analysis of Callon by calculating the estimated net present value of its estimated oil and gas resources in all risked reserve and undeveloped resources categories, including each of the Proved Developed Producing and Proved Developed Non-Producing reserve categories, as well as Undeveloped Resources, based on the Callon Reserve Information. RBCCM performed this analysis using the RAF approach, as provided by management of Carrizo, as well as using pricing assumptions based on (a) Strip Pricing as well as (b) additional pricing assumptions provided by management of Carrizo consisting of (i) $45 Flat Pricing and (ii) $60 Flat Pricing. Management of Carrizo applied discount ranges to the Callon Reserve Information of (a) 100% for Proved Developed Producing Reserves, (b) 95% for Proved Developed Non-Producing Reserves, and (c) 90% for Undeveloped Resources, as well as discounts to reflect estimated well production downtimes (which discounts ranged from 0% to approximately 4%). RBCCM selected discount rates of 8.0% to 10.0%, which reflected RBCCM’s estimate of Callon’s WACC, as more fully described below under “Callon Financial Analyses—Discounted Cash Flow Analysis,” and applied such range of discount rates to the projected cash flows from the estimated oil and gas reserves and undeveloped resources to arrive at reserve value reference ranges.

RBCCM derived implied equity value per share reference ranges from the reserve value reference ranges, adjusting for capital costs, estimated taxes (after taking into account the Tax Attributes), and general and administrative expenses, in each case, as provided by Carrizo management, and using the net debt and diluted share information described above, as well as applying certain additional balance sheet adjustments as provided by Carrizo management related primarily to working capital, net cash received (less net cash paid) for commodity derivative settlements, and acquisition and divestiture related contingent payments. This analysis indicated the following implied equity value per share reference ranges for Callon common stock as compared to the closing price of Callon common stock on November 12, 2019:

Implied Equity Value Per Share Reference Range			Closing Price on November 12, 2019
NAV $45 Flat Pricing	NAV Strip Pricing	NAV $60 Flat Pricing
$4.98 - $6.92	$7.59 - $10.03	$11.46 - $14.53	$4.62

Discounted Cash Flow Analysis. RBCCM performed a discounted cash flow analysis of Callon by calculating the estimated net present value of the after-tax free cash flows of Callon as of September 30, 2019, based on the Standalone Callon Projections (which included the Tax Attributes of Callon), and using Strip Pricing.

RBCCM performed the discounted cash flow analysis using (i) discount rates ranging from 8.0% to 10.0% based on an estimated WACC of Callon, after review of the current historical WACC for Callon and the selected companies under “Callon Financial Analyses—Selected Companies Analysis,” as well as applying a size premium; and (ii) a terminal value at the end of the forecast period, using terminal multiples ranging from 3.00x to 4.00x 2023E Adjusted EBITDA, which estimated Adjusted EBITDA was the terminal year Adjusted EBITDA for Callon based on the Standalone Callon Projections. The selected range of terminal multiples was based on Callon’s recent historical 2020E Adjusted EBITDA trading multiple. RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. The discounted cash flow analysis indicated the following implied per share common equity reference range as compared to the closing price of Callon common stock on November 12, 2019:

Implied Equity Value Per Share Reference Range	Closing Price on November 12, 2019
$5.49 - $9.01	$4.62

Implied Exchange Ratio Analysis

RBCCM calculated certain implied exchange ratio reference ranges for the merger.

Selected Public Companies Exchange Ratio Analysis. Based on the per share value reference ranges for Carrizo common stock and Callon common stock implied by the selected publicly traded companies analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Carrizo common stock implied per share value reference range by the high end of the applicable Callon common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Carrizo common stock implied per share value reference range by the low end of the applicable Callon common stock implied per share value reference range. The analysis indicated the following implied reference ranges as compared to the exchange ratio in the merger:

	Implied Exchange Ratio Reference Range	Exchange Ratio
2020E Adjusted EBITDA	0.235 - 6.996	1.75x
2021E Adjusted EBITDA	0.800 - 6.926	1.75x

Net Asset Value Exchange Ratio Analysis. Based on the per share value reference ranges for Carrizo common stock and Callon common stock implied by the net asset values analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Carrizo common stock implied per share value reference range by the high end of the applicable Callon common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Carrizo common stock implied per share value reference range by the low end of the applicable Callon common stock implied per share value reference range. The analysis indicated the following implied reference ranges as compared to the exchange ratio in the merger:

	Implied Exchange Ratio Reference Range	Exchange Ratio
$45 Flat Pricing	0.906x - 2.128x	1.75x
Strip Pricing	1.372x - 2.502x	1.75x
$60 Flat Pricing	1.713x - 2.772x	1.75x

Discounted Cash Flow Analysis. Based on the per share value reference ranges for Carrizo common stock and Callon common stock implied by the discounted cash flow exchange ratio analyses described above for which the same financial metrics were applied, and the corresponding assumptions underlying each such analysis, RBCCM calculated implied exchange ratio reference ranges. In each case, the low end of each implied ratio reference range was calculated by dividing the low end of the applicable Carrizo common stock implied per share value reference range by the high end of the applicable Callon common stock implied per share value reference range, and the high end of each implied exchange ratio reference range was calculated by dividing the high end of the applicable Carrizo common stock implied per share value reference range by the low end of the applicable Callon common stock implied per share value reference range. The analysis indicated the following implied reference ranges as compared to the exchange ratio in the merger:

	Implied Exchange Ratio Reference Range	Exchange Ratio
Discounted Cash Flow	1.065 - 3.450	1.75x

Pro Forma Value Accretion Analysis

RBCCM performed an analysis to calculate the theoretical change in per share equity value for holders of Carrizo common stock based upon their approximately 42.1% pro forma ownership in the combined company, as compared to their 100% ownership in Carrizo as a stand-alone company, based upon certain of the standalone analyses described above, and adjusted to reflect the estimated Synergies (which, for purposes of this analysis, RBCCM used $140 million, the midpoint of the range of estimated Synergies, not including estimated interest cost savings; see “ —Certain Carrizo Unaudited Prospective Financial and Operating Information —Carrizo Management Projections for Expected Synergies and Cost Savings”) and transaction costs, together with the impact of approximately $200 million of present value in additional costs attributable to the tax impact of the merger on the combined post-merger company, in each case, as provided by Carrizo management. This analysis indicated the following implied per share equity value reference ranges for Carrizo common stock on a stand- alone basis, as compared to the implied per share equity value of approximately 42.1% of the equity of the combined post-merger company, inclusive of approximately 42.1% of the estimated Synergies (net of transaction costs):

	Implied Carrizo Stand-Alone Per Share Equity Value Reference Range	Implied Carrizo Common Stockholder Per Share Equity Value In Pro Forma Combined Company Reference Range
NAV Analysis
$45 Flat Pricing	$6.27 - $10.60	$10.18 - $14.30
Strip Pricing	$13.76 - $18.99	$15.98 -$20.98
$60 Flat Pricing	$24.88 -$31.75	$24.58 -$30.92
Discounted Cash Flow Analysis	$9.60 - $18.94	$12.25 - $19.74

Other Information

RBCCM also noted for the Carrizo board the following additional analyses and factors that were not considered part of RBCCM’s financial analyses with respect to its opinion but were referenced for informational purposes:

Trading Range Analyses for Carrizo. RBCCM reviewed certain historical closing prices for Carrizo common stock during the 52-week period prior to July 12, 2019, which reflected the following historical stock price information for Carrizo common stock as compared to the closing price of Carrizo common stock on November 12, 2019 and the implied per share merger consideration:

Trading Period Prior to July 12, 2019	Stock Price
52-Week High	$29.09
52-Week Low	$9.12
Closing Price on November 12, 2019	$7.95
Implied Per Share Merger Consideration	$8.09

Trading Range Analyses for Callon. RBCCM reviewed certain historical closing prices for Callon common stock during the 52-week period prior to July 12, 2019, which reflected the following historical stock price information for Callon common stock as compared to the closing price of Callon common stock on November 12, 2019:

Trading Period Prior to July 12, 2019	Stock Price
52-Week High	$12.84
52-Week Low	$5.71
Closing Price on November 12, 2019	$4.62

Analysts’ Price Targets for Carrizo. RBCCM reviewed one-year forward stock price targets for Carrizo common stock in 13 recently published, publicly available, Wall Street research analysts’ reports (other than RBCCM), which indicated the following undiscounted low and high per share stock price targets for Carrizo common stock as compared to the closing price of Carrizo common stock on November 12, 2019 and the implied per share merger consideration:

Analyst Price Targets as of November 12, 2019	Stock Price
High	$16.00
Low	$8.00
Closing Price on November 12, 2019	$7.95
Implied Per Share Merger Consideration	$8.09

Analysts’ Price Targets for Callon. RBCCM reviewed one-year forward stock price targets for Callon common stock in 16 recently published, publicly available, Wall Street research analysts’ reports (other than RBCCM), which indicated the following undiscounted low and high per share stock price targets for Callon common stock as compared to the closing price of Callon common stock on November 12, 2019:

Analyst Price Targets as of November 12, 2019	Stock Price
High	$12.00
Low	$5.00
Closing Price on November 12, 2019	$4.62

Selected Precedent Transactions Analysis. RBCCM reviewed certain implied transaction multiples for 19 oil and gas transactions involving target publicly traded U.S. E&P companies in the lower 48 states with operations in and/or beyond the Permian Basin or Eagle Ford since 2009, with implied Enterprise Values (based on the purchase price paid for the target company’s common equity calculated at the time of announcement of the applicable transaction) between $1 billion and $10 billion.

In this analysis, RBCCM compared multiples of implied transaction value to the Adjusted EBITDA for the target company for the latest twelve month period for which financial information had been publicly announced prior to the announcement of the applicable transaction (“LTM”). RBCCM excluded five such precedent transactions because it believed that LTM Adjusted EBITDA multiples over 15.0x were not meaningful.

This data resulted in Enterprise Value to LTM Adjusted EBITDA multiples ranging from 3.1x to 11.9x, and RBCCM applied such multiple range to Carrizo’s LTM Adjusted EBITDA for the twelve month period ended September 30, 2019. RBCCM then derived implied equity value per share reference ranges from the resulting Enterprise Value reference ranges, using the net debt and diluted share information described above. This analysis indicated the following implied equity value per share reference ranges for Carrizo common stock as compared to the implied per share merger consideration:

Implied Equity Value Per Share Reference Range	Implied Per Share Merger Consideration
LTM Adjusted EBITDA
$2.11 - $64.70	$8.09

Overview of Analyses; Other Considerations

No single company or transaction used in the above analyses as a comparison was identical to Carrizo, Callon, or the merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, businesses, or transactions analyzed.

The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to particular circumstances. Several analytical methodologies were used by RBCCM, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions of RBCCM were based on all the analyses and factors presented herein taken as a whole and also on application of RBCCM’s own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. RBCCM therefore believes that its analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion.

RBCCM, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of its affiliates may act as a market maker and broker in the publicly traded securities of Carrizo, Callon, and/or other entities involved in the merger, or their respective affiliates, and receive customary compensation in connection therewith, and may also actively trade securities of Carrizo, Callon, and/or other entities involved in the merger, or their respective affiliates, for its or its affiliates’ own account or for the account of customers and, accordingly, RBCCM and its affiliates may hold a long or short position in such securities. RBCCM and certain of its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking, and financial advisory services to Carrizo, Callon, and certain of their respective affiliates unrelated to the merger, for which services RBCCM and its affiliates have received and expect to receive customary compensation, including, since the beginning of RBCCM’s 2017 fiscal year (November 1, 2016), having acted or acting as (a) with respect to Carrizo, as (i) a lender under certain credit facilities with aggregate commitments as of November 13, 2019 of approximately $68.25 million, (ii) financial advisor to Carrizo in connection with the sale of certain assets in the DJ Basin in November 2017, (iii) co-manager in connection with follow-on offerings of Carrizo common stock in June 2017 and August 2018, and (iv) joint bookrunner in connection with a senior unsecured Carrizo notes offering in June 2017, having received an aggregate compensation of approximately $4.6 million relating to such services, and (b) with respect to Callon, as (i) a lender under certain credit facilities of Callon with aggregate commitments as of November 13, 2019 of approximately $55.25 million, (ii) co-manager in connection with follow-on offerings of Callon common stock in December 2016 and May 2018, and (iii) joint bookrunner in connection with senior Callon notes offerings in May 2017 and May 2018, having received an aggregate compensation of approximately $2.2 million relating to such services. In addition, in August 2019, subsequent to the date of the original merger agreement, RBCCM and/or certain of its affiliates were asked by Callon to participate in the pro forma combined company’s new credit facility, a portion of which is expected to be drawn at the effective time of the merger to fund the repayment in full of Callon’s and Carrizo’s existing revolving credit facilities, the redemption of Carrizo preferred stock, and certain transaction related expenses. Such participation is anticipated to be an $80 million commitment in aggregate. It is currently anticipated that RBCCM and/or its affiliates will receive an additional rollover commitment fee of approximately $80,000 in connection with participation in the new credit facility.

Under its engagement agreement with Carrizo, RBCCM became entitled to a fee of $1.0 million upon the delivery of RBCCM’s written opinion in connection with the initial execution of the original merger agreement, which fee was paid prior to the date of this supplement. In addition, if Carrizo consummates the merger, RBCCM will receive an additional transaction fee currently estimated to be approximately $6.0 million based on the information available as of November 14, 2019, and to be paid upon the closing of the merger, against which the fee RBCCM received for delivery of its opinion in connection with the initial execution of the original merger agreement will be credited. Carrizo has also agreed to indemnify RBCCM for certain liabilities that may arise out of its engagement, and to reimburse certain out-of-pocket expenses incurred by RBCCM in performing its services. The terms of RBCCM’s engagement letter were negotiated at arm’s-length between Carrizo and RBCCM, and the Carrizo board was aware of this fee arrangement at the time it reviewed and approved the merger agreement.

Opinion of Lazard

Carrizo retained Lazard to act as its financial advisor in connection with the merger. As part of this engagement, Carrizo requested that Lazard evaluate the fairness of the exchange ratio, from a financial point of view, to the holders of Carrizo common stock other than holders of shares of Carrizo common stock that are owned or held (i) in treasury by Carrizo or any of its wholly owned subsidiaries and (ii) by Callon or any of its wholly owned subsidiaries (excluding any such shares of Carrizo common stock held on behalf of third parties) (collectively, the “excluded shares”). At a meeting of the Carrizo board held to evaluate the merger on November 13, 2019, Lazard rendered an oral opinion to the Carrizo board, subsequently confirmed in writing by delivery of Lazard’s opinion letter dated November 13, 2019, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications, and limitations set forth in Lazard’s written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Carrizo common stock (other than holders of excluded shares).

The full text of Lazard’s written opinion, dated November 13, 2019, which sets forth the assumptions made, procedures followed, factors considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex D to this supplement and is incorporated herein by reference. We encourage you to read Lazard’s opinion carefully and in its entirety.

Lazard’s opinion was provided for the use and benefit of the Carrizo board (in its capacity as such) in its evaluation of the merger, and addressed only the fairness of the exchange ratio, as of the date of the opinion, from a financial point of view, to the holders of Carrizo common stock (other than holders of excluded shares). Lazard’s opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto.

Lazard’s opinion was necessarily based on economic, monetary, market, and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Carrizo common stock or Callon common stock may trade at any time subsequent to the announcement of the merger. In addition, Lazard’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Carrizo might engage or the merits of the underlying decision by Carrizo to engage in the merger.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of the original merger agreement and a draft of the amendment dated November 13, 2019;

•	reviewed certain publicly available historical business and financial information relating to each of Carrizo and Callon;

•

reviewed various financial forecasts and other data prepared by Carrizo relating to the business of Carrizo, relating to the business of Callon, and relating to the projected synergies and other benefits, including the amount and timing thereof, anticipated by management of Carrizo to be realized from the merger, and reviewed various financial forecasts and other data prepared by Callon relating to the business of Callon;

•

held discussions with members of the senior management of Carrizo with respect to the businesses and prospects of Carrizo and Callon and the projected synergies and other benefits anticipated by the management of Carrizo to be realized from the merger and held discussions with members of the senior management of Callon with respect to the businesses and prospects of Callon;

•	reviewed public information with respect to other companies in lines of business Lazard believed to be generally relevant in evaluating the businesses of Carrizo and Callon;

•	reviewed historical stock prices and trading volumes of the Carrizo common stock and Callon common stock;

•	reviewed the potential pro forma financial impact of the merger on Callon based on the financial forecasts referred to above prepared by management of Carrizo relating to Carrizo and Callon, including

•	those related to the projected synergies anticipated by management of Carrizo to result from the merger; and

•	conducted such other financial studies, analyses, and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Carrizo or Callon or concerning the solvency or fair value of Carrizo or Callon, and was not furnished with any such valuation or appraisal. Management of Carrizo advised Lazard that it believed that the financial forecasts most recently provided to Lazard by Carrizo relating to the business of Carrizo and Callon, best reflected the future financial performance of Carrizo and Callon, respectively. Accordingly, for purposes of Lazard’s analyses in connection with its opinion, at the direction of the Carrizo board, Lazard utilized such forecasts prepared by management of Carrizo relating to the business of Carrizo and Callon. With respect to the financial forecasts utilized in Lazard’s analyses, including those related to projected synergies and other benefits anticipated by management of Carrizo to be realized from the merger, Lazard assumed, with the consent of the Carrizo board, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Carrizo and Callon and such synergies and other benefits. In addition, Lazard assumed, with the consent of the Carrizo board, that such financial forecasts and projected synergies and other benefits would be realized in the amounts and at the times contemplated thereby. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based. Lazard noted that, in the absence of precedent transactions believed by Lazard to be sufficiently comparable for purposes of evaluating the valuation of Carrizo in connection with Lazard’s opinion, Lazard did not prepare a precedent transaction analysis.

In rendering its opinion, Lazard assumed, with the consent of the Carrizo board, that the merger would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Representatives of Carrizo advised Lazard, and Lazard assumed, that the executed amendment would conform to the draft reviewed by Lazard in all material respects and the merger agreement would not be further amended. Lazard also assumed, with the consent of the Carrizo board, that obtaining the necessary governmental, regulatory or third party approvals and consents for the merger would not have an adverse effect on Carrizo, Callon or the merger that is material in any respect to Lazard’s analysis in connection with its opinion. Lazard further assumed, with the consent of the Carrizo board, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the merger, nor did Lazard’s opinion address any legal, tax, regulatory, oil and gas reserves, or accounting matters, as to which Lazard understood that Carrizo obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in its opinion) of the merger, including, without limitation, the form or structure of the merger or any agreements or arrangements entered into in connection with, or contemplated by, the merger (including any governance-related matters). With the consent and at the instruction of the Carrizo board, Lazard’s analysis did not take into account any exercise of the warrants for shares of Carrizo common stock and any cash payment in the merger for fractional shares of Callon common stock. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors, or employees of any parties to the merger, or class of such persons, relative to the exchange ratio or otherwise.

Summary of Lazard’s Financial Analyses

The following is a summary of the material financial analyses reviewed with the Carrizo board in connection with Lazard’s opinion, dated as of November 13, 2019. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The analyses and reviews underlying Lazard’s opinion were prepared solely by Lazard and were not prepared jointly with any other advisor to Carrizo. Lazard did not participate in the preparation of the analyses and reviews underlying the opinion of any other advisor to Carrizo. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any particular factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Considering selected portions of the analyses and reviews in the summary set forth below, without considering the analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of Carrizo and Callon. No company or business used in Lazard’s analyses and reviews as a comparison is identical to Carrizo, Callon or the combined company, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, Lazard’s analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses, or securities do not purport to be appraisals or to reflect the prices at which companies, businesses, or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. The tables must be read together with the full text of the accompanying summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

Except as otherwise noted, the quantitative information used in the analyses and reviews, to the extent that it was based on market data, was based on market data as it existed on November 13, 2019 or the specified earlier date, and is not necessarily indicative of current market conditions.

Commodity Price Scenarios

In conducting its analyses, Lazard utilized, at the direction of the Carrizo board, only the prospective financial and operating information for Carrizo and Callon, which is set forth in “—Certain Carrizo Unaudited Prospective Financial and Operating Information,” under each of the following commodity pricing scenarios (collectively, the “commodity pricing scenarios”):

•

Strip pricing, as of November 8, 2019, which reflected $55.14/bbl for oil (WTI) and $2.58/Mcf for natural gas (Henry Hub) for 2019, $55.39/bbl for oil (WTI) and $2.57/Mcf for natural gas (Henry Hub) for 2020, $52.54/bbl for oil (WTI) and $2.48/Mcf for natural gas (Henry Hub) for 2021, $51.58/bbl for oil (WTI) and $2.50/Mcf for natural gas (Henry Hub) for 2022, $51.48/bbl for oil (WTI) and $2.68/Mcf for natural gas (Henry Hub) for 2023 (“strip pricing scenario”);

•	Strip pricing, as of November 8, 2019, for 2019 and 2020, and $60.00/bbl for oil (WTI) and $2.75/Mcf for natural gas (Henry Hub) thereafter (“$60 flat pricing scenario”); and

•	Strip pricing, as of November 8, 2019 for 2019 and 2020, and $45.00/bbl for oil (WTI) and $2.75/Mcf for natural gas (Henry Hub) thereafter (“$45 flat pricing scenario”).

Net Asset Value Analysis

Lazard performed an NAV analysis of each of Carrizo and Callon to estimate the present value, as of October 31, 2019, of the unlevered cash flows that each of Carrizo and Callon could be expected to generate from their respective risked reserves and undeveloped resources, based on the estimates reflected in the forecasts provided by Carrizo management. Future unlevered cash flows of Carrizo and Callon were evaluated using an RAF approach where cash flows were adjusted by applying risk factors based on oil and gas reserve categories and then discounted at the WACC discount rates described below, which resulted in total asset level NAVs. The total asset level NAVs were further adjusted by deducting discounted future general and administrative and other corporate costs expected to be required to operate each company’s respective business and certain balance sheet items, based on estimates reflected in the forecasts provided by Carrizo management, which resulted in total equity NAVs.

Carrizo. Lazard calculated the estimated net present value of the unlevered free cash flows that Carrizo was projected to generate for fiscal year 2019 through fiscal year 2023 under each of the commodity pricing scenarios. The net present value of the unlevered free cash flows of Carrizo was determined using WACC discount rates ranging from 8.8% to 13.4%, which rates were based, among other things, on an analysis of the weighted average cost of capital of Carrizo and the Carrizo selected companies (as defined below). Lazard calculated the equity NAV of Carrizo as the net present value of the unlevered free cash flows less the present value of non-drilling and completion capital expenditures and corporate adjustments (including federal and state taxes, general and administrative expenses, changes in net working capital, hedging expenses, and certain balance sheet items), in each case as estimated by Carrizo management. This analysis indicated a range of implied equity values per share of Carrizo common stock of $1.88 to $10.39 under the $45 flat pricing scenario, $8.24 to $18.75 under the strip pricing scenario, and $17.53 to $31.51 under the $60 flat pricing scenario. The implied equity values per share of Carrizo common stock were compared to the closing trading price of Carrizo common stock of $7.72 per share as of November 13, 2019 and the proposed transaction value at then-current market pricing as of November 13, 2019 of $7.81 per share.

Callon. Lazard calculated the estimated net present value of the unlevered free cash flows that Callon was projected to generate for fiscal year 2019 through fiscal year 2023 under each of the commodity pricing scenarios. The net present value of the unlevered free cash flows of Callon was determined using WACC discount rates ranging from 7.7% to 11.4%, which rates were based, among other things, on an analysis of the weighted average cost of capital of Callon and the Callon selected companies (as defined below). Lazard calculated the equity NAV of Callon as the net present value of pre-tax cash flows generated by Callon’s risked reserves and undeveloped resources, less the present value of the unlevered free cash flows less the present value of non-drilling and completion capital expenditures and corporate adjustments (including federal and state taxes, general and administrative expenses, changes in net working capital, hedging expenses, and certain balance sheet items), in each case as estimated by Carrizo management. This analysis indicated a range of implied equity values per share of Callon common stock of $3.81 to $7.19 under the $45 flat pricing scenario, $6.20 to $10.46 under the strip pricing scenario, and $9.66 to $15.04 under the $60 flat pricing scenario. The implied equity values per share of Callon common stock were compared to the closing trading price of Callon common stock of $4.46 per share as of November 13, 2019.

Comparable Companies Analysis

Lazard reviewed publicly available financial and stock market information of Carrizo, Callon, and the following selected publicly traded companies that, based upon the geographic location, size and scale of operations, mix of developed and undeveloped reserves, reserve life, production growth, and hydrocarbon mix (among other characteristics that Lazard deemed relevant), Lazard considered generally relevant for purposes of analysis and which were not involved in a pending merger or other fundamental transaction (the “Carrizo selected companies” and the “Callon selected companies,” respectively, and together, the “selected companies”):

Carrizo Selected Companies

•	Cimarex Energy Co.

•	Matador Resources Company

•	Oasis Petroleum Inc.

•	QEP Resources, Inc.

•	SM Energy Company

•	WPX Energy, Inc.

Callon Selected Companies

•	Centennial Resource Development, Inc.

•	Matador Resources Company

•	SM Energy Company

•	WPX Energy, Inc.

Lazard reviewed, among other information, the closing trading prices of the common stock of the selected companies as of November 13, 2019, including as a percentage of the high closing prices for the 52 weeks ended November 13, 2019. Lazard also reviewed enterprise values, calculated as the market capitalization of the selected companies based on such company’s closing trading price as of November 13, 2019 and net debt, as a multiple of estimated EBITDA (i.e., earnings before interest, taxes, depreciation, and amortization) for the selected companies for calendar years 2019 through 2021. Financial data of the selected companies were based on public filings, publicly available Wall Street research analysts’ estimates, and other publicly available information.

The following table sets forth the data reviewed in the comparable companies analysis:

	Closing Price (as of 11/13/19)	52-Week High (%)	EV /2019E EBITDA	EV /2020E EBITDA	EV /2021E EBITDA
Carrizo Selected Companies
Cimarex Energy Co.	$45.77	50%	4.6x	4.0x	3.7x
Matador Resources Company	$14.32	56%	5.6x	4.8x	3.8x
Oasis Petroleum Inc.	$2.86	32%	4.1x	4.4x	4.2x
QEP Resources, Inc.	$3.49	38%	4.2x	3.3x	3.3x
SM Energy Company	$9.21	42%	4.1x	3.7x	3.4x
WPX Energy, Inc.	$10.29	67%	4.7x	4.2x	3.9x

Callon Selected Companies
Centennial Resource Development, Inc.	$3.27	18%	3.2x	3.0x	2.6x
Matador Resources Company	$14.32	56%	5.6x	4.8x	3.8x
SM Energy Company	$9.21	42%	4.1x	3.7x	3.4x
WPX Energy, Inc.	$10.29	67%	4.7x	4.2x	3.9x

Carrizo. The enterprise value for Carrizo was calculated under each of the commodity pricing scenarios using estimated Adjusted EBITDA multiples ranging from 4.1x to 5.6x for 2019, 3.3x to 4.8x for 2020, and 3.3x to 4.2x for 2021, which multiples were selected by Lazard using its professional judgment and expertise, utilizing current EBITDA multiples calculated for the Carrizo selected companies, multiplied by estimated Adjusted EBITDA of Carrizo for calendar years 2019 through 2021 provided by Carrizo management. The resulting range of implied equity values per share of Carrizo common stock were (i) $8.97 to $20.48 for 2019, $5.61 to $17.01 for 2020, and $4.46 to $11.32 for 2021 (with an average of $6.35 to $16.27) under the $45 flat pricing scenario, (ii) $8.97 to $20.48 for 2019, $5.61 to $17.01 for 2020, and $8.93 to $17.01 for 2021 (with an average of $7.84 to $18.17) under the strip pricing scenario, and (iii) $8.97 to $20.48 for 2019, $5.61 to $17.01 for 2020, and $14.02 to $23.51 for 2021 (with an average of $9.53 to $20.33) under the $60 flat pricing scenario. The average implied equity values per share of Carrizo common stock were compared to the closing trading price of Carrizo common stock of $7.72 per share as of November 13, 2019 and the proposed transaction value at then-current market pricing as of November 13, 2019 of $7.81 per share.

Callon. The enterprise value for Callon was calculated under each of the commodity pricing scenarios using estimated Adjusted EBITDA multiples ranging from 3.2x to 5.6x for 2019, 3.0x to 4.8x for 2020, and 2.6x to 3.9x for 2021, which multiples were selected by Lazard using its professional judgment and expertise, utilizing current EBITDA multiples calculated for the Callon selected companies, multiplied by estimated Adjusted EBITDA of Callon for calendar years 2019 through 2021 provided by Carrizo management. The resulting range of implied equity values per share of Callon common stock were (i) $4.64 to $11.87 for 2019, $4.54 to $10.42 for 2020, and $3.10 to $7.13 for 2021 (with an average of $4.10 to $9.81) under the $45 flat pricing scenario, (ii) $4.64 to $11.87 for 2019, $4.54 to $10.42 for 2020, and $4.58 to $9.34 for 2021 (with an average of $4.59 to

$10.54) under the strip pricing scenario, and (iii) $4.64 to $11.87 for 2019, $4.54 to $10.42 for 2020, and $6.27 to $11.85 for 2021 (with an average of $5.15 to $11.38) under the $60 flat pricing scenario. The average implied equity values per share of Callon common stock were compared to the closing trading price of Callon common stock of $4.46 per share as of November 13, 2019.

Analyses of Combined Company

Pro Forma Impact Analysis—“Has/Gets” Analysis

Utilizing the financial information described above and estimates of operational synergies from the management of Carrizo, which are set forth in “—Certain Carrizo Unaudited Prospective Financial and Operating Information —Carrizo Management Projections for Expected Synergies and Cost Savings,” Lazard compared the standalone per share value of Carrizo to the pro forma per share value of the combined company after giving effect to the merger contemplated by the merger agreement, including realization of a range of projected operational synergies. For purposes of this analysis, Lazard used the low, mid, and high-point values derived for Carrizo in the NAV analysis and the comparable companies analysis under each of the commodity pricing scenarios and compared such values to the low, mid, and high-point values derived for the combined company, which consisted of the implied equity value per share of Callon and Carrizo plus estimated values for the present value of projected synergies, as provided by Carrizo management.

In order to estimate the value of post-tax operational synergies under each of the commodity pricing scenarios, Lazard performed an NAV analysis to estimate the present value, as of October 31, 2019, of annual run rate potential synergies of $120 million to $190 million for 2019 through 2029 less the present value tax impact based on the combined company and an effective tax rate of 21.4%, which such present value was $134 million under the $45 flat pricing scenario, $157 million under the strip pricing scenario and $168 million under the $60 flat pricing scenario. From the post-tax present value of potential synergies of $783 million under the $45 flat pricing scenario, $806 million under the strip pricing scenario and $748 million under the $60 flat pricing scenario, Lazard subtracted $25 million of severance costs, $70 million of transaction fees in connection with the merger, $21.5 million in connection with a make-whole payment in connection with the projected redemption of Carrizo’s outstanding preferred stock prior to the closing of the merger, and the present value impact of approximately $59 million in costs attributable to the effects of the restricted usage of Carrizo’s net operating losses imposed by Section 382 of the Code, in each case as provided by Carrizo management. The synergy cash flows were discounted to present value using a WACC discount rate of 10.5% (which represents the midpoint of Callon’s WACC based on the median of the weighted average cost of capital of the Callon selected companies). Based on the foregoing, Lazard estimated the present value of the annual value midpoint for the operational synergies at approximately $806 million.

As shown in the table below, this analysis indicated that the proposed merger was expected to be accretive to the holders of Carrizo common stock relative to the standalone total equity value per share of Carrizo common stock under each commodity pricing scenario:

(per share, except as noted)	Carrizo Common Stock			Combined Company Common Stock (including projected synergies)			Percentage Increase in Intrinsic Equity Value Per Share
	Low	Mid-Point	High	Low	Mid-Point	High	Low	Mid-Point	High
NAV Analysis
$45 Flat Pricing	$1.88	$7.20	$10.39	$7.29	$10.32	$14.30	289%	43%	38%
Strip Pricing	$8.24	$14.82	$18.75	$12.42	$16.18	$21.16	51%	9%	13%
$60 Flat Pricing	$17.53	$26.27	$31.51	$19.53	$24.46	$30.87	11%	(7)%	(2)%
Comparable Companies Analysis
$45 Flat Pricing	$6.35	$11.31	$16.27	$9.05	$14.03	$19.01	43%	24%	17%
Strip Pricing	$7.84	$13.00	$18.17	$10.11	$15.30	$20.49	29%	18%	13%
$60 Flat Pricing	$9.53	$14.93	$20.33	$11.34	$16.77	$22.20	19%	12%	9%

Relative Implied Exchange Ratio Analysis

Based on the implied equity values per share for Carrizo calculated in the NAV and comparable companies analyses and the implied equity values per share for the combined company calculated in the NAV and comparable companies analyses, Lazard calculated a range of implied exchange ratios of Carrizo common stock to combined company common stock (excluding projected synergies) under each of the commodity pricing scenarios.

The implied exchange ratios resulting from Lazard’s analyses were:

Range of Implied Exchange Ratios (excluding projected synergies)
NAV Analysis
$45 Flat Pricing	0.3x – 2.7x
Strip Pricing	0.8x – 3.0x
$60 Flat Pricing	1.2x – 3.3x
Comparable Companies Analysis
$45 Flat Pricing	0.6x – 4.0x
Strip Pricing	0.7x – 4.0x
$60 Flat Pricing	0.8x – 3.9x

The ranges of implied exchange ratios were compared to the exchange ratio provided for in the merger agreement.

Summary of Supplemental Reference Data

In addition to conducting the analyses described above, Lazard reviewed the following data, which were used for reference purposes only and were not used in Lazard’s evaluation of the fairness of the exchange ratio, from a financial point of view, to the holders of Carrizo common stock (other than holders of excluded shares).

Research Analyst Price Targets Analysis (12 Months Target)

Lazard reviewed publicly available research analyst 12-month undiscounted price targets based on Wall Street research reports prepared by 15 research analysts covering Carrizo and 17 research analysts covering Callon. Lazard observed target prices that ranged from $8.00 to $16.00 per share for Carrizo common stock and $4.50 to $12.00 per share for Callon common stock. Such target prices per share of Carrizo common stock were compared to the closing trading price of Carrizo common stock of $7.72 per share as of November 13, 2019 and the proposed transaction value at then-current market pricing as of November 13, 2019 of $7.81 per share, and such target prices per share of Callon common stock were compared to the closing trading price of Callon common stock of $4.46 per share as of November 13, 2019.

52-Week Trading Range Analysis

Lazard reviewed the range of trading prices for Carrizo common stock and Callon common stock for the 52-week period ended November 13, 2019. Lazard observed that, during this period, the closing prices of Carrizo common stock ranged from $6.87 to $18.63 per share, and the closing prices of Callon common stock ranged from $3.69 to $10.30 per share. The trading prices per share of Carrizo common stock were compared to the closing trading price of Carrizo common stock of $7.72 per share as of November 13, 2019 and the proposed transaction value at then-current market pricing as of November 13, 2019 of $7.81 per share, and the trading prices per share of Callon common stock were compared to the closing trading price of Callon common stock of $4.46 per share as of November 13, 2019.

Additionally, in the absence of precedent transactions believed by Lazard to be sufficiently comparable for purposes of evaluating the valuation of Carrizo in connection with Lazard’s opinion, Lazard did not prepare a precedent transaction analysis.

Miscellaneous

In connection with Lazard’s services as financial advisor, Carrizo agreed to pay Lazard an aggregate fee for such services that is currently estimated to be approximately $7.0 million based on the information available as of November 13, 2019, $1.0 million of which was paid upon the rendering of Lazard’s initial opinion (regardless of the conclusion reached therein), and the remainder of the aggregate fee to be paid by Carrizo to Lazard is contingent upon the consummation of the merger. Carrizo also agreed to reimburse Lazard for certain reasonable expenses (including certain fees and expenses of its outside legal counsel) incurred in connection with Lazard’s engagement. In addition, Carrizo agreed to indemnify Lazard and certain related persons under certain circumstances against liabilities that may arise from or relate to Lazard’s engagement.

Lazard has provided certain investment banking services to Carrizo, for which it has received compensation, including, during the past two years, advising Carrizo with respect to certain shareholder activism matters. The aggregate fees to be received by Lazard from Carrizo for such services are approximately $1.0 million, all of which has been paid as of November 13, 2019 and is credited against the contingent fee described above. The financial advisory business of Lazard has not been retained by or paid fees by Callon during the past two years.

Lazard, as part of its investment banking business, is continually engaged in valuations of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Carrizo, Callon and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Carrizo, Callon and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the opinion committee of Lazard.

Lazard prepared these analyses solely for purposes of, and the analyses were delivered to the Carrizo board in connection with, the provision of its opinion to the Carrizo board as to the fairness of the exchange ratio, from a financial point of view, to the holders of Carrizo common stock (other than holders of excluded shares). Lazard did not recommend any specific exchange ratio to the Carrizo board or directors or that any given exchange ratio or other consideration constituted the only appropriate exchange ratio or other consideration for the merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Carrizo board in its evaluation of the merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Carrizo board or Carrizo’s management with respect to the exchange ratio provided for in the merger or as to whether the Carrizo board would have been willing to determine that a different exchange ratio or other consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to Carrizo because of its qualifications, expertise, and reputation in investment banking and mergers and acquisitions generally and in the oil and gas industry specifically, as well as its familiarity with the business of Carrizo.

Interests of Certain Carrizo Directors and Executive Officers in the Merger

Except as set forth below, the information presented in “The Merger—Interests of Certain Carrizo Directors and Executive Officers in the Merger” in the joint proxy statement/prospectus remains unchanged. However, the sections set forth below supersede and replace the equivalent sections in the joint proxy statement/prospectus.

Treatment of Carrizo Equity Awards in the Merger

The following table sets forth, for each of Carrizo’s executive officers, the aggregate number of shares of Carrizo common stock subject to awards of restricted stock units, performance shares or stock appreciation rights held by such executive officers as of an assumed date of closing of November 13, 2019.

Name	Restricted Stock Units	Performance Shares (at target level)(2)	Stock Appreciation Rights(1)
Executive Officers(3)
S.P. Johnson IV	423,471	65,893	500,543
Brad Fisher	259,355	40,028	306,539
David L. Pitts	317,791	32,537	230,795
Gerald A. Morton	134,646	20,820	187,586
Richard H. Smith	90,289	14,019	109,611
Gregory F. Conaway	55,746	8,657	65,167

(1)

All stock appreciation rights can only be settled in cash upon exercise and have exercise prices per share that are greater than the assumed price of $7.40 per share of Carrizo stock, which is the average closing price of Carrizo common stock on November 14, 2019 and November 15, 2019 (the most recent practicable dates prior to filing that follow the announcement of the revised exchange ratio), used for purposes of the tables below. See “—Quantification of Payments and Benefits to Carrizo’s Named Executive Officers.” The totals in this column include stock appreciation rights that are already vested with respect to 225,167 shares for Mr. Johnson, 136,808 shares for Mr. Fisher, 90,028 shares for Mr. Pitts, 82,856 shares for Mr. Morton, 50,802 shares for Mr. Smith and 28,853 shares for Mr. Conaway.

(2)

Each holder of performance shares will be entitled to receive the merger consideration with respect to a number of shares of Carrizo common stock equal to the greater of the target number of shares subject to such award and the number of shares determined in accordance with the performance criteria provided in the applicable award agreement as if the performance period ended on the last business day immediately preceding the closing date, less withholding for applicable taxes.

(3)

This table does not reflect any amounts that may, pursuant to the merger agreement, be granted as 2020 annual equity compensation awards to the executive officers, which awards, if any, will (a) include restricted stock units, performance shares and cash-settled stock appreciation rights, (b) be substantially consistent with the applicable grant date fair value of equity awards granted in 2019 (i.e., no greater than 5% higher than the aggregate grant date fair value of equity compensation awards granted in 2019), (c) provide for pro-rated vesting and settlement in the event the awardee is terminated without cause or for good reason and (d) be automatically assumed by Callon and converted into a restricted stock unit (with appropriate modifications made based on the type of award) in the event the awardee continues to be employed by Callon or any of its subsidiaries immediately following the effective time of the merger. The vesting of the 2020 awards will not accelerate upon the occurrence of a change in control and hence will not accelerate in connection with the merger.

For the estimated values of the potential accelerated vesting of the equity awards held by Carrizo’s named executive officers, see the “Equity” column of the table below under “—Quantification of Payments and Benefits to Carrizo’s Named Executive Officers.” For Carrizo’s executive officer who is not the named executive officer, the total value of the potential accelerated vesting of equity awards is $476,582, calculated on the same basis as described under “—Quantification of Payments and Benefits to Carrizo’s Named Executive Officers” for Carrizo’s named executive

The following table sets forth, for each of Carrizo’s directors, the aggregate number of shares of Carrizo common stock subject to awards of restricted stock units held by such directors as of an assumed date of closing of November 13, 2019 and the estimated value of such restricted stock unit awards.

Name	Restricted Stock Units (#)	Estimated Value at Effective Time ($)(1)
Non-Employee Directors
Steven A. Webster	15,397	$113,938
F. Gardner Parker	10,586	78,336
Frances Aldrich Sevilla-Sacasa	8,276	61,242
Thomas L. Carter, Jr.	9,431	69,789
Robert F. Fulton	8,276	61,242
Roger A. Ramsey	10,586	78,336
Frank A. Wojtek	6,736	49,846

(1)

The estimated value of the acceleration of the Carrizo restricted stock unit awards is equal to the product of (i) the number of outstanding Carrizo restricted stock unit awards for each non-employee director and (ii) $7.40, the assumed value per share for purposes of this disclosure, which is the average closing price of Carrizo common stock on November 14, 2019 and November 15, 2019 (the most recent practicable dates prior to filing that follow the announcement of the revised exchange ratio).

Quantification of Payments and Benefits to Carrizo’s Named Executive Officers

Item 402(t) of Regulation S-K requires disclosure of compensation arrangements or understandings with Carrizo’s named executive officers that are based on or otherwise relate to the merger, whether present, deferred or contingent. The individuals disclosed within this section and referred to as the “named executive officers” are Carrizo’s current principal executive officer, current principal financial officer, and three most highly compensated executive officers other than the principal executive officer and principal financial officer for Carrizo’s most recently completed fiscal year.

The table set forth below details the amount of payments and benefits that each of Carrizo’s named executive officers could potentially receive in connection with the merger under the merger agreement and the change in control severance plan. These payments include the payments described above and are not in addition to those described in previous sections. The amounts presented in the table below do not necessarily represent what each named executive officer will actually receive, and are calculated based on particular assumptions, as outlined below. These payments are specifically identified in this fashion to allow for a non-binding advisory vote of Carrizo’s shareholders regarding these payments and benefits.

The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurs on November 13, 2019, (ii) the value of accelerated equity awards is determined by multiplying the number of shares of Carrizo common stock subject to each restricted stock unit or performance share award by $7.40, which is the average closing price of Carrizo common stock on November 14, 2019 and November 15, 2019 (the most recent practicable dates prior to filing that follow the announcement of the revised exchange ratio), with the number of shares subject to each performance share award determined assuming achievement at the target level of performance specified in the award, (iii) any stock appreciation rights are to be valued based on the intrinsic value of the stock appreciation right, calculated as the difference between $7.40 and the exercise price of the applicable stock appreciation right, multiplied by the number of shares subject to each stock appreciation right that is accelerated as a result of the merger, (iv) although it has not yet been determined whether the named executive officers will continue employment with Callon following the consummation of the merger or if their employment will be terminated in connection therewith, for purposes of this disclosure as required by Item 402(t) of Regulation S-K, the employment of each of the named executive officers will be terminated by Callon without cause or by the named executive officer for good reason immediately following the completion of the merger, and (v) with respect to any agreements that require the named executive officer to execute a release agreement or to comply with restrictive covenants, the named executive officer has properly executed that document or complied with all requirements necessary in order to receive the benefits noted below. Some of the assumptions used in the table below are subject to change and, as a result, the actual amounts to be received by any of the individuals below may differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
S.P. Johnson IV	4,746,129	3,621,294	27,961	8,395,384
Brad Fisher	3,437,660	2,215,434	30,599	5,683,693
David L. Pitts	2,710,505	2,592,427	26,829	5,329,761
Gerald A. Morton	2,317,759	1,150,448	26,829	3,495,036
Richard H. Smith	1,911,684	771,879	42,061	2,725,624

(1)

Represents (a) pursuant to the change in control severance plan with each named executive officer, a lump sum cash payment equal to 3 times for Messrs. Johnson and Fisher or 2.5 times for Messrs. Pitts, Morton and Smith the sum of the executive’s base salary immediately prior to the change in control or at any time thereafter, which amounts to $691,000 for Mr. Johnson, $515,000 for Mr. Fisher, $490,000 for Mr. Pitts, $419,000 for Mr. Morton and $368,000 for Mr. Smith, and the greater of the target annual bonus to which the named executive officer is entitled under the Carrizo annual incentive bonus plan or program (x) on the date prior to the consummation of the change in control or (y) in the year the named executive officer is terminated (“cash severance”) plus (b) the named executive officer’s pro-rata annual bonus awards for 2019 at target level (the “pro-rata annual bonus”), which amounts to $600,129 for Mr. Johnson, $424,910 for Mr. Fisher, $383,005 for Mr. Pitts, $327,509 for Mr. Morton and $255,684 for Mr. Smith. The cash severance is a “double-trigger” payment and is only payable to the named executive officer upon a termination of the named executive officer’s employment without cause or upon his resignation for good reason, in each case within 24 months of the merger. Pursuant to the merger agreement, the pro-rata annual bonus payment is “single trigger,” payable in 2020 at the normal time for payment of such bonuses or, if earlier, upon a Qualifying Termination under the change in control severance plan.

(2)

Represents, with respect to each named executive officer, (i) the consideration to be received upon cancellation of the named executive officer’s restricted stock units granted in 2017, 2018 and 2019, performance share awards granted in 2017, 2018 and 2019 and stock appreciation rights granted 2017, 2018 and 2019 pursuant to the merger agreement, assuming a per share price of $7.40, which is the average closing price of Carrizo common stock on November 14, 2019 and November 15, 2019 (the most recent practicable dates prior to filing that follow the announcement of the revised exchange ratio). The number of Carrizo shares subject to each performance share award was determined assuming achievement at target level. Given that each holder of performance shares will be entitled to receive the merger consideration with respect to a number of shares of Carrizo common stock equal to the greater of the target number of shares subject to such award and the number of shares determined in accordance with the performance criteria provided in the applicable award agreement as if the performance period ended on the last business day immediately preceding the closing date (less withholding for applicable taxes), the actual amount realized may be greater than the amount included in respect of such performance share awards. No value has been included with respect to stock appreciation rights as the exercise price of each outstanding stock appreciation right held by Carrizo’s our executive officers exceeds the assumed price per share of Carrizo common stock for purposes of this disclosure. Given that the stock appreciation right will be converted into stock appreciation rights to purchase Callon shares, the actual amount realized may be greater than the amount included in respect of such stock appreciation rights. Any fractional shares otherwise deliverable in connection with the merger are to be settled in cash. See the section entitled “—Treatment of Carrizo Equity Awards in the Merger” for the number of restricted stock units, performance shares and stock appreciation rights held by the named executive officers as of an assumed date of closing of November 13, 2019. These benefits are “single trigger” benefits available to the named executive officers upon the occurrence of the effective time.

(3)

Represents, pursuant to the change in control severance plan with each named executive officer, payment of the applicable premiums for COBRA continuation coverage for the named executive and his or her covered dependents for 18 months. These benefits are “double trigger” benefits and are only payable where the named executive officer is terminated without cause or upon his resignation for good reason during the protection period in connection with the merger.

Litigation Related to the Merger

The section of the joint proxy statement/prospectus entitled “The Merger—Litigation Related to the Merger” is hereby supplemented as follows:

On October 9, 2019 a purported shareholder of Callon (the “Plaintiff”) filed a complaint in the Court of Chancery of the State of Delaware, captioned Desmond Davis et al. v. L. Richard Flury et al., Case No. 2019-0811-JTL (the “Davis Action”). On November 11, 2019, the Plaintiff filed a notice and proposed order to voluntarily dismiss the Davis Action.

UPDATE TO THE MERGER AGREEMENT

The section of the joint proxy statement/prospectus entitled “The Merger Agreement” is hereby supplemented as follows:

Amendment Number 2 to the Merger Agreement

The following section summarizes material provisions of the amendment, which was filed as Exhibit 2.1 to the Current Reports on Form 8-K filed by each of Callon and Carrizo on November 14, 2019. The rights and obligations of Callon and Carrizo under the original merger agreement and the amendment are governed by the express terms and conditions of the original merger agreement and the amendment and not by this summary or any other information contained in the joint proxy statement/prospectus or this supplement. Callon and Carrizo shareholders are urged to read the original merger agreement and the amendment carefully and in their entirety as well as the joint proxy statement/prospectus and this supplement before making any decisions about the merger, including the approval of the Callon shareholder proposals or the Carrizo shareholder proposals, as applicable.

Accordingly, the amendment and the merger agreement should not be read alone, but instead should be read together with the information provided in the joint proxy statement/prospectus and elsewhere in this supplement and in the documents incorporated by reference therein and herein. The amendment is not intended to provide any factual information about Callon or Carrizo.

This summary is qualified in its entirety by reference to the amendment, a copy of which is attached as Annex A to this supplement.

Terms of the Merger; Decreased Merger Consideration

The amendment decreases the merger consideration payable to Carrizo shareholders. Pursuant to the amendment, Carrizo shareholders will receive, for each share of Carrizo common stock held, 1.75 shares of Callon common stock plus cash in lieu of any fractional shares in accordance with the terms of the merger agreement. Prior to entering into the amendment, the merger consideration payable to Carrizo shareholders for each share of Carrizo common stock was 2.05 shares of Callon common stock plus cash in lieu of any fractional shares. Accordingly, unless the context otherwise requires, all references in the joint proxy statement/prospectus to “2.05” as such number pertains to the exchange ratio shall be deemed to refer, where applicable, to “1.75.”

Conduct of Business by Carrizo and its Subsidiaries

The amendment amends a covenant related to the conduct of business of each of Callon and Carrizo until the effective time of the merger. Pursuant to the amendment, each of Callon and Carrizo is required to respond in writing granting or withholding its consent within two business days of receipt of the other party’s request to materially modify, materially amend, terminate or enter into, or waive any rights in any material respect under, a material contract; provided, that if such party does not respond within such time period, such party’s consent shall be deemed to have been given with respect to the proposed action.

Decreased Termination Fee; Expense Reimbursement

The amendment decreases the termination fee payable by Carrizo to Callon in connection with the termination of the merger agreement under specified circumstances, including in some instances in which a competing transaction for Carrizo has been proposed, from $47.4 million to $20.0 million. The amendment also removes the obligation of Carrizo to reimburse Callon for expenses incurred in connection with the termination of the merger agreement if the transaction is not approved by Carrizo shareholders and increases to $10.0 million the fee payable by Callon to Carrizo in connection with the termination of the merger agreement if the transaction is not approved by Callon shareholders.

Special Meeting Date

The amendment required that each of Callon and Carrizo convene its special meeting of shareholders on November 14, 2019. In accordance with the amendment, Callon adjourned its meeting until December 13, 2019, which will be followed by a subsequent adjournment at that meeting until December 20, 2019. Carrizo adjourned its meeting to December 20, 2019.

Authorized Shares of Callon Common Stock

The amendment decreases the total number of authorized shares of Callon common stock for which approval by Callon shareholders pursuant to the charter amendment proposal is being sought from 750 million shares to 525 million shares.

Efforts to Obtain Required Shareholder Votes

Subject to the ability of each party’s board to make an adverse recommendation change, the amendment requires that Callon and Carrizo use their reasonable best efforts to solicit proxies from their shareholders in favor of the Callon shareholder proposals and the Carrizo merger proposal, as applicable.

CALLON SPECIAL MEETING

The section of the Joint Proxy Statement/Prospectus entitled “Callon Special Meeting” is hereby supplemented as follows:

On November 14, 2019, Callon convened and then adjourned the Callon special meeting before conducting any business to provide Callon shareholders with time to consider and evaluate the merger in light of recent developments, including the amendment. The Callon special meeting is scheduled to be reconvened and then adjourned, before conducting any business, on December 13, 2019, and then reconvened on December 20, 2019, at 9:00 a.m. Central Time, in the Advice & Counsel meeting room of the Hotel ZaZa, 9787 Katy Freeway, Houston, Texas 77024, to consider and vote on the following proposals:

•

Proposal 1: to approve and adopt the original merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus, as amended by the amendment, a copy of which is attached as Annex A to this supplement;

•	Proposal 2: to approve the issuance of shares of Callon common stock to shareholders of Carrizo in connection with the merger contemplated by the merger agreement;

•	Proposal 3: to approve and adopt an amendment to Callon’s certificate of incorporation to increase Callon’s authorized shares of common stock from 300 million shares to 525 million shares

•	Proposal 4: [omitted]; and

•

Proposal 5: to approve any motion to adjourn the Callon special meeting, if necessary to solicit additional proxies if there are not sufficient votes of Callon shareholders to approve the Callon merger proposal, the share issuance proposal or the charter amendment proposal at the time of the Callon special meeting.

The record date for determining the Callon shareholders entitled to notice of and to vote at the special meeting on December 20, 2019 will remain October 7, 2019.

Callon shareholders of record may submit their proxy over the internet at the web address shown on their proxy card or by calling the toll-free telephone number shown on their proxy card, or may change or revoke their proxy using those methods. Internet and telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time (10:59 p.m. Central Time), on December 19, 2019, or the day preceding the Callon special meeting if the Callon special meeting is further adjourned or postponed. Callon shareholders of record also may vote by mail, in which case they should mail the proxy card early enough so that it is received prior to the closing of the polls at the Callon special meeting, or in person at the Callon special meeting.

The Callon board continues to unanimously recommend that Callon shareholders vote “FOR” the Callon merger proposal, “FOR” the share issuance proposal, “FOR” the charter amendment proposal, and “FOR” the Callon adjournment proposal.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE CALLON SPECIAL MEETING IN PERSON.

CALLON PROPOSAL 1—MERGER AGREEMENT

This supplement is being furnished to Callon shareholders as part of the solicitation of proxies by the Callon board for use at the Callon special meeting to consider and vote upon a proposal to approve and adopt the merger agreement.

The Callon board, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger, and the other transactions contemplated by the merger agreement are fair to and in the best interests of Callon and Callon shareholders.

The Callon board accordingly continues to unanimously recommend that Callon shareholders approve and adopt the merger agreement, as disclosed in this supplement and the joint proxy statement/prospectus, particularly the related narrative disclosures in “Update to the Merger Agreement” and “Update to the Merger” and the sections of the joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement.” The original merger agreement is attached as Annex A to the joint proxy statement/prospectus and has been amended by the amendment attached as Annex A to this supplement.

The merger between Callon and Carrizo cannot be completed without the affirmative vote of the holders of a majority of the issued and outstanding shares of Callon common stock entitled to vote at the Callon special meeting. Accordingly, a Callon shareholder’s abstention from voting, a broker non-vote, or the failure of a Callon shareholder to vote will have the same effect as a vote “against” the Callon merger proposal.

IF YOU ARE A CALLON SHAREHOLDER, THE CALLON BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE CALLON MERGER PROPOSAL.

CALLON PROPOSAL 2—SHARE ISSUANCE

This supplement is being furnished to you as a shareholder of Callon as part of the solicitation of proxies by the Callon board for use at the Callon special meeting to consider and vote upon a proposal to approve the issuance of shares of Callon common stock to Carrizo shareholders pursuant to the original merger agreement, which is attached as Annex A to the joint proxy statement/prospectus, as amended by the amendment, which is attached as Annex A to this supplement.

Under the rules of the NYSE, a company listed on the NYSE is required to obtain shareholder approval prior to the issuance of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock. If the merger is completed, it is currently estimated that Callon will issue up to approximately 168.3 million shares of Callon common stock in connection with the merger, which will exceed 20% of the shares of Callon common stock outstanding before such issuance and for this reason Callon must obtain the approval of Callon shareholders for the issuance of shares of Callon common stock in connection with the merger.

The Callon board unanimously approved and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the issuance of shares of Callon common stock to Carrizo shareholders pursuant to the merger agreement.

The Callon board accordingly continues to unanimously recommend that Callon shareholders vote “for” the issuance of Callon common stock to Carrizo shareholders pursuant to the merger agreement, as disclosed in this supplement and the joint proxy statement/prospectus, particularly the related narrative disclosures in “Update to the Merger Agreement” and “Update to the Merger” and the sections of the joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement.”

Assuming a quorum is present at the Callon special meeting, approval of the share issuance proposal requires the affirmative vote of a majority of votes cast by Callon shareholders entitled to vote thereon and present or represented by proxy at the Callon special meeting. Accordingly, a Callon shareholder’s abstention from voting will have the same effect as a vote “against” the share issuance proposal, while a broker non-vote or the failure of a Callon shareholder to vote will have no effect on the outcome of the share issuance proposal.

IF YOU ARE A CALLON SHAREHOLDER, THE CALLON BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE CALLON SHARE ISSUANCE PROPOSAL.

CALLON PROPOSAL 3—CHARTER AMENDMENT

This supplement is being furnished to you as a shareholder of Callon as part of the solicitation of proxies by the Callon board for use at the Callon special meeting to consider and vote upon a proposal to amend the Callon charter prior to the merger in order to increase the authorized number of shares of Callon common stock to 525 million shares. The Callon charter currently provides that Callon is authorized to issue 300 million shares of common stock. The Callon board believes that the increased number of authorized shares of Callon common stock contemplated by the proposed amendment is important to the combined company in order for additional shares to be available for issuance from time to time, without further action or authorization by Callon shareholders (except as required by law or the NYSE rules), if needed for such corporate purposes as may be determined by the Callon board. The additional 225 million shares authorized would be a part of the existing class of Callon common stock and, if issued, would have the same rights and privileges as the shares of Callon common stock presently issued and outstanding. Approval by Callon shareholders of the charter amendment proposal is a condition to any party’s obligation to complete the merger.

If Callon shareholders approve the charter amendment proposal, Callon expects to file a Certificate of Amendment with the Delaware Secretary of State to increase the number of authorized shares of its capital and common stock. Upon filing of the Certificate of Amendment with the Delaware Secretary of State, the first sentence of Article IV of Callon’s charter will be amended and restated to read as follows:

The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 525,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.

As of November 13, 2019, Callon had an aggregate of approximately 228.4 million shares of common stock issued and outstanding or reserved for issuance. Upon the completion of the merger, Callon would issue up to approximately 168.3 million shares of common stock to Carrizo shareholders, resulting in up to approximately 396.7 million shares of common stock issued and outstanding or reserved for issuance, which represents approximately 132% of Callon’s authorized shares of common stock (prior to the effect of the charter amendment proposal). The number of shares of Callon common stock that would be issued to Carrizo shareholders is based on the estimated maximum number of shares of Carrizo common stock that may be converted into shares of Callon common stock.

Other than payment of the merger consideration, the Callon board has no immediate plans to issue additional shares of Callon common stock or securities that are convertible into Callon common stock. However, the Callon board desires to have the shares available to facilitate the closing of the merger and to provide additional flexibility for business and financial purposes and provide appropriate equity incentives for Callon’s employees, directors and consultants. The additional shares may be used for various purposes without further shareholder approval. These purposes may include: (i) raising capital, if Callon has an appropriate opportunity, through offerings of common stock or securities that are convertible into common stock; (ii) exchanges of common stock or securities that are convertible into common stock for other outstanding securities; (iii) providing equity incentives to employees, officers, directors, consultants, or advisors; (iv) expanding Callon’s business through the acquisition of other businesses or assets; (v) stock splits, dividends, and similar transactions; and (vi) other purposes.

The Callon board accordingly continues to unanimously recommend that Callon shareholders vote “for” the approval of the charter amendment proposal. Approval of the charter amendment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Callon common stock entitled to vote at the Callon special meeting. Accordingly, a Callon shareholder’s abstention from voting, a broker non-vote, or the failure of a Callon shareholder to vote will have the same effect as a vote “against” the charter amendment proposal.

IF YOU ARE A CALLON SHAREHOLDER, THE CALLON BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

CALLON PROPOSAL 4—OMITTED

(FORMERLY NON-BINDING ADVISORY VOTE ON

MERGER-RELATED COMPENSATION FOR NAMED EXECUTIVE OFFICERS)

On November 13, 2019, to remove any potential for confusion or uncertainty with its shareholders, the Callon Severance Pay Plan was amended to, among other things, exclude executive officers from eligibility for severance-related benefits and provide that participants in the Callon Severance Pay Plan would no longer be entitled to acceleration of restricted stock units and performance stock units granted under Callon’s omnibus incentive plans upon a merger-related termination of employment. Prior to the Callon severance plan amendment, as disclosed in the joint proxy statement/prospectus, all full-time regular employees of Callon (including its executive officers) were eligible for severance benefits thereunder and for acceleration of equity awards upon a merger-related termination of employment.

As a result of this amendment, there is no compensation payable to Callon’s executive officers that is based on or otherwise relates to the merger. Accordingly, a non-binding advisory vote on executive compensation is no longer required and will no longer be held at the Callon special meeting, and Callon Proposal 4 included in the joint proxy statement/prospectus is omitted from this supplement. Any votes cast by Callon shareholders on this proposal will be disregarded, as the proposal will not be considered at the Callon special meeting.

CALLON PROPOSAL 5—ADJOURNMENT OF THE CALLON SPECIAL MEETING

The Callon special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Callon merger proposal, the share issuance proposal, or the charter amendment proposal.

Callon is asking its shareholders to authorize the holder of any proxy solicited by the Callon board to vote in favor of any adjournment to the Callon special meeting to solicit additional proxies if there are not sufficient votes to approve the Callon merger proposal, the share issuance proposal, or the charter amendment proposal.

The Callon board continues to unanimously recommend that Callon shareholders vote “for” the proposal to adjourn the Callon special meeting, if necessary.

Assuming a quorum is present at the Callon special meeting, approval of the Callon adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Callon common stock entitled to vote thereon and present or represented by proxy at the Callon special meeting. Accordingly, a Callon shareholder’s abstention from voting will have the same effect as a vote “against” the Callon adjournment proposal, while a broker non-vote or the failure of a Callon shareholder to vote will have no effect on the outcome of the Callon adjournment proposal.

IF YOU ARE A CALLON SHAREHOLDER, THE CALLON BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE CALLON ADJOURNMENT PROPOSAL.

CARRIZO SPECIAL MEETING

The section of the Joint Proxy Statement/Prospectus entitled “Carrizo Special Meeting” is hereby supplemented as follows:

On November 14, 2019, Carrizo convened and then adjourned the Carrizo special meeting before conducting any business to provide Carrizo shareholders with time to consider and evaluate the merger in light of recent developments, including the amendment. The Carrizo special meeting is scheduled to be reconvened on December 20, 2019, at 9:00 a.m. Central Time, at Two Allen Center, The Forum, 1200 Smith Street, 12th Floor, Houston, Texas 77002, for the following purposes:

•

Proposal 1: to approve the original merger agreement, a copy of which is attached as Annex A to the joint proxy statement/prospectus, as amended by the amendment, a copy of which is attached as Annex A to this supplement, pursuant to which each outstanding share of Carrizo common stock will be cancelled and converted automatically into the right to receive from Callon 1.75 shares of Callon common stock with cash paid in lieu of any fractional Callon common stock, if any;

•

Proposal 2: to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Carrizo’s named executive officers that is based on or otherwise relates to the merger, discussed under the heading in the joint proxy statement/prospectus entitled “The Merger—Interests of Certain Carrizo Directors and Executive Officers in the Merger”; and

•

Proposal 3: to approve any motion to adjourn the Carrizo special meeting, if necessary to solicit additional proxies if there are not sufficient votes of holders of Carrizo common stock to approve the Carrizo merger proposal at the time of the Carrizo special meeting.

The record date for determining the Carrizo shareholders entitled to notice of and to vote at the special meeting on December 20, 2019 will be November 29, 2019.

Carrizo shareholders of record may submit their proxy over the internet at the web address shown on their New Carrizo Proxy Card or by calling the toll-free telephone number shown on their New Carrizo Proxy Card, or may change or revoke their proxy using those methods. Internet and telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time (10:59 p.m. Central Time), on December 19, 2019, or the day preceding the Carrizo special meeting if the Carrizo special meeting is further adjourned or postponed. Carrizo shareholders of record also may vote by mail, in which case they should mail the New Carrizo Proxy Card early enough so that it is received prior to the closing of the polls at the Carrizo special meeting, or in person at the Carrizo special meeting.

Carrizo’s board continues to unanimously recommend that Carrizo shareholders vote “FOR” the Carrizo merger proposal, “FOR” the Carrizo compensation proposal, and “FOR” the Carrizo adjournment proposal.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE CARRIZO SPECIAL MEETING IN PERSON.

CARRIZO PROPOSAL 1—MERGER AGREEMENT

The Carrizo board, after due and careful discussion and consideration, unanimously approved and recommended Carrizo shareholder approval of the merger agreement, the execution, delivery, and performance of the merger agreement and the consummation of the transactions contemplated thereby, including the merger.

The Carrizo board accordingly continues to unanimously recommend that Carrizo shareholders approve the merger agreement, as disclosed in this supplement and the joint proxy statement/prospectus, particularly the related narrative disclosures in “Update to the Merger Agreement” and “Update to the Merger” and the sections of the joint proxy statement/prospectus entitled “The Merger” and “The Merger Agreement.” The original merger agreement is attached as Annex A to the joint proxy statement/prospectus and has been amended by the amendment attached as Annex A to this supplement.

The merger between Carrizo and Carrizo cannot be completed without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Carrizo common stock entitled to vote on the Carrizo merger proposal. Accordingly, a Carrizo shareholder’s abstention from voting, a broker non-vote, or the failure of a Carrizo shareholder to vote will have the same effect as a vote “against” the Carrizo merger proposal.

IF YOU ARE A CARRIZO SHAREHOLDER, THE CARRIZO BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE CARRIZO MERGER PROPOSAL.

CARRIZO PROPOSAL 2—NON-BINDING ADVISORY VOTE ON MERGER-RELATED

COMPENSATION FOR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Carrizo is seeking a non-binding advisory shareholder approval of the compensation of Carrizo’s named executive officers that is based on or otherwise relates to the merger as disclosed in “The Merger—Interests of Certain Carrizo Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to Carrizo’s Named Executive Officers.” The proposal gives Carrizo shareholders the opportunity to express their views on the merger-related compensation of Carrizo’s named executive officers.

Accordingly, the Carrizo board continues to unanimously recommend a vote “for” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that Carrizo shareholders approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Carrizo’s named executive officers that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “The Merger—Interests of Certain Carrizo Directors and Executive Officers in the Merger” (which disclosure includes the compensation table and related narrative named executive officer compensation disclosures required pursuant to Item 402(t) of Regulation S-K).”

The vote on the Carrizo compensation proposal is a vote separate and apart from the vote on the Carrizo merger proposal. Accordingly, Carrizo shareholders may vote to approve the Carrizo merger proposal and vote not to approve the Carrizo compensation proposal, and vice versa. If the merger is completed, the merger-related compensation may be paid to Carrizo’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Carrizo shareholders fail to approve the Carrizo compensation proposal.

Assuming a quorum is present at the Carrizo special meeting, approval of the Carrizo compensation proposal requires the affirmative vote of the holders of a majority of the shares of Carrizo common stock entitled to vote on the proposal and that voted for or against or expressly abstained with respect to such proposal. Accordingly, abstentions will have the same effect as a vote “against” the Carrizo compensation proposal, while a broker non-vote or the failure of a Carrizo shareholder to vote will have no effect on the Carrizo compensation proposal.

IF YOU ARE A CARRIZO SHAREHOLDER, THE CARRIZO BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE CARRIZO COMPENSATION PROPOSAL.

CARRIZO PROPOSAL 3—ADJOURNMENT OF THE CARRIZO SPECIAL MEETING

The Carrizo special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Carrizo merger proposal.

Carrizo is asking its shareholders to authorize the holder of any proxy solicited by the Carrizo board to vote in favor of any adjournment to the Carrizo special meeting to solicit additional proxies if there are not sufficient votes to approve the Carrizo merger proposal.

The Carrizo board continues to unanimously recommend that Carrizo shareholders vote “for” the proposal to adjourn the Carrizo special meeting, if necessary.

Assuming a quorum is present at the Carrizo special meeting, approval of the Carrizo adjournment proposal requires the affirmative vote of the holders of a majority of shares of Carrizo common stock entitled to vote on the proposal and that voted for or against or expressly abstained with respect to such proposal. Accordingly, a Carrizo shareholder’s failure to submit a proxy or failure to vote in person at the Carrizo special meeting and broker non-votes will have no effect on the Carrizo special meeting adjournment proposal.

IF YOU ARE A CARRIZO SHAREHOLDER, THE CARRIZO BOARD CONTINUES TO UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE CARRIZO ADJOURNMENT PROPOSAL.

UNAUDITED COMPARATIVE PER SHARE DATA

The section of the joint proxy statement/prospectus entitled “Unaudited Comparative Per Share Data” is hereby amended and restated as follows:

The following tables present Callon’s and Carrizo’s historical and pro forma per share data for the year ended December 31, 2018 and for the nine months ended September 30, 2019. The pro forma per share data for the year ended December 31, 2018 and as of and for the nine months ended September 30, 2019 is presented as if the merger had been completed on January 1, 2018.

Historical per share data of Callon for the year ended December 31, 2018 and the nine months ended September 30, 2019 was derived from Callon’s historical financial statements for the respective periods. Historical per share data of Carrizo for the year ended December 31, 2018 and the nine months ended September 30, 2019 was derived from Carrizo’s historical financial statements for the respective periods. This information should be read together with the historical consolidated financial statements and related notes of Callon and Carrizo filed by each with the SEC, and that are incorporated into this supplement by reference. Please see “Where You Can Find More Information” in the supplement.

Unaudited pro forma combined per share data for the year ended December 31, 2018 and the nine months ended September 30, 2019 was derived and should be read in conjunction with the unaudited pro forma condensed combined financial data included in “Unaudited Pro Forma Condensed Combined Financial Statements” in this supplement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period.

	Nine Months Ended September 30, 2019
	Callon Historical	Carrizo Historical	Pro Forma Combined	Pro Forma Equivalent Carrizo(2)
Net Earnings (Loss) Attributable to Common Shareholders Per Common Share:
Basic	$0.35	$3.81	$1.18	$2.07
Diluted	$0.35	$3.79	$1.18	$2.06
Book Value Per Share	$10.81	$14.56	$7.93	$13.87
Cash Dividends Per Share(1)	—	—	—	—

	Year Ended December 31, 2018
	Callon Historical	Carrizo Historical	Pro Forma Combined	Pro Forma Equivalent Carrizo(2)
Net Earnings (Loss) Attributable to Common Shareholders Per Common Share:
Basic	$1.35	$4.40	$1.83	$3.20
Diluted	$1.35	$4.32	$1.83	$3.19
Book Value Per Share	$10.74	$10.71
Cash Dividends Per Share(1)	—	—	—	—

(1)

Callon and Carrizo have not paid any cash dividends on their common stock and do not intend to do so in the foreseeable future. Subject to limited exceptions, the merger agreement prohibits Callon and Carrizo (unless consented to in advance by the other, which consent may not be unreasonably withheld, conditioned or delayed) from paying dividends to their respective shareholders until the earlier of the effective time and the termination of the merger agreement in accordance with its terms. Please see “The Merger—Dividend Policy” in the joint proxy statement/prospectus.

(2)	Determined using the pro forma combined per share data multiplied by 1.75 (the exchange ratio, as modified by the amendment).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The section of the joint proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements” is hereby amended and restated as follows:

The following unaudited pro forma condensed combined financial information is being provided as an update to the unaudited pro forma condensed combined financial information included in the joint proxy statement/prospectus. In particular, among other things, the following unaudited pro forma condensed combined financial information reflects the amendment as well as the expected preferred stock redemption. Pursuant to the amendment, among other things, at the effective time, each outstanding share of Carrizo common stock will be converted into the right to receive 1.75 shares of Callon common stock, instead of 2.05 shares of Callon common stock as provided in the original merger agreement.

The following unaudited pro forma condensed combined financial statements give effect to the proposed merger using the acquisition method of accounting with Callon identified as the acquiror. Under the acquisition method of accounting, Callon will record assets acquired and liabilities assumed at their respective acquisition date fair values at the effective time of the merger. The following unaudited pro forma condensed combined financial statements also give effect to (i) Callon’s acquisition of certain oil and natural gas producing properties and undeveloped acreage in the Delaware Basin, which was completed on August 31, 2018 (the “Delaware Asset Acquisition”), and (ii) Callon’s divestiture of certain non-core assets in the southern Midland Basin, which was completed on June 12, 2019 (the “Ranger Asset Divestiture” and, together with the Delaware Asset Acquisition, the “Callon historical A&D transactions”). Please refer to Callon’s Current Report on Form 8-K filed on September 4, 2018, as amended on November 14, 2018, Callon’s Current Report on Form 8-K filed on April 5, 2019, and Callon’s Current Report on Form 8-K filed on June 13, 2019, for more information regarding Callon historical A&D transactions.

The following unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Callon and Carrizo, adjusted to reflect the proposed merger and the Callon historical A&D transactions. Certain of Carrizo’s historical amounts have been reclassified to conform to Callon’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives effect to the merger and related credit facility transactions (as described and defined below) as if both had been completed on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 give effect to the merger, the related credit facility transactions and the Callon historical A&D transactions as if each transaction had been completed on January 1, 2018.

The unaudited pro forma condensed combined financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Callon believes are reasonable:

•	the merger, which will be accounted for using the acquisition method of accounting, with Callon identified as the acquiror, and the issuance of shares of Callon common stock as merger consideration;

•

the conversion of Carrizo’s outstanding stock-based awards, other than Carrizo SARs, into shares of Callon common stock, and the conversion of Carrizo SARs into Callon cash-settleable awards, in each case, in accordance with the merger agreement, as described in the section entitled “The Merger—Treatment of Carrizo Equity Awards in the Merger” in the joint proxy statement/prospectus;

•

the planned borrowing under the new credit facility and the repayment in full and termination of Callon’s and Carrizo’s revolving credit facilities, each of which is expected to occur in connection with the consummation of the merger (the “credit facility transactions”), which is described in the section entitled “Update to the Merger—Treatment of Indebtedness” and in the section in the joint proxy statement/prospectus entitled “The Merger—Treatment of Indebtedness;”

•	the redemption of Carrizo preferred stock in connection with the consummation of the merger, which is expected to be funded by additional borrowings under the new credit facility;

•	adjustments to conform the classification of certain assets and liabilities in Carrizo’s historical balance sheet to Callon’s classification for similar assets and liabilities;

•	adjustments to conform the classification of expenses in Carrizo’s historical statements of operations to Callon’s classification for similar expenses;

•	the assumption of liabilities for transaction-related expenses; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements. In Callon’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to the merger. These adjustments are directly attributable to the merger, factually supportable and, with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Callon and Carrizo following the merger.

As of the date of this supplement, Callon has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified all adjustments necessary to conform Carrizo’s accounting policies to Callon’s accounting policies. A final determination of the fair value of Callon’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Carrizo that exist as of the closing date of the merger and, therefore, cannot be made prior to the completion of the merger. In addition, the value of the consideration to be paid by Callon upon the consummation of the merger will be determined based on the closing price of Callon common stock on the closing date of the merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma financial statements presented below. Callon estimated the fair value of Carrizo’s assets and liabilities based on discussions with Carrizo’s management, preliminary valuation studies, due diligence, and information presented in Carrizo’s SEC filings. Until the merger is completed, both companies are limited in their ability to share certain information. Any increases or decreases in the fair value of assets acquired and liabilities assumed upon completion of the final valuations will result in adjustments to the unaudited pro forma condensed combined balance sheet and/or statements of operations. The final purchase price allocation may be materially different than that reflected in the pro forma purchase price allocation presented herein.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not intended to represent what Callon’s financial position or results of operations would have been had the merger actually been consummated on the assumed dates nor does it purport to project the future operating results or financial position of the combined company following the merger. The unaudited pro forma condensed combined financial information does not reflect future events that may occur after the merger, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that the combined company may achieve with respect to the combined operations. Specifically, the unaudited pro forma condensed combined statements of operations do not include projected synergies expected to be achieved as a result of the merger, which are described in “Update to the Merger—Recommendation of the Callon Board of Directors and Reasons for the Merger” and in the section of the joint proxy statement/prospectus entitled “The Merger—Recommendation of the Callon Board of Directors and Reasons for the Merger,” and any associated costs that may be required to be incurred to achieve the identified synergies. The unaudited pro forma condensed combined statements of operations also exclude the effects of transaction costs associated with the merger, costs associated with any restructuring, integration activities, and asset dispositions that may result from the merger. Further, the unaudited pro forma condensed combined financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the merger.

The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes contained in Callon’s and Carrizo’s respective Annual Reports on Form 10-K for the year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019, and September 30, 2019, each of which are incorporated by reference into this supplement. Please see the section entitled “Where You Can Find More Information” in this supplement.

Callon Petroleum Company

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2019

(In thousands)

	Callon Historical	Carrizo Historical	Reclass Adjustment (Note 3)		Acquisition Adjustment (Note 3)		Pro Forma Combined
Assets
Current Assets:
Cash and cash equivalents	$11,309	$2,280	$—		$—		$13,589
Accounts receivable, net	114,120	98,161	—		—		212,281
Fair value of derivatives	25,032	31,125	—		(4,969)	(b)	51,188
Other current assets	14,912	7,298	—		—		22,210

Total current assets	165,373	138,864	—		(4,969)		299,268

Oil and natural gas properties
Evaluated properties	4,830,499	6,827,578	—		(4,621,842)	(b)	7,036,235
Less accumulated depreciation, depletion, amortization and impairment	(2,458,026)	(4,178,977)	—		4,178,977	(b)	(2,458,026)

Evaluated oil and natural gas properties, net	2,372,473	2,648,601	—		(442,865)		4,578,209
Unevaluated properties	1,405,993	649,347	—		(85,491)	(b)	1,969,849

Total oil and natural gas properties, net	3,778,466	3,297,948	—		(528,356)		6,548,058

Operating lease right-of-use assets	24,447	55,873	—		—		80,320
Other property and equipment, net	24,770	11,022	—		—		35,792
Deferred income taxes	—	172,632	—		(43,048)	(b)	129,584
Restricted investments	3,490	—	—		—		3,490
Deferred financing costs	5,081	—	—		—		5,081
Fair value of derivatives	11,209	—	6,953	(a)	(989)	(b)	17,173
Other assets, net	4,087	13,885	(6,953)	(a)	(4,998)	(c)	6,021

Total Assets	$4,016,923	$3,690,224	$—		$(582,360)		$7,124,787

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$243,481	$79,744	$133,780	(a)	$84,500	(d)	$541,505
Revenues and royalties payable	—	59,140	(59,140)	(a)	—		—
Accrued capital expenditures	—	33,757	(33,757)	(a)	—		—
Operating lease liabilities	19,196	30,301	—		—		49,497
Accrued interest	25,660	23,640	—		—		49,300
Cash-settleable awards	535	—	1,988	(a)	—		2,523
Asset retirement obligations	1,250	—	260	(a)	—		1,510
Fair value of derivatives	8,941	56,233	—		(287)	(b)	64,887
Other current liabilities	1,948	48,912	(43,131)	(a)	—		7,729

Total current liabilities	301,011	331,727	—		84,213		716,951

Senior secured revolving credit facility	200,000	—	864,812	(a)	223,834	(b)(l)	1,288,646
Senior unsecured notes	—	—	1,881,220	(a)	(30,316)	(b)	1,850,904
6.125% senior unsecured notes due 2024	596,337	—	(596,337)	(a)	—		—
6.375% senior unsecured notes due 2026	394,317	—	(394,317)	(a)	—		—
Long-term debt	—	1,755,378	(1,755,378)	(a)	—		—
Operating lease liabilities	4,995	31,723	—		—		36,718
Asset retirement obligations	8,294	22,876	—		—		31,170
Cash-settleable restricted stock unit awards	1,737	—	—		—		1,737
Deferred tax liability	39,007	8,845	—		(8,845)	(b)	39,007
Fair value of derivatives	2,573	—	12,554	(a)	(466)	(b)	14,661
Other long-term liabilities	—	13,946	(12,554)	(a)	—		1,392

Total liabilities	1,548,271	2,164,495	—		268,420		3,981,186

Commitments and contingencies
Preferred Stock	—	176,925	—		(176,925)	(b)	—
Stockholders’ Equity:
Preferred stock	—	—	—		—		—
Common stock	2,284	926	—		757	(e)(f)	3,967
Capital in excess of par value	2,421,559	2,132,276	—		(1,374,510)	(e)(f)(g)	3,179,325
Accumulated deficit	44,809	(784,398)	—		699,898	(d)(e)	(39,691)

Total stockholders’ equity	2,468,652	1,348,804	—		(673,855)		3,143,601

Total liabilities and stockholders’ equity	$4,016,923	$3,690,224	$—		$(582,360)		$7,124,787

The accompanying notes are an integral part of

these unaudited pro forma condensed combined financial statements.

Callon Petroleum Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2019

(in thousands, except per share amounts)

	Callon Historical	Callon Historical A&D Transactions (Note 1)	Carrizo Historical	Reclass Adjustment (Note 3)			Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenues:
Oil sales	$450,036	$(17,336)	$684,109	$—			$—			$1,116,809
Natural gas liquids sales	—	—	43,820	—			—			43,820
Natural gas sales	25,441	(2,966)	27,072	—			—			49,547

Total revenues	475,477	(20,302)	755,001	—			—			1,210,176
Operating expenses:
Lease operating expenses	66,511	(4,473)	131,758	—			—			193,796
Production taxes	33,810	(1,500)	47,236	—			—			79,546
Depreciation, depletion and amortization	178,690	(10,821)	238,283	(1,404)	(a	)	(35,516)	(h	)	369,232
General and administrative	31,705	—	55,500	(5,000)	(a	)	—			82,205
Merger and integration expense	5,943	—	—	5,000	(a	)	—			10,943
Settled share-based awards	3,024	—	—	—			—			3,024
Accretion	585	(47)	—	1,404	(a	)	—			1,942
Other operating expenses	931	—	—	—			—			931

Total operating expenses	321,199	(16,841)	472,777	—			(35,516)			741,619

Income from operations	154,278	(3,461)	282,224	—			35,516			468,557

Other (income) expenses:
Interest expense, net of capitalized amounts	2,218	—	52,196	—			4,586	(i	)	59,000
(Gain) loss on derivative contracts	31,415	—	31,281	—			—			62,696
Other (income) expense	(270)	—	2,717	—			—			2,447

Total other (income) expense	33,363	—	86,194	—			4,586			124,143

Income (loss) before income taxes	120,915	(3,461)	196,030	—			30,930			344,414
Income tax (benefit) expense	29,444	(727)	(171,119)	—			6,678	(j	)	(135,724)

Net income (loss)	91,471	(2,734)	367,149	—			24,251			480,137

Preferred stock dividends	(3,997)	—	(13,286)	—			13,286	(l	)	(3,997)
Loss on redemption of preferred stock	(8,304)	—	—	—			—			(8,304)
Accretion on preferred stock	—	—	(2,503)	—			2,503	(l	)	—

Income (loss) available to common stockholders	$79,170	$(2,734)	$351,360	$—			$40,040			$467,836

Income (loss) per common share:
Basic	$0.35	—	—	—			—			$1.18
Diluted	$0.35	—	—	—			—			$1.18
Weighted-average common shares outstanding:
Basic	228,054	—	—	—			168,268	(k	)	396,322
Diluted	228,557	—	—	—			168,268	(k	)	396,825

The accompanying notes are an integral part of

these unaudited pro forma condensed combined financial statements.

Callon Petroleum Company

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(in thousands, except per share amounts)

	Callon Historical	Callon Historical A&D Transactions (Note 1)	Carrizo Historical	Reclass Adjustments (Note 3)			Pro Forma Adjustments (Note 3)			Pro Forma Combined
Revenues:
Oil sales	$530,898	$21,892	$911,554	$—			$—			$1,464,344
Natural gas liquids sales	—	—	96,585	—			—			96,585
Natural gas sales	56,726	(14,287)	57,803	—			—			100,242

Total revenues	587,624	7,605	1,065,942	—			—			1,661,171
Operating expenses:
Lease operating expenses	69,180	10,426	161,596	—			—			241,202
Production taxes	35,755	(817)	50,591	10,422	(a	)	—			95,951
Ad valorem taxes	—	—	10,422	(10,422)	(a	)	—			—
Depreciation, depletion and amortization	181,909	(10,672)	299,530	(1,366)	(a	)	(30,384)	(h	)	439,017
General and administrative	35,293	—	68,617	—			—			103,910
Accretion	874	(74)	—	1,366	(a	)	—			2,166
Other operating expenses	5,083	(1,693)	—	—			—			3,390

Total operating expenses	328,094	(2,830)	590,756	—			(30,384)			885,636

Income from operations	259,530	10,435	475,186	—			30,384			775,535

Other (income) expenses:
Interest expense, net of capitalized amounts	2,500	—	62,413	—			23,065	(i	)	87,978
Loss on early extinguishment of debt	—	—	9,586	—			—			9,586
(Gain) loss on derivative contracts	(48,544)	—	(6,709)	—			—			(55,253)
Other (income) expense	(2,896)	—	296	—			—			(2,600)

Total other (income) expense	(48,940)	—	65,586	—			23,065			39,711

Income (loss) before income taxes	308,470	10,435	409,600	—			7,319			735,824
Income tax (benefit) expense	8,110	2,191	5,173	—			1,580	(j	)	17,054

Net income (loss)	300,360	8,244	404,427	—			5,739			718,770

Preferred stock dividends	(7,295)	—	(18,161)	—			18,161	(l	)	(7,295)
Accretion on preferred stock	—	—	(3,057)	—			3,057	(l	)	—
Loss on redemption of preferred stock	—	—	(7,133)	—			—			(7,133)

Income (loss) available to common stockholders	$293,065	$8,244	$376,076	$—			$26,957			$704,342

Income (loss) per common share:
Basic	$1.35	—	—	—			—			$1.83
Diluted	$1.35	—	—	—			—			$1.83
Weighted-average common shares outstanding:
Basic	216,941	—	—	—			168,268	(k	)	385,209
Diluted	217,596	—	—	—			168,268	(k	)	385,864

The accompanying notes are an integral part of

these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1—Basis of Presentations

The unaudited pro forma condensed combined financial information has been derived from the historical consolidated financial statements of Callon and Carrizo. Certain of Carrizo’s historical amounts have been reclassified to conform to Callon’s financial statement presentation. The unaudited pro forma condensed combined balance sheet as of September 30, 2019 gives effect to the merger and the related credit facility transactions as if they had occurred on September 30, 2019. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2018 and the nine months ended September 30, 2019 give effect to the merger, the related credit facility transactions and the Callon historical A&D transactions as if they had occurred on January 1, 2018.

The unaudited pro forma condensed combined financial statements reflect pro forma adjustments that are based on available information and certain assumptions that Callon believes are reasonable. However, actual results may differ from those reflected in these statements. In Callon’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma condensed combined statements do not purport to represent what the combined company’s financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of Callon’s future financial position or results of operations.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Callon and Carrizo for the periods presented, which are incorporated by reference in this supplement.

Note 2—Unaudited Pro Forma Condensed Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon Callon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of September 30, 2019, using currently available information. Because the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included in this supplement. Callon expects to finalize its allocation of the purchase price as soon as practicable after completion of the proposed transaction.

The preliminary purchase price allocation is subject to change as a result of several factors, including but not limited to:

•

changes in the estimated fair value of the shares of Callon common stock issued as merger consideration to Carrizo shareholders, based on the share price of Callon common stock at the effective time of the merger;

•

changes in the estimated fair value of Carrizo’s assets acquired and liabilities assumed as of the closing date of the transaction, which could result from changes in future oil and natural gas commodity prices, reserve estimates, interest rates, and other factors;

•	the tax basis of Carrizo’s assets and liabilities as of the effective time of the merger; and

•	the risk factors described in “Risk Factors” in the proxy statement/prospectus and this supplement.

The preliminary merger consideration to be transferred, fair value of assets acquired, and liabilities assumed expected to be recorded is as follows (in thousands):

Consideration:
Fair value of Callon common stock to be issued(1)	$750,474

Total consideration	750,474
Fair value of liabilities assumed:
Current liabilities	331,440
Senior secured revolving credit facility	864,812
Senior unsecured notes	860,250
Other long-term liabilities	68,079
Preferred stock	223,834
Warrants	8,975
Fair value of assets acquired:
Cash and cash equivalents	2,280
Other current assets	131,615
Evaluated properties	2,205,736
Unevaluated properties	563,856
Other property and equipment	11,022
Other long-term assets	63,771
Deferred tax asset, net	129,584

Net assets acquired and liabilities assumed	$750,474

(1)	Based on 168,267,675 shares of Callon common stock at $4.46 per share (closing price as of November 13, 2019).

Under the merger agreement, Carrizo shareholders will receive 1.75 shares of Callon common stock for each share of Carrizo common stock issued and outstanding immediately prior to the effective time of the merger. This will result in Callon issuing approximately 168.3 million shares of Callon common stock, or $750.5 million in value, as merger consideration.

The merger will be non-taxable, and Carrizo’s tax basis in the assets and liabilities will carry over to Callon.

From July 12, 2019, the last trading date prior to the initial public announcement of the merger, to November 13, 2019, the preliminary value of Callon’s merger consideration to be transferred, assuming the 1.75 exchange ratio specified in the amendment, had decreased approximately $326.4 million. This decrease is the result of a decline in the share price of Callon common stock from $6.40 to $4.46, which is in line with share prices of similarly situated peer companies over that period. The final value of Callon’s merger consideration will be determined based on the actual number of shares Callon common stock issued and the market price of Callon common stock on the closing date of the merger. A 10 percent increase or decrease in the closing price of a share of Callon common stock, as compared to the November 13, 2019 closing price of $4.46, would increase or decrease the purchase price by approximately $75.0 million, assuming all other factors are held constant.

Note 3—Pro Forma Adjustments

The following adjustments have been made to the accompanying unaudited pro forma condensed combined financial statements:

(a)	The following reclassifications were made as a result of the transaction to conform to Callon’s presentation:

Pro Forma Condensed Combined Balance Sheet as of September 30, 2019:

•	Reflects reclassification of approximately $7.0 million from other assets, net to fair value of derivatives;

•	Reflects reclassification of approximately $92.9 million from accrued capital expenditures and revenues and royalties payable to accounts payable and accrued liabilities;

•	Reflects reclassification of approximately $43.1 million from other current liabilities to accounts payable and accrued liabilities, cash-settleable awards, and asset retirement obligations;

•

Reflects reclassification of approximately $2.7 billion from long-term debt, 6.125% senior unsecured notes due 2024, and 6.375% senior unsecured notes due 2026 to presentation of senior secured revolving credit facility and senior unsecured notes; and

•	Reflects reclassification of approximately $12.6 million from other long-term liabilities to fair value of derivatives.

Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2019:

•	Reflects reclassification of Carrizo’s asset retirement obligation accretion expense from depreciation, depletion and amortization (“DD&A”) to accretion expense.

•	Reflects reclassification of Carrizo’s transaction fees incurred through September 30, 2019 from general and administrative to merger and integration expense.

Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2018:

•	Reflects reclassification of Carrizo’s asset retirement obligation accretion expense from DD&A to accretion expense.

•	Reflects reclassification of Carrizo’s ad valorem taxes to production taxes.

(b)

The allocation of the estimated fair value of consideration transferred (based on the closing price of Callon common stock at $4.46 per share at November 13, 2019) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$528.4 million decrease in Carrizo’s net book basis of oil and gas properties to reflect them at fair value;

•	$30.3 million decrease to Carrizo’s senior notes to record them at fair value and to eliminate debt issuance costs;

•	$5.2 million net decrease in fair value of derivative assets and liabilities to reflect them at fair value; and

•	$34.2 million decrease in the net deferred tax asset associated with the preliminary purchase price allocation.

The unaudited pro forma condensed combined financial statements assume the redemption of Carrizo’s preferred stock for $223.8 million, which is expected to be funded by additional borrowings under the new credit facility.

(c)	Reflects the elimination of $5.0 million in other assets related to Carrizo’s credit facility issuance costs.

(d)

Reflects the impact of estimated remaining transaction costs of $84.5 million related to the merger, including underwriting, severance, banking, legal and accounting fees that are not capitalized as part of the transaction. These transaction costs are based on preliminary estimates, and the final amounts and the resulting effect on Callon’s financial position and results of operations may differ significantly. The costs are not reflected in the historical September 30, 2019 consolidated balance sheets of Callon and Carrizo but are reflected in the pro forma condensed combined balance sheet as an increase to Accounts payable and accrued liabilities as they will be expensed by Callon and Carrizo as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma condensed combined statements of operations due to their nonrecurring nature.

(e)	Reflects the elimination of Carrizo’s historical equity balances in accordance with the acquisition method of accounting.

(f)

Reflects the estimated increase in shares of Callon common stock, resulting from the issuance of shares of Callon common stock to Carrizo shareholders to effect the transaction as follows (in thousands, except per share amounts):

Shares of Callon common stock to be issued in respect of outstanding Carrizo common stock and stock-based awards	168,268
NYSE closing price per share of Callon common shares on November 13, 2019	$4.46

Fair value of Callon common shares to be issued	$750,474
Increase in Callon common stock ($0.01 par value per share) as of September 30, 2019	1,683

Increase in Callon additional paid-in capital as of September 30, 2019	$748,791

(g)

Reflects fair value of $9.0 million for capital in excess of par value associated with 2,750,000 Carrizo warrants issued with Carrizo preferred stock in August 2017. The right of a holder of Carrizo warrants outstanding as of the effective time to acquire shares of Carrizo common stock will, in accordance with the applicable warrant agreement, be converted into the right to acquire the number of shares of Callon common stock that such holder would have received if he or she had exercised such warrants immediately prior to the effective time.

Impact of transaction adjustments on stockholders’ equity balances:

	Elimination of Carrizo’s historical equity balances	Fair value of Carrizo warrants	Issuance of Callon common shares	Estimated transaction costs	Total
Common Stock	$(926)	$—	$1,683	$—	$757
Capital in excess of par value	(2,132,276)	8,975	748,791	—	(1,374,510)
Accumulated deficit	784,398	—	—	(84,500)	699,898

Total stockholders’ equity	$(1,348,804)	$8,975	$750,474	$(84,500)	$(673,855)

(h)	Reflects the pro forma DD&A expense calculated in accordance with the full cost method of accounting for oil and gas properties, which was based on the preliminary purchase price allocation.

(i)	The following adjustments were made to reflect pro forma changes to interest expense:

•

Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2019: Approximately $4.6 million increase related to the change in interest rate calculation on the borrowings under the new credit facility after the repayment of Carrizo’s credit facility balance of $864.8 million as of September 30, 2019. This increase reflects the impact of capitalized interest calculated on the pro forma combined entity.

•

Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2018: Approximately $23.1 million increase related to the change in interest rate calculation on the borrowings under the new credit facility after the repayment of Carrizo’s credit facility balance of $864.8 million as of September 30, 2019. This increase reflects the impact of capitalized interest calculated on the pro forma combined entity.

(j)

Reflects the income tax effect of pro forma adjustments presented. The tax rate applied was the estimated combined statutory rate of 21.6% for the nine months ended September 30, 2019 and for the year ended December 31, 2018. The effective rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities.

(k)	Reflects shares of Callon’s common stock estimated to be issued to Carrizo shareholders.

(l)

The unaudited pro forma condensed combined financial statements assume the redemption of Carrizo’s preferred stock for $223.8 million, which is expected to be funded by additional borrowings under the new credit facility. Accordingly, pro forma adjustments have been made to eliminate the associated accretion and dividends paid on preferred stock as if the redemption had occurred on January 1, 2018.

The redemption of the preferred stock is subject to a prescribed formula with key provisions as follows:

•	Secondary Company Redemption Premium of 104.4375% multiplied by the liquidation preference ($1,000 per share or $200 million in aggregate),

•	Any dividends that would be payable until August 2020, discounted at the Treasury rate plus 50 basis points, and

•	Any accrued but unpaid dividends.

Note 4—Supplemental Pro Forma Oil and Natural Gas Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2018, along with a summary of changes in the quantities of net remaining proved reserves during the year ended December 31, 2018. The pro forma reserve information set forth below gives effect to the merger as if the merger had been completed on January 1, 2018.

	Oil (MBbls)
	Callon Historical	Carrizo Historical	Reclass Adjustment	Pro Forma Combined
Balance-December 31, 2017	107,072	167,374	—	274,446
Purchase of reserves in place	30,756	2,205	—	32,961
Sale of reserves in place	—	(9,676)	—	(9,676)
Extensions and discoveries	67,763	65,352	—	133,115
Revisions of previous estimates	(8,982)	(31,287)	15,847	(24,422)
Reclassifications due to changes in development plan	(7,069)	—	(15,847)	(22,916)
Production	(9,443)	(14,232)	—	(23,675)

Balance-December 31, 2018	180,097	179,736	—	359,833

Proved Developed Reserves:
December 31, 2017	51,920	69,632		121,552
December 31, 2018	92,202	75,267		167,469
Proved Undeveloped Reserves:
December 31, 2017	55,152	97,742		152,894
December 31, 2018	87,895	104,469		192,364

	Natural Gas (MMcf)
	Callon Historical	Carrizo Historical	Reclass Adjustment	Pro Forma Combined
Balance-December 31, 2017	179,410	310,470	—	489,880
Purchase of reserves in place	53,563	7,953	—	61,516
Sale of reserves in place	—	(17,475)	—	(17,475)
Extensions and discoveries	103,149	212,758	—	315,907
Revisions of previous estimates	41,767	(6,006)	16,219	51,980
Reclassifications due to changes in development plan	(11,976)	—	(16,219)	(28,195)
Production	(15,447)	(24,639)	—	(40,086)

Balance-December 31, 2018	350,466	483,061	—	833,527

Proved Developed Reserves:
December 31, 2017	104,389	131,355		235,744
December 31, 2018	218,417	178,941		397,358
Proved Undeveloped Reserves:
December 31, 2017	75,021	179,115		254,136
December 31, 2018	132,049	304,120		436,169

	NGLs (MBbls)
	Callon Historical	Carrizo Historical	Reclass Adjustment	Pro Forma Combined
Balance-December 31, 2017	—	42,598	—	42,598
Purchase of reserves in place	—	967	—	967
Sale of reserves in place	—	(2,872)	—	(2,872)
Extensions and discoveries	—	30,195	—	30,195
Revisions of previous estimates	—	1,936	2,686	4,622
Reclassifications due to changes in development plan	—	—	(2,686)	(2,686)
Production	—	(3,701)	—	(3,701)

Balance-December 31, 2018	—	69,123	—	69,123

Proved Developed Reserves:
December 31, 2017	—	17,447		17,447
December 31, 2018	—	25,809		25,809
Proved Undeveloped Reserves:
December 31, 2017	—	25,151		25,151
December 31, 2018	—	43,314		43,314

	Total (MBoe)
	Callon Historical	Carrizo Historical	Reclass Adjustment	Pro Forma Combined
Balance-December 31, 2017	136,974	261,717	—	398,691
Purchase of reserves in place	39,683	4,498	—	44,181
Sale of reserves in place	—	(15,461)	—	(15,461)
Extensions and discoveries	84,955	131,007	—	215,962
Revisions of previous estimates	(2,021)	(30,352)	21,236	(11,137)
Reclassifications due to changes in development plan	(9,065)	—	(21,236)	(30,301)
Production	(12,018)	(22,040)	—	(34,058)

Balance-December 31, 2018	238,508	329,369	—	567,877

Proved Developed Reserves:
December 31, 2017	69,318	108,972		178,290
December 31, 2018	128,605	130,899		259,504
Proved Undeveloped Reserves:
December 31, 2017	67,656	152,745		220,401
December 31, 2018	109,903	198,470		308,373

The pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves as of December 31, 2018 is as follows (in thousands):

	Callon Historical	Carrizo Historical	Pro Forma Combined
Future cash inflows	$11,794,080	$14,461,143	$26,255,223
Future costs
Production	(2,923,959)	(4,572,397)	(7,496,356)
Development and net abandonment	(1,429,787)	(1,964,450)	(3,394,237)

Future net inflows before income taxes	7,440,334	7,924,296	15,364,630
Future income taxes	(782,470)	(1,005,837)	(1,788,307)

Future net cash flows	6,657,864	6,918,459	13,576,323
10% discount factor	(3,716,571)	(3,282,901)	(6,999,472)

Standardized measure of discounted future net cash flows	$2,941,293	$3,635,558	$6,576,851

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves for the year ended December 31, 2018 are as follows (in thousands):

	Callon Historical	Carrizo Historical	Pro Forma Combined
Standardized measure at beginning of year	$1,556,682	$2,465,042	$4,021,724
Sales and transfers, net of production costs	(481,306)	(843,333)	(1,324,639)
Net change in sales and transfer prices, net of production costs	222,802	809,182	1,031,984
Net change due to purchases and sales of in place reserves	554,697	(121,044)	433,653
Extensions, discoveries, and improved recovery, net of future production and development costs incurred	1,093,773	1,127,748	2,221,521
Changes in future development cost	40,483	(9,627)	30,856
Previously estimated development costs incurred	—	496,600	496,600
Revisions of quantity estimates	(167,096)	(250,817)	(417,913)
Accretion of discount	157,676	263,837	421,513
Net change in income taxes	(187,841)	(282,491)	(470,332)
Changes in production rates, timing, and other	151,423	(19,539)	131,884

Aggregate change	1,384,611	1,170,516	2,555,127

Standardized measure at end of year	$2,941,293	$3,635,558	$6,576,851

WHERE YOU CAN FIND MORE INFORMATION

Callon and Carrizo each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website, at www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers, including Callon and Carrizo, who file electronically with the SEC. Investors may also consult Callon’s website, at www.callon.com, or Carrizo’s website, at www.carrizo.com, for more information about Callon or Carrizo, respectively. Information included on these websites is not incorporated by reference into this supplement.

Callon has filed with the SEC a registration statement of which this supplement forms a part. The registration statement registers the shares of Callon common stock issuable to Carrizo shareholders in the merger. The registration statement, including the attached exhibits, contains additional relevant information about Callon and Callon common stock. The rules and regulations of the SEC allow Callon and Carrizo to omit certain information included in the registration statement from this supplement.

In addition, the SEC allows Callon and Carrizo to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this supplement, except for any information that is superseded by information included directly in this supplement or incorporated by reference subsequent to the date of this supplement as described below. The joint proxy statement/prospectus and this supplement also contain summaries of certain provisions contained in some of the Callon or Carrizo documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Some documents or information, such as that called for by Item 2.02 and 7.01 of the Current Report on Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of that information is incorporated by reference into this supplement.

This supplement incorporates by reference the documents listed below that Callon and Carrizo have previously filed with the SEC. These documents contain important information about the companies, their respective financial condition and other matters.

Callon SEC Filings (File No. 001-14039)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2018 (filed on February 27, 2019).

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2019 (filed on May 7, 2019), June 30, 2019 (filed on August 7, 2019), and September 30, 2019 (filed on November 5, 2019).

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed on November 14, 2018, January 4, 2019, March 8, 2019, March 15, 2019, April 5, 2019, May 9, 2019, June 13, 2019, June 18, 2019, July 15, 2019, July 19, 2019, November 5, 2019, November 14, 2019, and November 18, 2019.

Proxy Statement for 2019 Annual Meeting of Callon Shareholders on Schedule 14A	Filed on March 27, 2019.

The description of Callon common stock set forth in Callon’s Registration Statement on Form 8-A, including any amendment or report filed for purposes of updating such description	Filed on November 17, 1995.(P)

Carrizo SEC Filings (File No. 001-12534)	Period or File Date
Annual Report on Form 10-K	Fiscal year ended December 31, 2018, filed on March 1, 2019.

Quarterly Reports on Form 10-Q	Quarterly periods ended March 31, 2019 (filed on May 9, 2019), June 30, 2019 (filed on August 8, 2019), and September 30, 2019 (filed on November 5, 2019).

Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act)	Filed on February 19, 2019, March 28, 2019, May 16, 2019, July 15, 2019, November 5, 2019, November 14, 2019, and November 18, 2019.

Proxy Statement for 2019 Annual Meeting of Carrizo Shareholders on Schedule 14A	Filed on April 2, 2019.

The description of Carrizo common stock contained in Exhibit 99.1 to Carrizo’s Current Report on Form 8-K filed on December 9, 2010, including any amendment or report filed for purposes of updating such description	Filed on July 31, 1997.

In addition, Callon and Carrizo incorporate by reference any future filings they make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this supplement and prior to the date of the Callon special meeting and the Carrizo special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this supplement, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Callon or Carrizo, as applicable, will provide you with copies of these documents, without charge, upon written or oral request to:

Callon Petroleum Company 2000 W. Sam Houston Parkway S., Suite 2000 Houston, Texas 77042 (281) 589-5200	Carrizo Oil & Gas, Inc. 500 Dallas Street, Suite 2300 Houston, Texas 77002 (713) 328-1000

In the event of conflicting information in this supplement in comparison to any document incorporated by reference into this supplement, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into the joint proxy statement/prospectus and this supplement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, the joint proxy statement/prospectus and this supplement. This supplement is dated November 18, 2019. You should not assume that the information contained in this supplement is accurate as of any date other than that date. You should not assume that the information incorporated by reference into the joint proxy statement/prospectus and this supplement is accurate as of any date other than the date of such incorporated document. Neither Callon’s mailing of this supplement to Callon shareholders or Carrizo shareholders nor the issuance by Callon of common shares in the merger will create any implication to the contrary.

The joint proxy statement/prospectus and this supplement may contain a description of the representations and warranties that each of Carrizo and Callon made to the other in the merger agreement. Representations and warranties made by Carrizo, Callon and other applicable parties are also set forth in contracts and other documents that are attached or filed as exhibits to the joint proxy statement/prospectus and this supplement or are incorporated by reference into this supplement. These materials are included or incorporated by reference to provide you with information regarding the terms and conditions of the agreements. Accordingly, the representations and warranties and other provisions of the merger agreement and the contracts and other documents that are attached to or filed as exhibits to the joint proxy statement/prospectus and this supplement or are incorporated by reference into the joint proxy statement/prospectus and this supplement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in the joint proxy statement/prospectus and this supplement or incorporated by reference into the joint proxy statement/prospectus and this supplement.

Annex A

AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER, dated as of November 13, 2019 (this “Amendment”), is by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”). Callon and Carrizo are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Callon and Carrizo entered into that certain Agreement and Plan of Merger, dated as of July 14, 2019 (the “Original Merger Agreement”);

WHEREAS, on August 19, 2019, Callon and Carrizo entered into that certain Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment” and, together with the Original Merger Agreement and this Amendment, the “Merger Agreement”);

WHEREAS, the Parent Board of Directors has (i) determined that it is in the best interests of Callon and its stockholders, and declared it advisable, to enter into this Amendment and (ii) approved the execution, delivery and performance of this Amendment;

WHEREAS, the Company Board of Directors has (i) unanimously approved this Amendment and the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, (ii) resolved to submit the Merger Agreement to a vote of the Company’s shareholders and (iii) recommended approval of the Merger Agreement by the holders of Company Common Stock; and

WHEREAS, in accordance with Section 8.11 of the Merger Agreement, Parent and the Company desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Parent and the Company agree as follows:

SECTION 1.    Defined Terms. Capitalized terms used herein that are not otherwise defined have the meanings set forth in the Merger Agreement.

SECTION 2.    Representations of the Parties.

2.1    Representations and Warranties of Callon.

(a) Callon has the requisite corporate power and authority to execute and deliver this Amendment. This Amendment has been duly and validly executed and delivered by Callon and, assuming this Amendment constitutes the valid and binding agreement of Carrizo, constitutes the valid and binding agreement of Callon, enforceable against Callon in accordance with its terms, except that such enforcement may be subject to the Remedies Exceptions.

(b) The Parent Board of Directors has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration to be offered to the holders of Company Common Stock in the Merger pursuant to this Amendment is fair, from a financial point of view, to Parent. A signed copy of such opinion will be provided to the Company promptly following receipt by Parent (it being agreed that such opinion is for the benefit of the Parent Board of Directors and may not be relied upon by the Company or any other persons), and shall not be disclosed to third parties by the Company unless required by Law.

2.2    Representations and Warranties of Carrizo.

(a) Carrizo has the requisite corporate power and authority to execute and deliver this Amendment. This Amendment has been duly and validly executed and delivered by Carrizo and, assuming this Amendment constitutes the valid and binding agreement of Callon, constitutes the valid and binding agreement of Carrizo, enforceable against Carrizo in accordance with its terms, except that such enforcement may be subject to the Remedies Exceptions.

(b) The Company Board of Directors has received the opinion of each of RBC Capital Markets, LLC and Lazard Frères & Co. LLC to the effect that, as of the date thereof and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to holders of Company Common Stock. A signed copy of such opinions will be provided to Parent promptly following receipt by the Company (it being agreed that such opinions are for the benefit of the Company Board of Directors and may not be relied upon by Parent or any other persons), and shall not be disclosed to third parties by Parent unless required by Law.

SECTION 3.    Amendments to Merger Agreement.

3.1    Section 2.1(a)(ii) of the Merger Agreement is hereby amended with immediate effect by deleting “2.05” and replacing it with “1.75”. All references in the Merger Agreement to the “Exchange Ratio” shall be deemed to refer to 1.75 shares of validly issued, fully paid and nonassessable Parent Common Stock other than in Section 3.19 of the Original Merger Agreement with respect to the opinion of each of RBC Capital Markets, LLC and Lazard Frères & Co. LLC. All references in the Merger Agreement to the “Merger Consideration” shall be deemed to refer to the consideration to be received by the holders of Company Common Stock pursuant to Section 2.1(a)(ii), as amended by this Amendment, and the Fractional Share Cash Amount as contemplated by Section 2.1(c) of the Merger Agreement other than in Section 4.19 of the Original Merger Agreement with respect to the opinion of J.P. Morgan Securities LLC. For the avoidance of doubt, any references to the “Merger Consideration” that are accompanied by references to the Fractional Share Cash Amount or to cash to be paid in lieu of any fractional shares of Parent Common Stock in Sections 2.1(a)(v), 2.2(b)-(f) and 2.2(i) of the Original Merger Agreement shall be deemed to include the Fractional Share Cash Amount without duplication.

3.2    Section 5.1(b)(N) of the Merger Agreement is hereby amended with immediate effect by adding the following proviso at the end of Section 5.1(b)(N):

provided, that if the Company requests, via proper notice pursuant to Section 8.7 of the Merger Agreement, the written consent of Parent in order to materially modify, materially amend or terminate or waive any rights in any material respect under or enter into any new Contract for which the written consent of Parent would be required pursuant to this Section 5.1(b)(N) and the Company has provided sufficient information for Parent to properly evaluate such request for consent, Parent must respond in writing affirmatively granting or withholding such consent within two business days of receipt of such request; and provided, further, that if Parent does not respond in writing within two business days after receipt of such request for consent, Parent’s consent shall be deemed to have been given for all purposes under this Agreement with respect to the proposed action set forth in such request for consent;

3.3    Section 5.2(b)(N) of the Merger Agreement is hereby amended with immediate effect by adding the following proviso at the end of Section 5.2(b)(N):

provided, that if Parent requests, via proper notice pursuant to Section 8.7 of the Merger Agreement, the written consent of the Company in order to materially modify, materially amend or terminate or waive any rights in any material respect under or enter into any new Contract for which the written consent of the Company would be required pursuant to this Section 5.2(b)(N) and Parent has provided sufficient information for the Company to properly evaluate such request for consent, the Company must respond in writing affirmatively granting or withholding such consent within two business days of receipt of such request; and provided, further, that if the Company does not respond in writing within two business days after receipt of such request for consent, the Company’s consent shall be deemed to have been given for all purposes under this Agreement with respect to the proposed action set forth in such request for consent;

3.4    Section 7.3(a) of the Merger Agreement is hereby amended with immediate effect by (i) deleting “$7,500,000” in the first sentence thereof and replacing it with “$0” and (ii) deleting the last sentence thereof and replacing it in its entirety with the following:

“Company Termination Fee” shall mean (a) for purposes of Section 7.3(b)(i) as a result of a termination pursuant to Section 7.1(g)(ii), a cash amount equal to $47,400,000, (b) for purposes of Section 7.3(b)(ii)(B), if Parent would have been permitted to terminate this Agreement pursuant to Section 7.1(g)(ii), a cash amount equal to $47,400,000 and (c) other than for purposes of the preceding clauses (a) and (b), a cash amount equal to $20,000,000.

3.5    Section 7.3(f) of the Merger Agreement is hereby amended with immediate effect by deleting “up to $7,500,000” in the first sentence thereof and replacing it with “$10,000,000”.

3.6    The Exhibits to the Merger Agreement are hereby amended with immediate effect by deleting Exhibit A (Form of Parent Charter Amendment) of the Merger Agreement in its entirety and replacing it with a revised Exhibit A attached hereto as Exhibit A.

SECTION 4.    Fixed Meeting Date. Each of the Company and Parent agree as follows:

(a) Parent shall convene the Parent Stockholders’ Meeting on November 14, 2019 and adjourn such meeting until December 13, 2019, which meeting shall be convened and subsequently adjourned to December 20, 2019; provided, for the avoidance of doubt, that Parent may not adjourn, recess, postpone or otherwise delay the Parent Stockholders’ Meeting without the prior written consent of the Company (which such consent shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law or to solicit additional proxies and votes in favor of the approval and adoption of the Merger Agreement and the Merger, the Parent Share Issuance or the Parent Charter Amendment, as contemplated by the Merger Agreement, if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; and

(b) the Company shall convene the Company Shareholders’ Meeting on November 14, 2019 and adjourn such meeting until December 20, 2019; provided, for the avoidance of doubt, that the Company may not adjourn, recess, postpone or otherwise delay the Company Shareholders’ Meeting without the prior written consent of Parent (which such consent shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law or to solicit additional proxies and votes in favor of approval of the Merger Agreement if sufficient votes to constitute the Company Common Shareholder Approval have not been obtained.

SECTION 5.    Reasonable Best Efforts to Obtain Stockholder Approvals. Each of the Company and Parent shall use its reasonable best efforts to solicit proxies from its stockholders in favor of the Company Common Shareholder Approval and the Parent Stockholder Approval, as applicable, as promptly as reasonably practicable, including by preparing letters, presentations and other solicitation materials, conducting meetings with significant stockholders, and taking such other actions as either Party may reasonably request; provided, that the forgoing obligations shall not apply to the Company during the pendency of a Company Adverse Recommendation Change or to Parent during the pendency of a Parent Adverse Recommendation Change.

SECTION 6.    Supplement to the Proxy Statement/Prospectus. On or before November 18, 2019 or as promptly as reasonably practicable thereafter, each of the Company and Parent shall prepare and file with the SEC a disclosure supplement to the Proxy Statement/Prospectus disclosing the matters that are the subject of this Amendment, together with any other related disclosures that are necessary or appropriate to reflect such matters or are otherwise required by applicable Law. Each of the Company and Parent shall otherwise comply with the applicable provisions set forth in Section 5.6 of the Merger Agreement with respect to the Joint Proxy Statement/Prospectus.

SECTION 7.    Effect on Merger Agreement. Other than as specifically set forth herein, all other terms and provisions of the Merger Agreement shall remain unaffected by the terms of this Amendment, and shall continue in full force and effect. The Original Merger Agreement, the First Amendment and this Amendment shall be read and construed as one document and references in the Merger Agreement (i) to the “Agreement” shall be to the Merger Agreement as amended by the First Amendment and this Amendment; and (ii) to the “Merger” and the “Transaction” shall be to the Merger and the Transaction as amended as a consequence of this Amendment.

SECTION 8.    Severability. Any term or provision (or part thereof) of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions (or parts thereof) of this Amendment in any other jurisdiction. If any provision (or part thereof) of this Amendment is so broad as to be unenforceable, such provision (or part thereof) shall be interpreted to be only so broad as is enforceable.

SECTION 9.    Headings. Headings of the Articles and Sections of this Amendment are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever.

SECTION 10.    Counterparts; Effectiveness. This Amendment may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery or otherwise) to the other Party. Signatures to this Amendment transmitted by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 11.    Assignment; Binding Effect. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either of the Parties without the prior written consent of the other Party. Subject to the first sentence of this SECTION 11, this Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this SECTION 11 shall be null and void.

SECTION 12.    Governing Law; Jurisdiction.

12.1    This Amendment, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware, except that notwithstanding the foregoing, issues related to the Merger, general corporation law and other provisions set forth herein that are required to be governed by the TBOC shall be covered by and construed in accordance with the laws of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

12.2    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment and to enforce specifically the terms and provisions of this Amendment exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative. The Parties further agree that no Party to this Amendment shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.2 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Amendment and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Amendment and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Amendment or any of the transactions contemplated by this Amendment in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Amendment, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Amendment, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 8.7 of the Merger Agreement; provided, however, that nothing herein shall affect the right of either Party to serve legal process in any other manner permitted by Law.

SECTION 13.    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 14.    Entire Agreement. This Amendment, the Original Merger Agreement together with the exhibits thereto, schedules thereto, the First Amendment and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and this Amendment is not intended to grant standing to any person other than the Parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

CARRIZO OIL & GAS, INC.

By:	/s/ S.P. Johnson IV
Name:	S.P. Johnson IV
Title:	President and Chief Executive Officer

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 2 to Agreement and Plan of Merger]

Exhibit A

FORM OF CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CALLON PETROLEUM COMPANY

The undersigned, Michol L. Ecklund, Corporate Secretary of Callon Petroleum Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is Callon Petroleum Company.

SECOND: This Amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amendment and the holders of a majority of the outstanding stock of the Corporation entitled to vote at the special meeting of the stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware for the purpose of voting on the Amendment have voted in favor of this Amendment.

THIRD: The Certificate is hereby amended by amending and restating the first sentence of Article Four to be and read as follows:

“The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 525,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.”

IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Amendment is the act and deed of the Corporation and that the facts stated herein are true as of this [●] day of [●], [●].

Callon Petroleum Company

By:

Michol L. Ecklund, Corporate Secretary

Annex B

November 13, 2019

The Board of Directors

Callon Petroleum Company

1401 Enclave Parkway, Suite 600

Houston, TX 77077

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Callon Petroleum Company (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of the Company with Carrizo Oil & Gas, Inc. (the “Merger Partner”). Pursuant to the Amendment No. 2 to the Agreement and Plan of Merger, dated as of November 13, 2019 (the “Agreement”), between the Company and the Merger Partner, the Merger Partner will merge with and into the Company, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company and its affiliates, will be converted into the right to receive 1.75 shares (the “Exchange Ratio”) of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Merger Partner and the Company relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on an amendment of the Company’s credit facility in April 2018, September 2018 and March 2019, joint lead bookrunner on the Company’s offering of debt securities in June 2018 and joint lead bookrunner on the Company’s offering of equity securities in May 2018. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. We anticipate that we and our affiliates will arrange and/or provide financing to the Company in connection with the Transaction for customary compensation. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company and 3.46% of the outstanding common stock of the Merger Partner. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any material financial advisory or other material commercial or investment banking relationships with the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

RBC Capital Markets 609 Main Street, Suite 3600 Houston, TX 77002 713.403.5600

November 13, 2019

The Board of Directors

Carrizo Oil & Gas, Inc.

500 Dallas Street, Suite 2300

Houston, Texas 77002

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Carrizo Oil & Gas, Inc., a Texas corporation (“Company”), of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger, dated as of July 14, 2019, by and between Callon Petroleum Company, a Delaware corporation (“Callon”), and Company, as amended by Amendment No. 1 to Agreement and Plan of Merger, effective as of August 19, 2019 (as so amended, the “Original Merger Agreement”), as proposed to be amended pursuant to Amendment No. 2 to the Agreement and Plan of Merger, to be dated as of November 13, 2019, by and between Callon and Company (the “Amendment” and, together with the Original Merger Agreement, the “Merger Agreement”). The Merger Agreement provides for, among other things, the merger of Company with and into Callon (the “Merger”) pursuant to which each outstanding share of the common stock, par value $0.01 per share, of Company (“Company Common Stock”) (other than treasury shares or shares owned by Callon or Company or their respective wholly owned subsidiaries) will be converted into the right to receive 1.75 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of Callon (“Callon Common Stock”). The terms and conditions of the Merger are set forth more fully in the Merger Agreement.

RBC Capital Markets, LLC (“RBCCM”), as part of our investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. In the ordinary course of business, RBCCM and/or certain of our affiliates may act as a market maker and broker in the publicly traded securities of Company, Callon and/or other entities involved in the Merger or their respective affiliates and receive customary compensation in connection therewith, and may also actively trade securities of Company, Callon and/or other entities involved in the Merger or their respective affiliates for our or our affiliates’ own account or for the account of customers and, accordingly, RBCCM and our affiliates may hold a long or short position in such securities. We are acting as financial advisor to Company in connection with the Merger and we will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, Company has agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for expenses incurred in connection with our services. As you are aware, RBCCM and certain of our affiliates in the past have

Annex C

provided, currently are providing, and in the future may provide, investment banking, commercial banking and financial advisory services to Company, Callon and certain of their respective affiliates unrelated to the Merger, for which services RBCCM and our affiliates have received and expect to receive customary compensation, including, since the beginning of RBCCM’s 2017 fiscal year (November 1, 2016), having acted or acting as (a) with respect to Company, as (i) a lender under certain credit facilities, (ii) financial advisor to Company in connection with the sale of certain assets in the DJ Basin in November 2017, (iii) co-manager in connection with follow-on offerings of Company Common Stock in June 2017 and August 2018, and (iv) joint bookrunner in connection with a senior unsecured Company notes offering in June 2017, and (b) with respect to Callon, as (i) a lender under certain credit facilities of Callon, (ii) co-manager in connection with follow-on offerings of Callon Common Stock in December 2016 and May 2018, and (iii) joint bookrunner in connection with senior Callon notes offerings in May 2017 and May 2018. In addition, in August 2019 RBCCM and certain of our affiliates were asked by Callon to participate in the combined post-Merger company’s new credit facility, a portion of which is expected to be drawn at the consummation of the Merger to fund certain Merger-related expenses.

For purposes of rendering our opinion, we have undertaken such review, inquiries and analyses as we deemed necessary or appropriate under the circumstances, including the following:

(i)	we reviewed the financial terms of the Original Merger Agreement;

(ii)	we reviewed the financial terms of a draft, dated November 13, 2019, of the Amendment;

(iii)

we reviewed certain publicly available financial and other information, and certain historical operating data, relating to Company made available to us from published sources and internal records of Company;

(iv)

we reviewed certain publicly available financial and other information, and certain historical operating data, relating to Callon made available to us from published sources and internal records of Callon;

(v)

we reviewed (a) financial projections and other estimates and data relating to Company, prepared by the management of Company (the “Standalone Company Projections”), as well as financial projections and other estimates and data relating to Callon, prepared by management of Callon, as adjusted by management of Company (the “Standalone Callon Projections” and, together with the Standalone Company Projections, the “Standalone Projections”), all of which included estimates regarding certain tax attributes expected to result from the utilization of net operating loss carryforwards of Company and Callon (collectively, “Tax Attributes”), as well as certain future crude oil and natural gas commodity price assumptions, (b) certain oil and gas reserve information regarding proved and unproved oil and gas reserves of Company, prepared by the management of Company (the “Company Reserve Information”), and certain oil and gas reserve information regarding proved and unproved oil and gas reserves of Callon, prepared by management of Callon, as adjusted by management of Company (the “Callon Reserve Information” and, together with the Company Reserve Information, the “Reserve Information”), which, in each case, included the discounting of categories of oil and gas reserve information by the management of Company, and (c) financial projections and other estimates and data, prepared by the management of Company relating to the combined post-Merger company (the “Post-Merger Projections” and, together with the Standalone Projections, the “Projections”), which included estimates of the potential cost savings anticipated by the managements of Company and Callon to be realized from the Merger by the combined post-Merger company, adjusted to reflect estimates of Tax

Attributes anticipated to be unavailable to the combined post-Merger company as a result of the Merger (collectively, the “Synergies”), as well as certain future crude oil and natural gas commodity price assumptions, all of which financial projections and other estimates and data and oil and gas reserve information we were directed to utilize for purposes of our analyses and opinion;

(vi)

we conducted discussions with members of the senior managements of (a) Company and Callon relating to the respective businesses, prospects and financial outlook of Company, Callon and the combined post-Merger company, and (b) Company relating to the combined post-Merger company, the Synergies, and certain future crude oil and natural gas commodity price assumptions, including certain such commodity price assumptions provided by management of Company, as well as New York Mercantile Exchange Strip pricing and Wall Street research analyst consensus pricing estimates for such commodities;

(vii)	we reviewed the reported prices and trading activity for Company Common Stock and Callon Common Stock;

(viii)

we compared certain financial metrics of Company and Callon with those of selected publicly traded companies in lines of businesses that we considered generally relevant in evaluating Company and Callon;

(ix)	we reviewed the potential pro forma financial impact of the Merger on Callon after taking into account potential Tax Attributes and Synergies; and

(x)	we considered other information and performed other studies and analyses as we deemed appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information that was reviewed by us, including all financial, legal, tax, accounting, operating and other information provided to, or discussed with us by, or on behalf of, Company or Callon (including, without limitation, financial statements and related notes), and upon the assurances of the respective managements and other representatives of Company and Callon that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. We have not assumed responsibility for independently verifying and have not independently verified such information. We also have assumed (a) at the direction of the management of Company and with your consent, that (i) each of the Standalone Projections, the Reserve Information and the Post-Merger Projections that we were directed to utilize in our analyses, including potential Tax Attributes and Synergies, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Company as to the future financial performance of each of Company, Callon and the combined post-Merger company, as applicable (subject, in the case of the Projections, to the varying underlying future crude oil and natural gas commodity price assumptions), and (ii) the future crude oil and natural gas commodity price assumptions referenced above are a reasonable basis upon which to evaluate Company, Callon and the combined post-Merger company, and (b) with your consent, that the financial results reflected therein, including the Synergies, will be realized in the amounts and at the times projected (subject, in the case of the Projections, to the varying underlying future crude oil and natural gas commodity price assumptions). We express no opinion as to any such financial projections, other estimates and data, and oil and gas reserve information, or the assumptions upon which they are based. We have relied upon the assessments of the management of Company as to future crude oil and natural gas drilling and production, market and cyclical trends and prospects relating to the crude oil and natural gas industry, regulatory matters with respect thereto and the potential impact thereof on each of Company, Callon and the combined post-Merger company and we have assumed that there will be no developments with respect to any of the foregoing that would be meaningful to our analyses or opinion. We have assumed that there will be no developments with respect to any of the foregoing that would have an adverse effect on Company, Callon or the Merger (or the contemplated Synergies) that would be meaningful in any respect to our analyses or opinion.

In connection with our opinion, we have not assumed any responsibility to perform, and we have not performed, an independent valuation or appraisal of any of the assets or liabilities (contingent, off-balance sheet, accrued, derivative or otherwise) of or relating to Company, Callon or any other entity and we have not been furnished with any such valuations or appraisals, other than the Reserve Information. We have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the property or facilities of Company, Callon or any other entity. We are not experts in the evaluation of oil and gas reserves, drilling or production levels and we express no view as to the reserve quantities, or the development or production (including, without limitation, as to the feasibility or timing), of any oil or gas reserves of Company, Callon, the combined post-Merger company or otherwise. We also express no view as to future crude oil, natural gas and related commodity prices utilized in our analyses, which prices are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion. We have not investigated, and make no assumption regarding, any litigation or other claims affecting Company, Callon or any other entity. We have not evaluated the solvency or fair value of Company, Callon or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed that the Merger will be consummated in all material respects in accordance with the terms of the Merger Agreement and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition will be imposed or occur, including any divestiture or other requirements, that would have a material adverse effect on Company, Callon or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed that the Merger will qualify for the intended tax treatment contemplated by the Merger Agreement. In addition, we have assumed that the final executed Amendment will not differ, in any respect meaningful to our analyses or opinion, from the draft that we reviewed.

Our opinion speaks only as of the date hereof, is based on conditions as they exist and information supplied or reviewed as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken any obligation to update, revise or reaffirm this opinion for events occurring after the date hereof. Our opinion, as set forth herein, relates to the relative values of Company and Callon. We are not expressing any opinion as to the actual value of Callon Common Stock when issued or distributed in the Merger or the price or range of prices at which Company Common Stock, Callon Common Stock or any other securities of Company or Callon may trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. As you are aware, the crude oil and natural gas commodity markets, and the industries in which Company and Callon operate, have experienced and continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on Company or Callon (or their respective businesses) or the Merger (including the contemplated benefits thereof).

The advice (written or oral) of RBCCM and our opinion expressed herein is provided for the benefit, information and assistance of the Board of Directors of Company (in its capacity as such) in connection with its evaluation of the Merger. We express no opinion and make no recommendation to any shareholder as to how such shareholder should vote or act with respect to the Merger or any proposal to be voted upon in connection with the Merger or otherwise.

Our opinion addresses the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein), without regard to individual circumstances of specific holders that may distinguish such holders or the securities of Company held by such holders. Our opinion does not in any way address any other terms, conditions, implications or other aspects of the Merger or the Merger Agreement, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Our opinion also does not address the underlying business decision of Company to engage in the Merger or the relative merits of the Merger compared to any alternative business strategy or transaction that may be available to Company or in which Company might engage. We do not express any opinion or view with respect to, and we have relied upon the assessments of Company and its representatives regarding, legal, regulatory, tax, accounting and similar matters, as to which we understand that Company has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we do not express any view on, and our opinion does not address, the fairness of the amount or nature of the compensation (if any) or other consideration to any officers, directors or employees of any party, or class of such persons, relative to the Exchange Ratio or otherwise.

The issuance of our opinion has been approved by RBCCM’s Fairness Opinion Committee.

Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

Very truly yours,

/s/ RBC Capital Markets, LLC

RBC CAPITAL MARKETS, LLC

Annex D

The Board of Directors	November 13, 2019
Carrizo Oil & Gas, Inc. 500 Dallas Street, Suite 2300
Houston, Texas 77002

Dear Members of the Board of Directors:

We understand that Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), and Callon Petroleum Company, a Delaware corporation (“Parent”), propose to enter into Amendment No. 2 (the “Second Amendment”) to that certain Agreement and Plan of Merger dated July 14, 2019 (the “Original Merger Agreement”), as amended by Amendment No. 1 dated August 19, 2019 (the “First Amendment”), pursuant to which the Company will combine with Parent (the “Transaction”). The Original Merger Agreement, together with the First Amendment and the draft of the Second Amendment dated November 13, 2019, is referred to herein as the “Agreement”. Pursuant to the Agreement, among other things, the Company will be merged with and into Parent and each outstanding share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), other than shares of Company Common Stock that are owned or held (i) in treasury by the Company or any of its wholly-owned subsidiaries and (ii) by Parent or any of its wholly-owned subsidiaries (excluding any such shares of Company Common Stock held on behalf of third parties) (collectively, the “Excluded Shares”), will be converted into the right to receive 1.750 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion, as of the date hereof, as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares).

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to each of the Company and Parent;

(iii)

Reviewed various financial forecasts and other data prepared by the Company relating to the business of the Company, relating to the business of Parent, and relating to the projected synergies and other benefits, including the amount and timing thereof, anticipated by management of the Company to be realized from the Transaction, and reviewed various financial forecasts and other data prepared by Parent relating to the business of Parent;

(iv)

Held discussions with members of the senior management of the Company with respect to the businesses and prospects of the Company and Parent and the projected synergies and other benefits anticipated by management of the Company to be realized from the Transaction and held discussions with members of the senior management of Parent with respect to the businesses and prospects of Parent;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the businesses of the Company and Parent;

(vi)	Reviewed historical stock prices and trading volumes of the Company Common Stock and Parent Common Stock;

(vii)

Reviewed the potential pro forma financial impact of the Transaction on Parent based on the financial forecasts referred to above prepared by management of the Company relating to the Company and Parent, including those related to the projected synergies anticipated by management of the Company to result from the Transaction; and

(viii)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

The Board of Directors

Carrizo Oil & Gas, Inc.

November 13, 2019

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Parent or concerning the solvency or fair value of the Company or Parent, and we have not been furnished with any such valuation or appraisal. Management of the Company has advised us that it believes that the financial forecasts most recently provided to us by the Company relating to the business of Company and Parent, best reflect the future financial performance of Company and Parent, respectively. Accordingly, for purposes of our analyses in connection with this opinion, at your direction, we have utilized such forecasts prepared by management of the Company relating to the business of Company and Parent. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by management of the Company to be realized from the Transaction, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company and Parent and such synergies and other benefits. In addition, we have assumed, with your consent, that such financial forecasts and projected synergies and other benefits will be realized in the amounts and at the times contemplated thereby. We assume no responsibility for and express no view as to any forecasts or the assumptions on which they are based. We note that, in the absence of precedent transactions believed by us to be sufficiently comparable for purposes of evaluating the valuation of the Company in connection with this opinion, we have not prepared a precedent transaction analysis.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Company Common Stock or Parent Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Transaction.

In rendering our opinion, we have assumed, with your consent, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. Representatives of the Company have advised us, and we have assumed, that the Second Amendment, when executed, will conform to the draft reviewed by us in all material respects and the Original Merger Agreement will not be further amended. We also have assumed, with your consent, that obtaining the necessary governmental, regulatory, or third party approvals and consents for the Transaction will not have an adverse effect on the Company, Parent or the Transaction that is material in any respect to our analysis in connection with this opinion. We further have assumed, with your consent, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory, oil and gas reserves or accounting matters, as to which we understand the Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction (including any governance-related matters). With your consent and instruction, our analysis does not take into account any exercise of the warrants for shares of Company Common Stock and any cash payment in the Transaction for fractional shares of Parent Common Stock. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Exchange Ratio or otherwise.

The Board of Directors

Carrizo Oil & Gas, Inc.

November 13, 2019

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Company in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon consummation of the Transaction. We have provided certain investment banking services to the Company, for which we have received compensation, including, during the past two years, advising the Company with respect to certain shareholder activism matters. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company (in its capacity as such) and our opinion is rendered to the Board of Directors of the Company in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than holders of Excluded Shares).

Very truly yours,

LAZARD FRERES & CO. LLC

By:	/s/ Kevin Bonebrake
Kevin Bonebrake
Managing Director

Annex E

CALLON PETROLEUM COMPANY

SPECIAL MEETING OF SHAREHOLDERS

[*], 2019 AT [*] CENTRAL TIME

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALLON PETROLEUM COMPANY

The undersigned hereby appoints Joseph C. Gatto, Jr., James P. Ulm, II, and Michol L. Ecklund, or any of them, as proxies with full power of substitution and re-substitution, to represent and vote all shares of common stock of Callon Petroleum Company that the undersigned would be entitled to vote, if personally present, at the special meeting of shareholders thereof to be held at [*] on [*] on [*], 2019, at [*] Central Time or at any adjournment or postponement thereof (the “Special Meeting”), as follows:

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “FOR” PROPOSAL 4 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING. The undersigned shareholder further hereby ratifies all that the said proxies may do by virtue hereof.

The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the Special Meeting and acknowledges receipt of the Notice of Special Meeting of Shareholders to be held on [*], 2019, and Joint Proxy Statement/Prospectus dated [*], 2019.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in favor.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD [*], 2019.

THE JOINT PROXY STATEMENT/PROSPECTUS IS AVAILABLE AT:

HTTP://WWW.VIEWPROXY.COM/CALLON/2019SM

E-1

Please mark votes as in this example ☒

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 3 AND 5.

1.	Approve and adopt the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended from time to time, the “merger agreement”), with Carrizo Oil & Gas, Inc. (“Carrizo”).

☐ FOR ☐ AGAINST ☐ ABSTAIN

2.	Approve the issuance of shares of Callon common stock to shareholders of Carrizo in connection with the merger contemplated by the merger agreement (the “merger”).

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Approve and adopt an amendment to Callon’s certificate of incorporation to increase Callon’s authorized shares of common stock to 525 million shares.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	Omitted.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐	CONTROL NUMBER

5.	Approve any motion to adjourn the Callon special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve Proposals 1, 2 and 3.

☐ FOR ☐ AGAINST ☐ ABSTAIN

Other Matters

In their discretion, the proxies are authorized to vote upon such other business properly brought before the meeting or any adjournment or postponement thereof.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING:  ☐

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date:

Signature

Signature (if held jointly)

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.▲

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone.

If you vote by phone, fax or Internet, please DO NOT mail your proxy card.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:

Go to www.AALVote.com/CPE	Call 1 (866) 804-9616

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

E-2

Annex F

CARRIZO OIL & GAS, INC.

EVEN IF YOU HAVE ALREADY VOTED ON THE PROXY CARD PREVIOUSLY PROVIDED TO YOU, YOU WILL NEED TO VOTE AGAIN USING THIS NEW CARRIZO PROXY CARD IN ORDER FOR YOUR VOTE TO BE COUNTED.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 p.m., Eastern Time the day before the special meeting date.

VOTE BY INTERNET – WWW.CESVOTE.COM

Use the Internet to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the special meeting date. Have your proxy card in hand when you access the website and follow the instructions.

OR

VOTE BY TELEPHONE – 1-888-693-8683

If you are a holder of record, you may use a touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the special meeting date. Have your proxy card in hand when you call and follow the instructions.

OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: Carrizo Oil & Gas, Inc., c/o Corporate Election Services, P.O. Box 3230, Pittsburgh, PA 15230.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CONTROL NUMBER g

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting Convened and Adjourned on November 14, 2019 and to be Reconvened on December 20, 2019:

The Notice of Special Meeting, Joint Proxy Statement/Prospectus and Supplement to the Joint Proxy Statement/Prospectus are available at www.ViewOurMaterial.com/CRZO

If submitting a proxy by mail, please sign and date

i       the card below and fold and detach card at perforation before mailing.       i

Proposals – The Board of Directors recommends a vote FOR Proposals 1, 2 and 3.					NEW CARRIZO PROXY CARD

1.  Approve the Agreement and Plan of Merger, dated as of July 14, 2019 (as amended by Amendment No. 1 thereto, dated as of August 19, 2019, and Amendment No. 2 thereto, dated as of November 13, 2019, as it may be further amended from time to time, the “merger agreement”), by and between Callon Petroleum Company and Carrizo Oil & Gas, Inc.

2.  Approve, on a non-binding advisory basis, the compensation that may be paid or become payable to Carrizo’s named executive officers that is based on or otherwise relates to the merger contemplated by the merger agreement.

❑ FOR	❑ AGAINST	❑ ABSTAIN	❑ FOR	❑ AGAINST	❑ ABSTAIN

3.  Approve any motion to adjourn the Carrizo special meeting, if necessary to solicit additional proxies if there are not sufficient votes of holders of Carrizo’s common stock to approve Proposal 1 at the time of the Carrizo special meeting.

			❑ FOR	❑ AGAINST	❑ ABSTAIN

Note: Such other business as may properly come before the meeting and any postponement or adjournment thereof.

			Signature		Date

			Signature (Joint Owner)		Date

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

F-1

EVEN IF YOU HAVE ALREADY VOTED ON THE PROXY CARD PREVIOUSLY PROVIDED TO YOU, YOU WILL NEED TO VOTE AGAIN USING THIS NEW CARRIZO PROXY CARD IN ORDER FOR YOUR VOTE TO BE COUNTED.

If you have questions or require any assistance,

please contact the Company’s proxy solicitor listed below:

1407 Broadway, 27th Floor

New York, NY 10018

(800) 322-2885

Carrizo@mackenziepartners.com

TO SUBMIT A PROXY BY MAIL, DETACH ALONG THE PERFORATION,

i    MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION PROMPTLY USING THE ENCLOSED ENVELOPE.    i

CARRIZO OIL & GAS, INC.	NEW CARRIZO PROXY CARD

Special Meeting of Shareholders – Convened and Adjourned on November 14, 2019

and to be Reconvened on December 20, 2019

Proxy Solicited by the Board of Directors for Special Meeting

The shareholder(s) hereby appoints(s) Gerald A. Morton, Michael Kennington and David L. Pitts, and each of them, with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of CARRIZO OIL & GAS, INC. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 a.m., Central Time, on December 20, 2019 at Two Allen Center, The Forum, 1200 Smith Street, 12th Floor, Houston, Texas 77002 and any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed or, if no direction is given, will be voted FOR Proposals 1, 2 and 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

The shareholder(s) hereby revoke(s) all proxies previously given by the shareholder(s) to vote at the Special Meeting of Shareholders or any postponement or adjournment thereof and hereby acknowledge(s) receipt of the Notice of Special Meeting of Shareholders and the Supplement to the Joint Proxy Statement/Prospectus furnished herewith.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE BY THE INTERNET OR BY TELEPHONE.

(Continued and to be signed on the reverse side)

F-2